Exhibit 99.T3E.1

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE WESTERN DISTRICT OF TEXAS

SAN ANTONIO DIVISION

In re:	)
	)	Case No. 09-50455 (RBK)
SPECTRUM JUNGLE LABS CORPORATION,	)	Chapter 11
et al.,	)
Debtors.	)	Jointly Administered
)

DISCLOSURE STATEMENT WITH RESPECT TO

JOINT PLAN OF REORGANIZATION OF

SPECTRUM JUNGLE LABS CORPORATION, ET AL., DEBTORS

William B. Kingman (Texas Bar No. 11476200)

LAW OFFICES OF WILLIAM B. KINGMAN, P.C.

4040 Broadway, Suite 450

San Antonio, Texas 78209

Telephone: 210-829-1199

Email: bkingman@kingmanlaw.com

Harry A. Perrin (Texas Bar No. 15796800)

VINSON & ELKINS LLP

First City Tower, 1001 Fannin Street, Suite 2500

Houston, Texas 77002

Telephone: 713-758-2222; Fax: 713-615-5016

Email: hperrin@velaw.com

D. J. Baker (Texas Bar No. 01566500)

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Four Times Square

New York, New York 10036-6522

Telephone: 212-735-3000; Fax: 212-735-2000

Email: dj.baker@skadden.com

Counsel for Debtors and Debtors in Possession

Dated: April 28, 2009

DISCLAIMER

THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS PROVIDED FOR PURPOSES OF SOLICITING VOTES ON THE JOINT PLAN OF REORGANIZATION OF SPECTRUM JUNGLE LABS CORPORATION, ET AL., DEBTORS (THE “PLAN”). THE INFORMATION MAY NOT BE RELIED UPON FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT, REGARDING THE PLAN OR THE SOLICITATION OF VOTES ON THE PLAN.

THE ONLY CREDITORS WHOSE VOTES ARE BEING SOLICITED ARE HOLDERS OF NOTEHOLDER CLAIMS AND, PROVISIONALLY, HOLDERS OF TERM FACILITY CLAIMS. ALL SUCH HOLDERS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN, THE EXHIBITS ANNEXED TO THE PLAN, AND THE PLAN SUPPLEMENT DOCUMENTS ONCE FILED. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE HEREOF, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT WILL BE CORRECT AT ANY TIME AFTER THE DATE HEREOF.

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAW. THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OR CLAIMS OF SPECTRUM BRANDS, INC., OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS IN POSSESSION IN THESE CASES SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.

AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS PURSUANT TO RULE 408 OF THE FEDERAL RULES OF EVIDENCE. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST OR EQUITY INTERESTS IN SPECTRUM BRANDS, INC., OR ANY OF THE AFFILIATED DEBTORS AND DEBTORS IN POSSESSION IN THESE CASES.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, EACH HOLDER OF A CLAIM OR INTEREST IS HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY ANY HOLDER FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON A HOLDER UNDER THE TAX CODE; (B) SUCH DISCUSSION IS INCLUDED HEREBY BY THE DEBTORS IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE DEBTORS OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) EACH HOLDER SHOULD SEEK ADVICE BASED ON ITS PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

i

	E.	Post-Petition and Post-Confirmation Funding	30

	F.	Plan Process	31

VI.	SUMMARY OF THE PLAN OF REORGANIZATION		31

	A.	Overall Structure of the Plan	32

	B.	Reorganized Capital Structure Created by Plan	32

	C.	Classification and Treatment of Claims and Interests	33

	D.	Allowed Claims, Distribution Rights and Objections to Claims	40

	E.	Disposition of Contracts and Leases	44

	F.	Revesting of Assets; Release of Liens	46

	G.	Restructuring Transactions	46

	H.	Authorization and Issuance of the New Securities	46

	I.	Post-Consummation Corporate Structure, Management and Operation	48

	J.	Releases, Discharge, Injunctions, Exculpation and Indemnification	50

	K.	Preservation of Rights of Action; Resulting Claim Treatment	54

	L.	Retention of Jurisdiction	55

	M.	Amendment, Alteration and Revocation of Plan	57

	N.	Plan Implementing Documents	57

	O.	Confirmation and/or Consummation	58

VII.	CERTAIN RISK FACTORS TO BE CONSIDERED		60

	A.	General Considerations	60

	B.	Certain Bankruptcy Considerations	60

	C.	Claims Estimations	62

	D.	Conditions Precedent to Consummation; Timing	62

	E.	Inherent Uncertainty of Financial Projections	62

	F.	Certain Risk Factors Relating to New Common Stock to be Issued Under the Plan	63

	G.	Certain Risk Factors Relating to New Notes to be Issued Under the Plan	64

	H.	Operational Risk Factors	65

	I.	Competition	65

	J.	Environmental and Other Regulations	66

	K.	Leverage	66

	L.	Litigation	67

	M.	Adverse Publicity	67

	N.	Certain Tax Considerations	67

VIII.	APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS		67

	A.	Offer and Sale of New Securities: Bankruptcy Code Exemption	68

	B.	Subsequent Transfers of New Securities	68

IX.	CERTAIN U.S. FEDERAL TAX CONSEQUENCES OF THE PLAN		69

	A.	U.S. Federal Income Tax Consequences to the Debtors	70

	B.	United States Federal Income Tax Consequences to Holders of Spectrum Notes	72

	C.	Ownership and Disposition of New Notes	74

	D.	Information Reporting and Backup Withholding	76

	E.	Importance of Obtaining Professional Tax Assistance	76

X.	FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS		77

	A.	Feasibility of the Plan	77

	B.	Acceptance of the Plan	78

	C.	Best Interests Test	79

	D.	Liquidation Analysis	79

	E.	Valuation of the Reorganized Debtors	80

	F.	Application of the “Best Interests” of Creditors Test to the Liquidation Analysis and the Valuation	80

	G.	Confirmation Without Acceptance of All Impaired Classes: The “Cramdown” Alternative	80

XI.	ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		81

	A.	Alternative Plan(s) of Reorganization	81

	B.	Liquidation under Chapter 7 or Chapter 11	81

XII.	THE SOLICITATION; VOTING PROCEDURES		82

	A.	Parties in Interest Entitled to Vote	82

	B.	Classes Entitled to Vote to Accept or Reject the Plan	82

	C.	Solicitation Order	82

	D.	Waivers of Defects, Irregularities, Etc.	82

	E.	Withdrawal of Ballots; Revocation	83

	F.	Special Instructions for Holders of Noteholder Claims	83

	G.	Further Information; Additional Copies	85

RECOMMENDATION AND CONCLUSION			86

TABLE OF APPENDICES

Appendix A	Joint Plan of Reorganization of Spectrum Jungle Labs Corporation, et al., Debtors

Appendix B	Pro Forma Financial Projections

Appendix C	Liquidation Analysis

Appendix D	Valuation Analysis

Appendix E	Corporate Structure Chart

Appendix F	Solicitation Order

v

DISCLOSURE STATEMENT WITH RESPECT TO

JOINT PLAN OF REORGANIZATION OF

SPECTRUM JUNGLE LABS CORPORATION ET AL., DEBTORS

I. INTRODUCTION

On February 3, 2009 (the “Petition Date”), the debtors and debtors in possession listed below (the “Debtors”) commenced cases under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) by filing petitions for relief under the Bankruptcy Code in the United States Bankruptcy Court for the Western District of Texas (the “Bankruptcy Court”). Their cases are being jointly administered in the above-referenced case (the “Chapter 11 Case”). The Debtors include the following related companies:

Spectrum Jungle Labs Corporation

Spectrum Brands, Inc.

ROVCAL, Inc.

ROV Holding, Inc.

Tetra Holding (US), Inc.

United Industries Corporation

Schultz Company

Spectrum Neptune US Holdco Corporation

United Pet Group, Inc.

DB Online, LLC

Aquaria, Inc.

Perfecto Manufacturing, Inc.

Aquarium Systems, Inc.

Southern California Foam, Inc.

On the Petition Date, the Debtors filed the Plan, which sets forth the manner in which Claims against and Interests in the Debtors will be treated upon, or following the Debtors’ emergence from Chapter 11. The Company is engaged in a financial restructuring (the “Restructuring”) designed to reduce its outstanding indebtedness, strengthen its balance sheet and improve its liquidity, thereby enabling it to successfully reorganize and continue operations.

This Disclosure Statement sets forth certain information regarding the Debtors’ pre-petition operating and financial history, their reasons for seeking protection and reorganization under Chapter 11, significant events that have occurred during the Chapter 11 Case and the anticipated organization, operations, and financing of the Debtors upon their successful emergence from Chapter 11. This Disclosure Statement also describes certain terms and provisions of the Plan, certain effects of confirmation of the Plan, certain risk factors associated with the Plan and the securities to be issued under the Plan, and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.

Pursuant to the provisions of the Bankruptcy Code, only classes of claims or interests that are (i) “impaired” by a plan of reorganization and (ii) entitled to receive a distribution under such plan are entitled to vote on the plan. In the Debtors’ cases, except as stated below with respect to Term Facility Claims in Class 2, only Noteholder Claims in Class 7 are impaired by and entitled to receive a distribution under the Plan, and only the holders of Claims in that Class are entitled to vote to accept or reject the Plan. Claims and Interests in Classes 1, 2, 3, 4, 5, and 6 are unimpaired by the Plan, and the holders of such Claims and Interests are conclusively presumed to have accepted the Plan. However, holders of Term Facility Claims in Class 2 have asserted that they are impaired and entitled to vote. The Bankruptcy Court has determined this to be an issue that will be resolved at the Confirmation Hearing, but has ordered that pending such determination the holders of Term Facility Claims in Class 2 should be permitted to vote a provisional ballot. The holders of Claims and Interests in Classes 8 and 9, which receive nothing under the Plan, are deemed to have rejected the Plan, and such holders are not entitled to vote.

A COPY OF THE PLAN IS ATTACHED AS APPENDIX A TO THIS DISCLOSURE STATEMENT. ALL CAPITALIZED TERMS USED IN THIS DISCLOSURE STATEMENT BUT NOT OTHERWISE DEFINED HEREIN HAVE THE MEANINGS ASCRIBED TO SUCH TERMS IN ARTICLE I OF THE PLAN. REFERENCES TO A SPECIFIC

ARTICLE, SECTION, OR SUBSECTION OF ANY STATUTE, RULE, OR REGULATION EXPRESSLY REFERENCED HEREIN SHALL, UNLESS OTHERWISE SPECIFIED, INCLUDE ANY AMENDMENTS TO OR SUCCESSOR PROVISIONS OF SUCH ARTICLE, SECTION, OR SUBSECTION. FOR A DESCRIPTION OF THE PLAN AND VARIOUS RISKS AND OTHER FACTORS PERTAINING TO THE PLAN, PLEASE SEE ARTICLE VI OF THIS DISCLOSURE STATEMENT, ENTITLED “SUMMARY OF THE PLAN OF REORGANIZATION,” AND ARTICLE VII OF THIS DISCLOSURE STATEMENT, ENTITLED “CERTAIN RISK FACTORS TO BE CONSIDERED.”

THIS DISCLOSURE STATEMENT CONTAINS SUMMARIES OF CERTAIN PROVISIONS OF THE PLAN, CERTAIN STATUTORY PROVISIONS, CERTAIN DOCUMENTS RELATING TO THE PLAN, CERTAIN EVENTS EXPECTED TO OCCUR IN THE CHAPTER 11 CASE, AND CERTAIN FINANCIAL INFORMATION. ALTHOUGH THE DEBTORS BELIEVE THAT ALL SUCH SUMMARIES ARE FAIR AND ACCURATE AS OF THE DATE HEREOF, SUCH SUMMARIES ARE QUALIFIED TO THE EXTENT THAT THEY DO NOT SET FORTH THE ENTIRE TEXT OF UNDERLYING DOCUMENTS AND TO THE EXTENT THAT THEY MAY CHANGE AS PERMITTED BY THE PLAN AND APPLICABLE LAW. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT, EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT WARRANT OR REPRESENT THAT THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT, INCLUDING THE FINANCIAL INFORMATION, IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

NOTHING CONTAINED IN THIS DISCLOSURE STATEMENT SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, SHALL BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING INVOLVING THE DEBTORS OR ANY OTHER PARTY, OR SHALL BE DEEMED CONCLUSIVE ADVICE ON THE BUSINESS, FINANCIAL, TAX OR OTHER LEGAL EFFECTS OF THE REORGANIZATION AS TO HOLDERS OF ALLOWED CLAIMS OR INTERESTS. YOU SHOULD CONSULT YOUR PERSONAL LEGAL, BUSINESS, FINANCIAL AND TAX ADVISOR WITH RESPECT TO ANY QUESTIONS OR CONCERNS REGARDING LEGAL, TAX, FINANCIAL, BUSINESS OR OTHER CONSEQUENCES OF THE PLAN.

THE DISCLOSURE STATEMENT CONTAINS PROJECTED FINANCIAL INFORMATION REGARDING THE REORGANIZED DEBTORS AND CERTAIN OTHER FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 (THE “EXCHANGE ACT”), ALL OF WHICH ARE BASED ON VARIOUS FACTORS AND ARE DERIVED USING NUMEROUS ASSUMPTIONS. SUCH FORWARD LOOKING FINANCIAL INFORMATION AND STATEMENTS ARE SUBJECT TO KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THE STATEMENTS. SEE ARTICLE VII — “CERTAIN RISK FACTORS TO BE CONSIDERED.” WHEN USED IN THE DISCLOSURE STATEMENT, THE WORDS “ANTICIPATE,” “BELIEVE,” “ESTIMATE,” “WILL,” “MAY,” “SHOULD,” “PLANS,” “POTENTIAL,” “CONTINUE,” “INTEND” AND “EXPECT” AND SIMILAR EXPRESSIONS GENERALLY IDENTIFY FORWARD-LOOKING STATEMENTS. ALTHOUGH THE DEBTORS BELIEVE THAT THEIR PLANS, INTENTIONS, AND EXPECTATIONS REFLECTED IN THE FORWARD-LOOKING FINANCIAL INFORMATION AND STATEMENTS ARE REASONABLE, THEY REFLECT ONLY THE DEBTORS’ CURRENT EXPECTATIONS AND THE DEBTORS CANNOT BE SURE THAT THEY WILL BE ACHIEVED. FORWARD-LOOKING STATEMENTS IN THE DISCLOSURE STATEMENT INCLUDE THOSE RELATING TO THE PAYMENTS ON THE DEBTORS’ CURRENT AND FUTURE DEBT INSTRUMENTS. THESE FACTORS ARE NOT INTENDED TO REPRESENT A COMPLETE LIST OF THE GENERAL OR SPECIFIC FACTORS THAT MAY AFFECT THE DEBTORS OR THE REORGANIZED DEBTORS. IT SHOULD BE RECOGNIZED THAT OTHER FACTORS, INCLUDING GENERAL ECONOMIC FACTORS AND BUSINESS STRATEGIES, MAY BE SIGNIFICANT, PRESENTLY OR IN THE FUTURE, AND THE FACTORS SET FORTH IN THE DISCLOSURE STATEMENT MAY AFFECT THE DEBTORS TO A GREATER EXTENT THAN INDICATED. ALL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE DEBTORS OR PERSONS ACTING ON THEIR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS SET FORTH IN THE DISCLOSURE STATEMENT. EXCEPT AS REQUIRED BY LAW, THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE. FORWARD-LOOKING STATEMENTS ARE PROVIDED IN THE DISCLOSURE STATEMENT PURSUANT TO THE SAFE HARBOR ESTABLISHED UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF

1995 AND, TO THE EXTENT APPLICABLE, SECTION 1125(e) OF THE BANKRUPTCY CODE AND SHOULD BE EVALUATED IN THE CONTEXT OF THE ESTIMATES, ASSUMPTIONS, UNCERTAINTIES, AND RISKS DESCRIBED HEREIN.

THE DEBTORS BELIEVE THAT THE PLAN WILL ENABLE THE DEBTORS TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTORS AND ALL OF THEIR STAKEHOLDERS. THE DEBTORS URGE THE HOLDERS OF NOTEHOLDER CLAIMS IN CLASS 7 TO VOTE TO ACCEPT THE PLAN. THE DEBTORS ENCOURAGE THE HOLDERS OF TERM FACILITY CLAIMS IN CLASS 2 TO DO THE SAME.

THE PLAN IS OPPOSED ON SEPARATE GROUNDS BY THE AGENT ON BEHALF OF THE HOLDERS OF THE TERM FACILITY CLAIMS (THE AGENT AND THE HOLDERS COLLECTIVELY, THE “TERM LENDERS”) AND BY THE OFFICIAL COMMITTEE OF EQUITY SECURITY HOLDERS (THE “EQUITY COMMITTEE”). THEIR POSITIONS ARE SUMMARIZED AS FOLLOWS:

TERM LENDERS: THE TERM LENDERS HAVE ALLEGED THAT THE PLAN DOES NOT LEAVE THEIR RIGHTS UNIMPAIRED AND DOES NOT REINSTATE THE TERM FACILITY CLAIMS WITHOUT ALTERATION. THEY ALLEGE THAT THE PLAN CREATES INCURABLE NON-MONETARY EVENTS OF DEFAULT UNDER THE TERM FACILITY LOAN DOCUMENTS, WHICH PREVENT REINSTATEMENT UNDER SECTION 1124 OF THE BANKRUPTCY CODE. THE ALLEGED NON-MONETARY DEFAULTS INCLUDE THE FOLLOWING: (I) CONFIRMATION OF THE PLAN WILL RESULT IN A CHANGE OF CONTROL BECAUSE THE NEGOTIATING NOTEHOLDERS CONSTITUTE A “GROUP” UNDER THE “CHANGE OF CONTROL” DEFINITION IN THE TERM FACILITY LOAN DOCUMENTS; (II) THE CONTEMPLATED DISTRIBUTIONS OF NEW COMMON STOCK TO THE NOTEHOLDERS ARE NOT PERMITTED UNDER THE TERM FACILITY LOAN DOCUMENTS; AND (III) THE PLAN FAILS TO PROVIDE FOR PAYMENT OF POST-PETITION DEFAULT INTEREST TO THE TERM LENDERS. THE TERM LENDERS ALSO ARGUE THAT THE PLAN IS NOT FEASIBLE UNDER SECTION 1129(A)(11) OF THE BANKRUPTCY CODE. THEY ALLEGE THAT (I) THE DEBTORS WILL LACK SUFFICIENT CASH TO EXIT BANKRUPTCY AT CONFIRMATION; (II) THE DEBTORS DO NOT HAVE A COMMITMENT FOR A NEW REVOLVING CREDIT FACILITY NECESSARY FOR THE DEBTORS TO EXIT BANKRUPTCY; AND (III) THE DEBTORS WILL NOT BE ABLE TO MAINTAIN COVENANT COMPLIANCE UNDER THE TERM FACILITY LOAN DOCUMENTS IN FUTURE TEST PERIODS BECAUSE THE DEBTORS WILL BREACH THE SENIOR SECURED LEVERAGE RATIO TEST CONTAINED THEREIN SHORTLY AFTER CONFIRMATION OF THE PLAN.

THE DEBTORS STRONGLY DISAGREE WITH THE ARGUMENTS OF THE TERM LENDERS. THEY ARE PREPARED TO PROVE AT THE CONFIRMATION HEARING THAT THE TERM FACILITY CLAIMS ARE UNIMPAIRED AND CAN BE REINSTATED AND THAT ANY AND ALL DEFAULTS THAT MUST BE CURED AS A CONDITION TO REINSTATEMENT WILL BE CURED. THE DEBTORS WILL ALSO PROVE THAT THE PLAN IS FEASIBLE. WITH RESPECT TO THE IMPAIRMENT ISSUE, THE BANKRUPTCY COURT HAS ALLOWED THE TERM LENDERS TO VOTE PROVISIONALLY ON THE PLAN, PENDING A RULING ON THE ISSUE AT THE CONFIRMATION HEARING.

EQUITY COMMITTEE: THE EQUITY COMMITTEE BELIEVES THAT THE PLAN SUBSTANTIALLY UNDERVALUES THE DEBTORS AND, IF THE DEBTORS WERE PROPERLY VALUED, THERE WOULD BE SUBSTANTIAL VALUE FOR EXISTING STOCKHOLDERS. IN THE EVENT THAT THE EQUITY COMMITTEE SUCCESSFULLY OPPOSES CONFIRMATION OF THE PLAN, THE DEBTORS MAY BE REQUIRED TO DO ONE OR MORE OF THE FOLLOWING: (I) PROPOSE A NEW PLAN, (II) AMEND THE PRESENT PLAN, (III) SCHEDULE A NEW HEARING TO APPROVE A NEW OR AMENDED DISCLOSURE STATEMENT, AND (IV) RE-SOLICIT VOTES ON THE NEW OR AMENDED PLAN.

THE DEBTORS STRONGLY DISAGREE WITH THE EQUITY COMMITTEE’S VIEWS ON VALUATION AND BELIEVE THAT SHAREHOLDERS ARE NOT ENTITLED TO ANY DISTRIBUTION UNDER THE PLAN. THE DEBTORS ARE PREPARED TO PROVIDE EVIDENCE SUPPORTING THE VALUATION INCLUDED IN THIS DISCLOSURE STATEMENT AT THE CONFIRMATION HEARING.

THE DEBTORS BELIEVE THAT THE PLAN SATISFIES THE REQUIREMENTS OF SECTION 1129 OF THE BANKRUPTCY CODE AND WILL BE CONFIRMED NOTWITHSTANDING THE OBJECTIONS DESCRIBED ABOVE.

II. OVERVIEW OF THE PLAN

The following is a brief overview of the material provisions of the Plan and is qualified in its entirety by reference to the full text of the Plan. For a more detailed description of the terms and provisions of the Plan, see Article VI of this Disclosure Statement, entitled “Summary of the Plan of Reorganization.”

The Plan proposes, and its terms embody, a “pre-negotiated” debt refinancing of the Debtors’ publicly-traded notes, negotiated with and supported by parties in the aggregate holding approximately 70% of such notes. Such parties include Harbinger Capital Partners Master Fund I, LTD. and Harbinger Capital Partners Special Situations Fund, L.P., Avenue International Master L.P., Avenue Investments, L.P., Avenue Special Situations Fund V, L.P., Avenue Special Situations Fund IV, L.P., and Avenue-CDP Global Opportunities Fund, L.P., and D. E. Shaw Laminar Portfolios, L.L.C., and their support is evidenced by a Restructuring Support Agreement, which was separately filed in the Chapter 11 Case on the Petition Date. The existing public equity will be cancelled. New equity and new notes will be created for issuance to the noteholders as a refinancing of the public notes. All other creditors will be unimpaired, except for certain subordinated creditors, if any.

The Plan designates seven Classes of Claims and two Classes of Interests. These Classes take into account the differing nature and priority under the Bankruptcy Code of the various Claims and Interests.

The Debtors believe that the Plan provides the best means currently available to restructure their balance sheet and emerge successfully from Chapter 11.

A.	General Structure of the Plan

Under the Plan, Claims are treated generally in accordance with the priorities established under the Bankruptcy Code, except that holders of Noteholder Claims will each receive Pro Rata shares of New Common Stock and New Notes on account of each holder’s Allowed Noteholder Claim. With the exception of Subordinated Claims, all other Claims will be paid in full or will be reinstated. Subsidiary Interests will remain in place, but Spectrum Interests will be cancelled.

The following is an overview of certain material terms of the Plan:

•

The Debtors will be reorganized pursuant to the Plan and will continue in operation, achieving the objectives of Chapter 11 for the benefit of their creditors, stakeholders, customers, suppliers, and employees.

•	The DIP Facility Claims will be paid in full pursuant to the terms of the DIP Facility. The Equity Fee will be satisfied by the issuance of certain shares of New Common Stock.

•	Administrative Claims, Priority Tax Claims, and Other Priority Claims will be paid in full as required by the Bankruptcy Code, unless otherwise agreed by the holders of such claims.

•	Term Facility Claims will be Reinstated on their original terms and Other Secured Claims will either be Reinstated or paid in full.

•	The General Unsecured Claims will be paid in full when due after approval and consummation of the Plan, unless otherwise agreed by the holders of such claims.

•	The Noteholder Claims will receive Pro Rata shares of the New Common Stock and New Notes and the Existing Spectrum Notes will be cancelled.

•	Spectrum will retain its equity interests in the Subsidiary Debtors for the benefit of the holders of the New Common Stock.

•	Subordinated Claims will not receive any distributions.

•	Spectrum Interests will be cancelled.

•

The Reorganized Debtors will obtain an exit facility to satisfy the DIP Facility Claims and to provide a portion of the funds necessary to make payments required to be made on the Effective Date, as well as funds for working capital and other general corporate purposes of the Reorganized Debtors following their emergence.

B.	Summary of Treatment of Claims and Interests under the Plan

The table below summarizes the classification and treatment of Claims and Interests under the Plan. Estimated Claim amounts assume a calculation date of July 15, 2009, except for Noteholder Claims, which were fixed as of February 3, 2009. For Noteholder Claims, estimated percentage recoveries have been calculated based upon a number of assumptions, including the estimated amount of Allowed Claims and the value ascribed to the New Common Stock to be issued to them under the Plan.

For certain Classes of Claims, the actual amounts of Allowed Claims could materially exceed or could be materially less than the estimated amounts shown in the table that follows. Estimated Claim amounts for each Class set forth below are based upon the Debtors’ review of their books and records and, where applicable, reflects (by not including) amounts paid post-petition by authority of the Bankruptcy Court.

Perella Weinberg Partners LP (“Perella Weinberg”), the Debtors’ financial advisor, has determined the estimated range of reorganization value of the Reorganized Debtors, excluding cash on hand, to be approximately $2.2 billion to $2.4 billion (with a mid-point estimate of approximately $2.3 billion) as of an assumed Effective Date of July 15, 2009.

The foregoing estimate of the reorganization value of the Reorganized Debtors is based on a number of assumptions, including a successful reorganization of the Debtors’ business and finances in a timely manner, the implementation of the Reorganized Debtors’ Business Plan (the “Business Plan”), the achievement of the forecasts reflected in the Business Plan, access to adequate exit financing, continuity of a qualified management team, market conditions through the period covered by the projections, and the Plan becoming effective in accordance with the estimates and other assumptions discussed below. The valuation is supported by the analysis (the “Valuation Analysis”) attached hereto as Appendix D and will be further supported by the Debtors’ presentation at the Confirmation Hearing.

The valuation assumptions are not a prediction or reflection of post-Confirmation trading prices of the New Common Stock. The trading price of such securities will depend upon a number of factors, including, but not limited to, those discussed in Article VII below. The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.

Class Description	Summary of Treatment under Plan

Administrative Claims

Estimated Allowed Claims (anticipated accrued Claims; exclusive of ordinary course operational expenses and fees and costs in connection with obtaining the Exit Facility):

Approximately $38,000,000

An Administrative Claim is a Claim for payment of an administrative expense of a kind specified in Sections 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(2) of the Bankruptcy Code, including, but not limited to, (i) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors, including, without limitation, wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, (ii) Professional Fee Claims, (iii) Substantial Contribution Claims, (iv) all fees and charges assessed against the Estates under Section 1930 of Title 28 of the United States Code, and (v) Cure payments for contracts and leases that are assumed under Section 365 of the Bankruptcy Code.

Under the Plan, the holder of an Allowed Administrative Claim will receive either (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such different treatment as to which such holder and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, will have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Case will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

Administrative Claims are not classified and are treated as required by the Bankruptcy Code. The holders of such Claims are not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

DIP Facility Claims Estimated Claims: Approximately $182,000,000

DIP Facility Claims are the Claims existing under the postpetition debtor in possession credit facilities provided under the (i) Existing Credit Agreement as amended by the Ratification and Amendment Agreement dated February 5, 2009 among Spectrum as Borrower, the Subsidiary Debtors as Guarantors, Wachovia Bank, National Association as Administrative and Collateral Agent, and the other parties thereto, as amended, supplemented, or otherwise modified from time to time; and (ii) related loan and security documents, as amended, supplemented, or otherwise modified from time to time. DIP Facility Claims include Secured Hedge Claims held by any DIP Facility Lender.

In addition, DIP Facility Claims include Claims for the Equity Fee. The “Equity Fee” is the fee payable in New Common Stock to Supplemental DIP Facility Participants in accordance with the DIP Facility.

Under the Plan, the holders of the DIP Facility Claims will receive either (i) such treatment as required under the DIP Facility, including, without limitation, the issuance of shares of New Common Stock on account of the Equity Fee; or (ii) such different treatment as to which such holders and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, will have agreed upon in writing; provided, however, that in respect of any letters of credit issued and undrawn under the DIP Facility, unless the issuing bank is a lender under the Exit Facility and permits such letters of credit to be rolled over and treated as letters of credit issued under the Exit Facility, the Debtors will be required to either, with the consent of such issuing bank: (A) cash collateralize such letters of credit in an amount equal to 105% of the undrawn amount of any such letters of credit, (B) return any such letters of credit to the issuing bank undrawn and marked “cancelled”, or (C) provide a “back-to-back” letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to 105% of the then undrawn amount of such letters of credit.

The DIP Facility Claims are not classified and are treated as required by the Final DIP Financing Order (as defined below). The holders of such Claims are not entitled to vote on the Plan.

Class Description	Summary of Treatment under Plan
Estimated Percentage Recovery: 100%

Priority Tax Claims Estimated Allowed Claims: Approximately $1,000,000 (Certain Priority Tax Claims have been paid since the Petition Date pursuant to orders of the Bankruptcy Court.)

Priority Tax Claims of governmental units are entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code.

Under the Plan, each holder of an Allowed Priority Tax Claim will receive (i) on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, Cash equal to the due and unpaid portion of such Allowed Priority Tax Claim, (ii) treatment in a manner consistent with Section 1129(a)(9)(C) of the Bankruptcy Code, or (iii) such different treatment as to which such holder and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, will have agreed upon in writing.

Priority Tax Claims are not classified and are treated as required by the Bankruptcy Code. The holders of such Claims are not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 1: Other Priority Claims Estimated Allowed Claims: De Minimis (Certain Other Priority Claims have been paid since the Petition Date pursuant to orders of the Bankruptcy Court.)

Class 1 consists of all Other Priority Claims against any of the Debtors, which are Claims against the Debtors entitled to priority pursuant to Section 507(a) of the Bankruptcy Code.

The Plan provides that each holder of an Allowed Other Priority Claim will receive either (A) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (B) such different treatment as to which such holder and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, will have agreed upon in writing.

Other Priority Claims are Unimpaired. The holders of such Claims are, therefore, not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 2: Term Facility Claims Estimated Allowed Claims: Approximately $1,416,000,000 (Subject to approval of the Bankruptcy Court)

Class 2 consists of the Term Facility Claims, which is any Claim, other than a Secured Hedge Claim, arising or existing under or related to collectively, the (a) Credit Agreement dated as of March 30, 2007, among, inter alia, Spectrum as the Borrower, the Subsidiary Debtors as Guarantors, Goldman Sachs Credit Partners, L.P., as the Administrative Agent, the Collateral Agent and the Syndication Agent, Wachovia Bank, National Association, as the Deposit Agent, Bank of America N.A. as an LC Issuer and the Lenders as described therein, as amended, supplemented or otherwise modified from time to time; and (b) the other “Loan Documents” as defined therein, as amended, supplemented or otherwise modified from time to time.

The Term Facility Claims will be Allowed in the amount determined pursuant to the terms of the Term Facility Loan Documents and will not be subject to defense, avoidance, recharacterization, disgorgement, subordination, setoff, recoupment, or other contest (whether legal or equitable), for all purposes of the Plan and the Chapter 11 Case. Each holder of a Term Facility Claim as of the Effective Date will continue to hold its Pro Rata share of the Term Facility Claims after the Effective Date in accordance with the Term Facility Loan Documents.

The Term Facility Claims will be Reinstated.

It is the Debtors’ position that the Term Facility Claims are Unimpaired. The holders of such Claims disagree. The Bankruptcy Court has ordered that such holders may vote provisional ballots, with the impairment issue to be determined at the Confirmation Hearing.

Estimated Percentage Recovery: 100%

Class Description	Summary of Treatment under Plan
Class 3: Other Secured Claims Estimated Allowed Claims: Approximately $7,400,000 (Reflects netting of deposits)

Class 3 consists of all Other Secured Claims against the Debtors, which are Secured Claims arising prior to the Petition Date against any of the Debtors, other than a Term Facility Claim, and specifically including a Secured Hedge Claim held by a party who is not a DIP Facility Lender.

Except for Exercised Secured Hedge Claims, the legal, equitable, and contractual rights of each holder of an Allowed Other Secured Claim will be Reinstated. On, or as soon as reasonably practicable after, the Distribution Date, each holder of an Allowed Other Secured Claim will receive, in full satisfaction, settlement of and in exchange for, such Allowed Other Secured Claim, such payment on such terms as would otherwise apply to such Claim had the Chapter 11 Case not been filed.

As to all Allowed Other Secured Claims that are Exercised Secured Hedge Claims, on, or as soon as reasonably practicable after, the Distribution Date, each holder of such an Allowed Other Secured Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Secured Claim, (i) Cash equal to the full remaining amount of such Allowed Other Secured Claim, or (ii) such different treatment as to which the Debtors (with the consent of each of the Negotiating Noteholders) and such holder, or the Reorganized Debtors and such holder, will have agreed upon in writing.

Other Secured Claims are Unimpaired. The holders of such Claims are, therefore, not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 4: General Unsecured Claims

Estimated Allowed Claims:

Approximately $28,000,000

(Certain General Unsecured Claims have been paid since the Petition Date pursuant to orders of the Bankruptcy Court)

Class 4 consists of all General Unsecured Claims, which are Claims that are not Administrative Claims, Priority Tax Claims, Other Priority Claims, Term Facility Claims, Other Secured Claims, Intercompany Claims, Noteholder Claims, or Subordinated Claims. General Unsecured Claims specifically include, without limitation, Rejection Damages Claims.

The legal, equitable, and contractual rights of each holder of a General Unsecured Claim will be unimpaired. On, or as soon as reasonably practicable after, the Distribution Date, each holder of an Allowed General Unsecured Claim will receive, in full satisfaction, settlement of and in exchange for, such Allowed General Unsecured Claim, such payment on such terms as would otherwise apply to such Claim had the Chapter 11 Case not been filed, without post-petition interest; provided, however, that each Rejection Damages Claim will be limited to the Allowed Rejection Damages Claim Amount.

General Unsecured Claims are Unimpaired. The holders of such Claims are, therefore, not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class 5: Intercompany Claims

Class 5 consists of Intercompany Claims. An Intercompany Claim is any Claim arising prior to the Petition Date against any of the Debtors by another Debtor. Intercompany Claims do not include Claims against any of the Debtors by a non-Debtor subsidiary or affiliate of a Debtor, which Claims will be treated as General Unsecured Claims.

At the election of the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, either (i) the legal, equitable and contractual rights of the holder of the Intercompany Claim will be Reinstated; or (ii) the Intercompany Claim will be adjusted, continued, or capitalized, either directly or indirectly or in whole or part, and no such disposition will require stockholder consent.

Holders of Intercompany Claims are Unimpaired. The holders of such Claims are, therefore, not entitled to vote on the Plan.

Estimated Percentage Recovery: 100%

Class Description	Summary of Treatment under Plan
Class 6: Subsidiary Interests

Class 6 consists of Subsidiary Interests, which are, collectively, all of the issued and outstanding shares of stock or membership interests of the Subsidiary Debtors, existing prior to the Effective Date, which stock and interests are owned, directly or indirectly, by Spectrum.

The Plan provides that for the deemed benefit of the holders of the New Common Stock, Spectrum will retain its Subsidiary Interests, subject to any applicable restrictions arising under the Exit Facility.

Subsidiary Interests are Unimpaired. The holders of such Interests are, therefore, not entitled to vote on the Plan.

Class 7: Noteholder Claims Estimated Allowed Claims: Approximately $1,090,382,024

Class 7 consists of Noteholder Claims, which are any Claims arising or existing under or related to collectively, the (i) 8 1/2% Senior Subordinated Notes due 2013; (ii) 7 3/8% Senior Subordinated Notes due 2015; and (iii) Variable Rate Toggle Senior Subordinated Notes due 2013, all of which were issued by Spectrum and guaranteed by all or some combination of the Subsidiary Debtors, other than any Indenture Trustee Expenses.

All Noteholder Claims will be Allowed in the amount of $1,090,382,024, which amount includes principal and accrued interest as of the Petition Date and will not be subject to defense, avoidance, recharacterization, disgorgement, subordination, setoff, recoupment, or other contest (whether legal or equitable), for all purposes of the Plan and the Chapter 11 Case.

Subject to Sections 5.5 and 7.4 of the Plan, each holder of an Allowed Noteholder Claim will receive, on the Effective Date and in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Allowed Noteholder Claim, its Pro Rata share of (i) 27,030,000 shares of the New Common Stock and (ii) $218,076,405 in principal amount of the New Notes, which amount represents 20% of the Allowed Noteholder Claims.

Noteholder Claims are Impaired. The holders of such Claims are, therefore, entitled to vote on the Plan.

Estimated Percentage Recovery: 55-70%

Class 8: Subordinated Claims

Class 8 consists of Subordinated Claims, which is (i) any Claim against any of the Debtors that is subordinated pursuant to either Section 510(b) or 510(c) of the Bankruptcy Code, which will include any Claim arising from the rescission of a purchase or sale of any Old Security, any Claim for damage arising from the purchase or sale of an Old Security, or any Claim for reimbursement, contribution, or indemnification on account of any such Claim; or (ii) any Claim for any fine, penalty, or forfeiture, or multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, or damage is not compensation for actual pecuniary loss suffered by the holder of such Claim, including, without limitation, any such Claim based upon, arising from, or relating to any cause of action whatsoever (including, without limitation, violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise), and any such Claim asserted by a governmental unit in connection with a tax or other obligation owing to such unit.

Under the Plan, Subordinated Claims will not receive or retain any property on account of such Claims. All Subordinated Claims will be discharged as of the Effective Date.

Subordinated Claims are impaired and will receive no distribution under the Plan. The holders of such Claims are, therefore, deemed to have rejected the Plan and are not entitled to vote on the Plan.

Estimated Percentage Recovery: 0%

Class Description	Summary of Treatment under Plan
Class 9: Spectrum Interests

Class 9 consists of Spectrum Interests. Spectrum Interests are, collectively, all equity interests in Spectrum outstanding prior to the Effective Date, including, without limitation, any preferred stock, common stock, stock options or other right to purchase the stock of Spectrum, together with any warrants, conversion rights, rights of first refusal, subscriptions, commitments, agreements, or other rights to acquire or receive any stock or other equity ownership interests in Spectrum prior to the Effective Date.

Under the Plan, all Spectrum Interests of any kind, including, without limitation, stock options or any warrants or other agreements to acquire the same (whether or not arising under or in connection with any employment agreement), will be cancelled as of the Effective Date and the holders thereof will not receive or retain any property under the Plan on account of such Interests.

Spectrum Interests are impaired and will receive no distribution under the Plan. The holders of such Claims are, therefore, deemed to have rejected the Plan and are not entitled to vote on the Plan.

Estimated Percentage Recovery: 0%

As set forth above, estimated Claim amounts assume a calculation date of July 15, 2009, except for Noteholder Claims, which are fixed as of February 3, 2009. The calculation date is not necessarily the Effective Date of the Plan. The Effective Date will occur after the Confirmation Date, when the conditions precedent to the occurrence of the Effective Date are satisfied.

THE DEBTORS BELIEVE THAT THE PLAN PROVIDES THE BEST RECOVERIES POSSIBLE AND LEGALLY PERMISSIBLE FOR HOLDERS OF ALL CLAIMS AND INTERESTS AND THUS STRONGLY RECOMMEND THAT ALL NOTEHOLDERS VOTE TO ACCEPT THE PLAN. THE DEBTORS ENCOURAGE THE TERM LENDERS TO DO THE SAME.

III. PLAN VOTING INSTRUCTIONS AND PROCEDURES

A.	Notice to Holders of Claims

Approval by the Bankruptcy Court of this Disclosure Statement means that the Bankruptcy Court has found that this Disclosure Statement contains information of a kind and in sufficient and adequate detail to enable holders of Noteholder Claims and, provisionally, Term Facility Claims, to make an informed judgment about whether to accept or reject the Plan. THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT CONSTITUTE EITHER A GUARANTEE OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN OR THEREIN OR AN ENDORSEMENT OF THE PLAN BY THE BANKRUPTCY COURT.

IF THE PLAN IS APPROVED BY THE REQUISITE VOTE OF HOLDERS OF NOTEHOLDER CLAIMS OR TERM FACILITY CLAIMS AND IS SUBSEQUENTLY CONFIRMED BY THE BANKRUPTCY COURT, THE PLAN WILL BIND ALL HOLDERS OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS, WHETHER OR NOT THEY WERE ENTITLED TO VOTE OR DID VOTE ON THE PLAN AND WHETHER OR NOT THEY RECEIVE OR RETAIN ANY DISTRIBUTIONS OR PROPERTY UNDER THE PLAN. THUS ALL HOLDERS OF NOTEHOLDER CLAIMS AND TERM FACILITY CLAIMS ARE ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND ITS APPENDICES, SUPPLEMENTS AND EXHIBITS CAREFULLY AND IN THEIR ENTIRETY BEFORE DECIDING TO VOTE EITHER TO ACCEPT OR REJECT THE PLAN.

THIS DISCLOSURE STATEMENT AND THE PLAN ARE THE ONLY DOCUMENTS AUTHORIZED BY THE BANKRUPTCY COURT TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES TO ACCEPT OR REJECT THE PLAN. No solicitation of votes may be made except after distribution of this Disclosure Statement, and no person has been authorized to distribute any information concerning the Debtors other than the information contained herein or therein. No such information should be relied upon in making a determination to vote to accept or reject the Plan.

B.	Voting Rights

Pursuant to the provisions of the Bankruptcy Code, only holders of claims and interests in classes that are (a) treated as “impaired” by a plan of reorganization and (b) entitled to receive a distribution under such plan are entitled to vote on the plan. Under the Plan, only holders of Noteholder Claims in Class 7 are entitled to vote on the Plan. However, the Bankruptcy Court has also permitted the holders of Term Facility Claims in Class 2 to vote provisional ballots. Claims and Interests in other Classes are either Unimpaired and their holders are deemed to have accepted the Plan, or they are receiving no distributions under the Plan and their holders are deemed to have rejected the Plan.

Holders of Allowed Noteholder Claims in the voting Class 7 may vote on the Plan only if they are holders as of April 9, 2009, the voting record date established by the Bankruptcy Court (the “Voting Record Date”). Holders of Allowed Term Facility Claims in Class 2 may vote if they are holders as of April 14, 2009, the date on which the Bankruptcy Court approved provisional voting for such holders.

C.	Solicitation Materials

In soliciting votes for the Plan pursuant to this Disclosure Statement, the Debtors, through Financial Balloting Group LLC (the “Class 7 Voting Agent” or “Financial Balloting Group”), or through Logan & Company, Inc. (the “Class 2 Voting Agent” or “Logan”) will send to holders of Claims in Class 7 or Class 2, as applicable, copies of (a) the Disclosure Statement and Plan, (b) the notice of, among other things, (i) the date, time, and place of the hearing to consider confirmation of the Plan and related matters and (ii) the deadline for filing objections to confirmation of the Plan (the “Confirmation Hearing Notice”), (c) the applicable ballots (beneficial owner ballots or master ballots for Class 7) to be used in voting to accept or to reject the Plan, and (d) other materials as authorized by the Bankruptcy Court.

If you are the holder of a Noteholder Claim who is entitled to vote but you did not receive a beneficial owner ballot or master ballot, or if your beneficial owner ballot or master ballot is damaged or illegible, or if you have any questions concerning voting procedures, you may contact the Class 7 Voting Agent as follows:

FINANCIAL BALLOTING GROUP LLC

757 THIRD AVENUE, 3rd FLOOR

NEW YORK, NEW YORK 10017

TELEPHONE: (646) 282-1800

ATTENTION: Spectrum Jungle Labs Corporation

If you are the holder of a Term Facility Claim who is entitled to vote but you did not receive a provisional ballot, or if your provisional ballot is damaged or illegible, or if you have any questions concerning voting procedures, you may contact the Class 2 Voting Agent as follows:

LOGAN AND COMPANY, INC.

546 VALLEY ROAD

UPPER MONTCLAIR

NEW JERSEY 07043

TELEPHONE: (973) 509-3190

ATTENTION: Spectrum Jungle Labs Corporation

D.	Voting Procedures, Ballots, and Voting Deadline

After carefully reviewing the Plan, this Disclosure Statement, and the detailed instructions accompanying your beneficial owner ballot or master ballot in the case of Noteholders, or your provisional ballot in the case of Term Lenders, you are asked to indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan on the accompanying ballot. You should complete and sign your original ballot (copies will not be accepted) and return it as instructed.

Each ballot has been coded to reflect the Class of Claims it represents, and in the case of Noteholder Claims the series of Spectrum Notes it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded ballot(s) sent to you with this Disclosure Statement.

The Disclosure Statement and the related materials will be furnished to holders of Spectrum Notes whose names (or the names of whose nominees) appear as of the Voting Record Date (as defined in the following paragraph) on the security holder lists maintained by the Indenture Trustee pursuant to the Indentures governing the Spectrum Notes or, if applicable, who are listed as participants in a clearing agency’s security position listing. IF SUCH ENTITIES DO NOT HOLD FOR THEIR OWN ACCOUNT, THEY SHOULD PROVIDE COPIES OF THE DISCLOSURE STATEMENT, THE PLAN AND, IF APPLICABLE, APPROPRIATE BENEFICIAL OWNER BALLOTS OR MASTER BALLOTS, TO THE BENEFICIAL OWNERS. Special voting instructions apply to nominees of beneficial owners and securities clearing agencies. Those special instructions will accompany the master ballot. Those instructions may be different from the general instructions contained herein. If you have any questions, please contact the Class 7 Voting Agent.

The Disclosure Statement and the related materials will be furnished to holders of Term Facility Claims whose names appear as of April 14, 2009 on the lender list maintained by the Administrative Agent under the Term Facility Loan Documents. Voting instructions will accompany the provisional ballot. If you have any questions, please contact the Class 2 Voting Agent.

All votes to accept or reject the Plan must be cast by using the ballot enclosed with the Disclosure Statement or, in the case of a bank, brokerage firm or other nominee holding Spectrum Notes in its own name on behalf of a beneficial owner, or any agent thereof (each, a “Nominee”), the master ballot provided to such Nominee under separate cover (or manually executed facsimiles thereof). IN ORDER FOR YOUR VOTE TO BE COUNTED, YOUR BALLOT MUST BE PROPERLY COMPLETED AS SET FORTH ABOVE AND IN ACCORDANCE WITH THE VOTING INSTRUCTIONS ON THE BALLOT. UNLESS YOU HAVE RECEIVED A PRE-VALIDATED BENEFICIAL OWNER BALLOT (AS DESCRIBED HEREIN) FOR DIRECT RETURN TO THE CLASS 7 VOTING AGENT, YOU MUST RETURN YOUR BENEFICIAL OWNER BALLOT TO YOUR NOMINEE IN ENOUGH TIME FOR YOUR VOTE TO BE PROCESSED ON A MASTER BALLOT AND SUBMITTED TO THE CLASS 7 VOTING AGENT.

ALL BALLOTS MUST BE RECEIVED NO LATER THAN MAY 29, 2009, AT 4:00 P.M. EASTERN TIME (THE “VOTING DEADLINE”) BY THE FOLLOWING:

FOR CLASS 7 BENEFICIAL OWNER BALLOTS OR MASTER BALLOTS:

FINANCIAL BALLOTING GROUP LLC

ATTENTION: Spectrum Jungle Labs Corporation

757 THIRD AVENUE, 3rd FLOOR

NEW YORK, NEW YORK 10017

FOR CLASS 2 BALLOTS:

LOGAN AND COMPANY, INC.

546 VALLEY ROAD

UPPER MONTCLAIR

NEW JERSEY 07043

BALLOTS DELIVERED BY FACSIMILE WILL NOT BE COUNTED. BALLOTS IN PDF FORM MAY BE DELIVERED VIA E-MAIL TO THE CLASS 7 VOTING AGENT OR THE CLASS 2 VOTING AGENT, AS APPLICABLE, AND WILL BE COUNTED, IF SPECIFIC PROVISIONS HAVE BEEN MADE WITH THE APPLICABLE VOTING AGENT FOR SUCH DELIVERY. BALLOTS THAT ARE RECEIVED BUT NOT SIGNED WILL NOT BE COUNTED. BALLOTS THAT ARE SIGNED BUT DO NOT SPECIFY WHETHER THE HOLDER ACCEPTS OR REJECTS THE PLAN WILL BE DEEMED TO BE ACCEPTANCES AND WILL BE COUNTED. DO NOT RETURN ANY STOCK CERTIFICATES, DEBT INSTRUMENTS, OR OTHER EVIDENCES OF YOUR CLAIM WITH YOUR BALLOT.

If you have any questions about (a) the procedure for voting your Claim, (b) the packet of materials that you have received, or (c) the amount of your Claim, or if you wish to obtain, at your own expense unless otherwise specifically required by Rule 3017(d) of the Bankruptcy Rules, an additional copy of the Plan, this Disclosure Statement, or any appendices or exhibits to such documents, please contact:

FOR CLASS 7 NOTEHOLDER CLAIMS:

FINANCIAL BALLOTING GROUP LLC

757 THIRD AVENUE, 3rd FLOOR

NEW YORK, NEW YORK 10017

TELEPHONE: (646) 282-1800

ATTENTION: Spectrum Jungle Labs Corporation

FOR CLASS 2 TERM LENDER CLAIMS:

LOGAN AND COMPANY, INC.

546 VALLEY ROAD

UPPER MONTCLAIR

NEW JERSEY 07043

TELEPHONE: (973) 509-3190

ATTENTION: Spectrum Jungle Labs Corporation

For further information and general instruction on voting to accept or reject the Plan, see Article XII of this Disclosure Statement and the instructions accompanying your ballot.

THE DEBTORS URGE ALL HOLDERS OF NOTEHOLDER CLAIMS AND TERM LENDER CLAIMS TO EXERCISE THEIR RIGHT TO VOTE BY COMPLETING THEIR BALLOTS AND RETURNING THEM AS QUICKLY AS POSSIBLE. IF YOU HAVE RECEIVED A RETURN ENVELOPE ADDRESSED TO YOUR NOMINEE, PLEASE ALLOW ADDITIONAL TIME. ALL BALLOTS MUST BE RECEIVED BY THE APPLICABLE VOTING AGENT BY THE VOTING DEADLINE.

E.	Confirmation Hearing and Objections to Confirmation

Section 1128 of the Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on confirmation of the Plan (the “Confirmation Hearing”). The Bankruptcy Court has set the Confirmation Hearing to commence on June 15, 2009 at 10:00 a.m. (Central Time), continuing as necessary on June 16, 22, 23 and 24, 2009, at the United States Bankruptcy Court for the Western District of Texas, Hipolito F. Garcia Federal Building and United States Courthouse, 615 E. Houston Street, San Antonio, Texas 78295-1439. At the Confirmation Hearing, the Debtors will request confirmation of the Plan, as may be modified from time to time under Section 1129(b) of the Bankruptcy Code. The Debtors may modify the Plan, to the extent permitted by Section 1127(a) of the Bankruptcy Code and Rule 3019 of the Bankruptcy Rules, as necessary to confirm the Plan. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequently adjourned Confirmation Hearing. Notice of the Confirmation Hearing will be provided to Holders of Claims and Interests or their representatives (the “Confirmation Hearing Notice”) pursuant to an order of the Bankruptcy Court. Objections to Confirmation must be filed with the Bankruptcy Court by May 29, 2009 and are governed by Rules 3020(b) and 9014 of the Bankruptcy Rules. Objections to Confirmation of the Plan must be made in writing and must specify in detail the name and address of the objector, all grounds for the objection, and the amount and Class of the Claim. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

IV. GENERAL INFORMATION CONCERNING THE DEBTORS

A.	Overview of Business Operations

Founded in 1906, Spectrum Brands, Inc. (“Spectrum”), together with the Subsidiary Debtors and its non-Debtor foreign subsidiaries (collectively, the “Company”) is a global branded consumer products company with positions in seven major product categories: consumer batteries; pet supplies; electric shaving and grooming; electric personal care; portable lighting; lawn and garden; and household insect control. The Company is managed in three reportable segments: (i) global batteries and personal care, which consists of its worldwide battery, shaving and grooming, personal care and portable lighting business (“Global Batteries and Personal Care”); (ii) global pet supplies, which consists of its worldwide pet supplies business (“Global Pet Supplies”); and (iii) the home and garden business, which consists of its lawn and garden and household insect control product offerings (the “Home and Garden Business”).

The Company manufactures and markets alkaline, zinc carbon and hearing aid batteries, herbicides, insecticides and repellents and specialty pet supplies. It also designs and markets rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products, and hair care appliances. The Company’s manufacturing and product development facilities are located in the United States, Europe, and Latin America. Substantially all of its rechargeable batteries and chargers, shaving and grooming products, personal care products and portable lighting products, as well as a significant portion of its pet supply products, are manufactured by third-party suppliers, primarily located in Asia.

As of the Petition Date, the Company’s products are sold by the world’s top 25 retailers and are available in more than one million stores, in 120 countries around the world, through a variety of trade channels, including retailers, wholesalers and distributors, hearing aid professionals, industrial distributors, and original equipment manufactures. The Company’s products are sold under the Rayovac, VARTA, and Remington brands, each of which has been in existence for more than 80 years, as well as under the Tetra, 8in1, Spectracide, Cutter, and various other brands.

B.	Organizational Structure

Spectrum is the ultimate parent of 94 either majority-owned or wholly-owned subsidiaries, 13 of which are domiciled in the United States and 81 of which are domiciled in foreign countries. In addition, Spectrum holds a 50% interest in a domestic entity; minority interests (less than 25% each) in a domestic entity and a foreign entity; a limited partnership interest in a foreign entity; and a 100% interest in a foreign trust. The Company’s corporate headquarters are located in Atlanta, Georgia. The Company’s corporate structure is reflected in the attached Appendix E. The corporate ownership of the Debtors is summarized below:

•	Spectrum Brands, Inc.’s direct debtor subsidiaries include ROVCAL, Inc., ROV Holding, Inc., Tetra Holding (US) Inc., and United Industries Corporation.

•	Debtors Schultz Company, Spectrum Neptune US Holdco Corporation, and United Pet Group, Inc. are wholly owned subsidiaries of United Industries Corporation.

•	Debtors Spectrum Jungle Labs Corporation, DB Online, LLC, Aquaria Inc., and Southern California Foam, Inc. are wholly owned subsidiaries of United Pet Group, Inc.

•	Debtor Perfecto Manufacturing Inc. is a wholly owned subsidiary of Aquaria Inc.

•	Debtor Aquarium Systems, Inc. is a wholly owned subsidiary of Perfecto Manufacturing Inc.

C.	Properties

The Company owns or leases a number of manufacturing, packaging, and distribution facilities. As set forth in Section IV.D.1, the Company has shutdown the growing products portion of the Home and Garden Business. In connection with this shutdown the Company has closed seven facilities. In addition, as set forth in Section IV.D.1 the Company has ceased manufacturing operations at its facility in Ninghai, China and plans to exit that facility as part of its strategy of improving operational efficiency and better utilizing its manufacturing resources. The following table reflects the facilities the Company will continue to own or lease by division and function as of the Petition Date:

Global Batteries & Personal Care

Facilities Owned	Function

Fennimore, Wisconsin	Alkaline Battery Manufacturing
Portage, Wisconsin	Zinc Air Button Cell and Lithium Coin Cell Battery, Foil Shaver Component
Dischingnen, Germany	Alkaline Battery Manufacturing
Guatemala City, Guatemala	Zinc Carbon Battery Manufacturing
Jaboatao, Brazil	Zinc Carbon Battery Manufacturing
Manizales, Columbia	Zinc Carbon Battery Manufacturing

Facilities Leased	Function

Washington, UK	Zinc Air Button Cell Battery Manufacturing & Distribution
Dixon, Illinois	Battery & Lighting Device Packaging & Distribution, Electric Shaver & Personal Care Device Distribution
Visalia, California	Battery & Lighting Device, Electric Shaver & Personal Care Products
Ellwangen-Neunheim, Germany	Battery & Lighting Device Distribution

Global Pet Supplies

Facilities Owned	Function

Noblesville, Indiana	Aquatics Manufacturing
Blacksburg, Virginia	Pet Supply Manufacturing, Assembly & Distribution
Melle, Germany	Pet Food & Pet Care Manufacturing

Facilities Leased	Function

Mentor, Ohio	Aquatics Manufacturing
Moorpark, California	Aquatics Manufacturing
Edwardsville, Illinois	Pet Supply Product Distribution (shared with Lawn & Garden)
Melle, Germany	Pet Food & Pet Care Distribution
Cibolo, Texas	Aquatics and companion animal manufacturing
Schertz, Texas	Pet Products Warehouse
Islandia, New York	Companion to Animal Business
Cincinnati, Ohio	Business Segment Headquarters, Global Pet Supplies
Aliso Viejo, California	Hard Goods Sales and Administrative Office
Bossier City, Louisiana	Aquatics Manufacturing

Home and Garden Business – U.S.

Faculties Leased	Function

Vinita Park, Missouri	Household & Controls and Contract Manufacturing
Bridgeton, Missouri	Household & Controls Manufacturing (shared with Global Pet)
Edwardsville, Illinois	Household & Controls Product Distribution (shared with Global Pet)
San Bernadino, California	Household & Controls Product Distribution
Vinita Park, Missouri	Household & Controls Product Distribution
Pendergrass, Georgia	Household & Controls Product Distribution
Alpharetta, Georgia	Sales and Administration

The Company also owns, operates or contracts with third parties to operate distribution centers, sales offices, and administrative offices. The Company leases its administrative headquarters, located in Atlanta, Georgia, and its primary research and development facility and North American headquarters, located in Madison, Wisconsin.

D.	Operational Matters

1.	Operational Restructuring Initiatives

Prior to the Petition Date, the Company and its financial advisors explored strategies to reduce or restructure its significant outstanding indebtedness. In connection with this undertaking, the Company sold the Canadian division of its Home and Garden Business in November 2007.

During the first and second quarters of the Company’s 2007 fiscal year, Spectrum engaged in substantive negotiations with a potential purchaser as to definitive terms for the purchase of the Home and Garden Business; however, the potential purchaser at the eleventh hour determined not to pursue the acquisition. Spectrum continued its efforts to actively market the Home and Garden Business after such time, however, the selling season for fiscal year 2007 for the Company’s lawn and garden and household insect control product offerings was significantly negatively impacted by extremely poor weather conditions throughout the U.S., resulting in poor operating performance of the Home and Garden Business. In addition, during the fourth quarter of fiscal year 2007 there was an unforeseen, rapid, and significant tightening of liquidity in the U.S. credit markets. The Debtors believe that this tightening of liquidity in the credit markets had a direct impact on the expected proceeds that Spectrum would ultimately receive in connection with a sale of the Home and Garden Business. To address these issues, during the fourth quarter of fiscal 2007 Spectrum reassessed the value of the Home and Garden Business to take into account the changes in the credit markets and the weaker than planned operating performance during the fiscal 2007 selling season so as to ensure that the Home and Garden Business was being marketed at a price that was reasonable in relation to its current fair value. Spectrum’s reassessment produced a lower range of expected sales values than was previously determined. As a result of the reassessment, the Company recorded an impairment charge against the Home and Garden Business during the fourth quarter of fiscal 2007 to reflect its fair value as determined by Spectrum. Subsequent to taking the impairment charge, and thereby revising its expectations of the proceeds that would ultimately be received upon a sale of the Home and Garden Business, Spectrum continued to be in active discussions with various potential purchasers through December 30, 2007.

In the second quarter of fiscal year 2008, the Company was approached by Harbinger with respect to a possible sale of the Company’s Global Pet Supplies business. Following discussions with Harbinger and other possible buyers, the Company entered into a definitive agreement with certain controlled affiliates of Harbinger, to sell the assets related to its Global Pet Supplies business, subject to the consent of the Company’s lenders under its senior credit facilities. The agreement provided for a purchase price of $692.5 million in cash and an aggregate principal amount of the Company’s subordinated debt securities equal to $222.5 million less an amount equal to accrued and unpaid interest on such subordinated debt securities since the dates of the last interest payments thereon. The Company received the requisite consent of the lenders under the Existing Credit Agreement but was unable to obtain the requisite consent of the Term Lenders to such sale, and in July 2008, entered into a termination agreement regarding the agreement to sell the assets related to Global Pet Supplies. The Equity Committee has asserted that the offered purchase price for the Global Pet Supplies business equated to approximately 9.9X EBITDA, and thus evidences the alleged undervaluation occurring under the Plan. This assertion is incorrect from a current enterprise valuation perspective. Most importantly, the Global Pet Supplies business accounts for only one-third of the Debtors’ businesses, and thus applying the same multiple to the Debtors’ entire enterprise is both illogical and unfounded. Moreover, the transaction was proposed prior to the current fiscal crisis, when obtainable values were meaningfully higher than now available and access to capital was significantly greater. Finally, in light of the composition of the purchase price, applying a 9.9X multiple is clearly misplaced.

In the fourth quarter of fiscal year 2008, based on the continued financial deterioration of the growing products portion of the Home and Garden Business, which includes fertilizers, enriched soils, mulch and grass seed (the “FGM Business”), and its projected substantial cash utilization for the Company’s 2009 fiscal year, the Company attempted to dispose of all or a portion of the FGM Business but was unable to find a buyer or strategic partner willing to commit to acquire the FGM Business on acceptable terms. On November 5, 2008, the Company’s board of directors committed to the shutdown of the FGM Business. The shutdown of this division was completed in the second fiscal quarter of 2009.

In addition, in order to improve operational efficiency and better utilize its manufacturing resources the Company has undertaken various initiatives to reduce manufacturing and operating costs. For example, the Company closed its zinc carbon and alkaline battery manufacturing and distribution facility in Ninghai, China. The Company has also undertaken a number of cost reduction initiatives, consisting primarily of work-force reductions, in connection with the restructuring of its management into three vertically integrated, product focused reporting segments of Global Batteries and Personal Care, Global Pet Supplies, and the Home and Garden Business. In fact, the Company has been able to reduce its work-force by 39% since October 1, 2005. In addition, the Company has implemented a series of initiatives within its Global Batteries and Personal Care business segment in Europe and Latin America to reduce operating costs, including the reduction of certain manufacturing operations in Germany and Brazil and the restructuring of management, sales, marketing, and support functions within these geographic areas.

2.	Sales and Distribution

The Company’s sales are generally made through the use of individual purchase orders, consistent with industry practice. Retail sales of the customer products the Company markets have been increasingly consolidated into a small number of regional and national mass merchandisers. As a result of this consolidation, a significant percentage of the Company’s sales are attributable to a very limited group of retail customers, including without limitation, Wal-Mart, the Home Depot, Carrefour, Target, Lowe’s, PetSmart, Canadian Tire, PetCo and Gigante. The Company’s sales to Wal-Mart Stores, Inc. represented approximately 19% of its consolidated net sales for the 2008 fiscal year. No other customer accounted for more than 10% of the Company’s consolidated net sales.

3.	Research, Technology and Product Development

In addition to taking steps to reduce and restructure its outstanding indebtedness and improve its operational efficiency, the Company continues to focus its research and development strategy on new product development and performance enhancements of its existing products using technology innovations. Specifically, during fiscal year 2008 the Company introduced longer lasting alkaline batteries. It also launched several new products targeted at specific niche markets such as Hot Shot Spider Trap, Cutter Mosquito Stakes, Spectracide Destroyer Wasp & Hornet, and Spectracide Weed Stop. The Company also introduced a new line of men’s rotary shavers with “360° Flex & Pivot Technology.” In addition, the Company developed Teflon coated heads to its blades and introduced the “Short Cut Clipper.” The Company also launched “Shine Therapy,” a hair straightener with vitamin conditioning technology.

4.	Manufacturing, Raw Materials and Suppliers

The principal raw materials the Company uses in manufacturing its products are sourced either on a global or regional basis. The prices of these raw materials are susceptible to price fluctuations due to supply and demand trends, energy costs, transportation costs, government regulations and tariffs, changes in currency exchange rates, price controls, general economic conditions, and other unforeseen circumstances. The Company has regularly engaged in forward purchase and hedging derivative transactions in an attempt to effectively manage the raw material costs it expects to incur over the next 12 to 24 months. The Company expects to have adequate access to quantities of these materials in the future.

5.	Competitors

In the Company’s retail markets, it competes for limited shelf space and consumer acceptance. Factors influencing product sales include brand name recognition, perceived quality, price, performance, product packaging, design innovation, and consumer confidence and preferences as well as creative marketing, promotion and distribution strategies.

The battery product category is highly competitive. Most consumer batteries manufactured throughout the world are sold by one of four global companies: the Company (manufacturer/seller of Rayovac and VARTA brands); Energizer Holdings, Inc. (manufacturer/seller of the Energizer brand); The Procter & Gamble Company (“Procter & Gamble”) (manufacturer/seller of the Duracell brand); and Matsushita (manufacturer/seller of the Panasonic brand). The Company also faces competition from the private label brands of major retailers, particularly in Europe.

The pet supply product category is highly fragmented with over 500 manufacturers in the United States alone, consisting primarily of small companies with limited product lines. The Company’s largest competitors in this product category are Mars Corporation, The Hartz Mountain Corporation, and Central Garden & Pet Company.

The Company’s primary competitors in the electric shaving and grooming product category are Norelco, a division of Koninklijke Philips Electronics NV, which sells and markets rotary shavers, and Braun, a division of The Procter & Gamble Company, which sells and markets foil shavers. Remington sells both foil and rotary shavers.

The Company’s major competitors in the electric personal care product category are Conair Corporation, Wahl Clipper Corporation, and Helen of Troy Limited.

The Company’s primary competitors in the portable lighting product category are Energizer Holdings, Inc. and Mag Instrument, Inc.

Products the Company sells in the lawn and garden product category through the Home and Garden Business face competition from The Scotts Miracle-Gro Company (“Scotts Company”), which markets lawn and garden products under the Scotts, Ortho, Roundup and Miracle-Gro brand names; Central Garden & Pet, which markets garden products under the AMDRO, Sevin and Pennington Seed brand names; and Bayer A.G., which markets lawn and garden products under the Bayer Advanced brand name.

Products the Company sells in the household insect control product category through the Home and Garden Business, face competition from S.C. Johnson & Son, Inc. (“S.C. Johnson”), which markets insecticide and repellent products under the Raid and OFF! brands; Scotts Company, which markets household insect control products under the Ortho brand; and Henkel KGaA, which markets insect control products under the Combat brand.

6.	Government Regulation and Environmental Matters

The Company is subject to a broad range of federal, state, local, and foreign legal and regulatory provisions relating to the environment, including those regulating the discharge of materials into the environment, the handling and disposal of solid and hazardous substances and wastes and the remediation of contamination associated with the releases of hazardous substances at the Company’s facilities. The Company believes that compliance with the federal, state, local and foreign laws and regulations to which it is subject will not have a material adverse effect upon its capital expenditures, financial position, earnings or competitive position.

From time to time, the Company has been required to address the effect of historic activities on the environmental condition of its properties. The Company has not conducted invasive testing at all facilities to identify all potential environmental liability risks. Given the age of its facilities and the nature of its operations, it is possible that material liabilities may arise in the future in connection with its current or former facilities. If previously unknown contamination of property underlying or in the vicinity of the Company’s manufacturing facilities is discovered, the Company could incur material unforeseen expenses, which could have a material adverse effect on its financial condition, capital expenditures, earnings and competitive position. Although the Company is currently engaged in investigative or remedial projects at some of its facilities, the Company does not expect that such projects, taking into account established accruals, will cause the Company to incur expenditures that are material to its business or financial condition; however, it is possible that its future liability could be material.

The Company has been, and in the future may be, subject to proceedings related to its disposal of industrial and hazardous material at off-site disposal locations or similar disposals made by other parties for which it is held responsible as a result of its relationships with such other parties. In the United States, these proceedings are under the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”) or similar state laws that hold persons who “arranged for” the disposal or treatment of such substances strictly liable for costs incurred in responding to the release or threatened release of hazardous substances from such sites, regardless of fault or the lawfulness of the original disposal. Liability under CERCLA is typically joint and several, meaning that a liable party may be responsible for all costs incurred in investigating and remediating contamination at a site. As a practical matter, liability at CERCLA sites is shared by all of the viable responsible parties. The Company occasionally is identified by federal or state governmental agencies as being a potentially responsible party for response actions contemplated at an off-site facility. At the existing sites where the Company has been notified of its status as a potentially responsible party, it is either premature to determine whether its potential liability, if any, will be material or the Company does not believe that its liability, if any, will be material. The Company may be named as a potentially responsible party under CERCLA or similar state laws for other sites not currently known to it, and the costs and liabilities associated with these sites may be material.

It is difficult to quantify with certainty the potential financial impact of actions regarding expenditures for environmental matters, particularly remediation, and future capital expenditures for environmental control equipment. Nevertheless, based upon the information currently available, the Company believes that, taking into account established accruals for estimated liabilities, its ultimate liability arising from such environmental matters should not be material to its business or financial condition.

7.	Patents and Trademarks

The Company actively enforces and defends its rights related to its intellectual property portfolio, which is of material importance to its operations. The Company owns or licenses from third parties a significant number of patents and patent applications throughout the world relating to products it sells and manufacturing equipment it uses. The Company also uses and maintains a number of trademarks in its business.

8.	Seasonality

On a consolidated basis the Company’s financial results are approximately equally weighted between quarters, however, sales of certain product categories tend to be seasonal. Sales in the consumer battery, electric shaving and grooming and electric personal care product categories, particularly in North America, tend to be concentrated in the December holiday season. Demand for the Company’s lawn and garden and household insect control products sold through the Home and Garden Business typically peaks during the months of March through June. However, demand for pet supplies products remains fairly constant throughout the year.

E.	Management and Employees

1.	Board of Directors

Spectrum’s Board of Directors (the “Board” or the “Board of Directors”) oversees the Company’s management, reviews its long-term strategic plans, and exercises direct decision-making authority in key areas.

(a)	Members of Board

Set forth below is information with respect to the members of Spectrum’s Board serving immediately prior to and during the pendency of the Chapter 11 Case:

•

John D. Bowlin has served as Chairman of the Board of Spectrum since August, 2007. He served as President and Chief Executive Officer of Miller Brewing Company, a subsidiary of SABMiller plc, from 2002 to 2003. From 1985 to 2002 he served in a variety of senior executive positions at Philip Morris Companies, Inc., including as Chief Executive Officer of Miller Brewing Company from 1999 to 2002; President and Chief Executive Officer of Kraft Foods International from 1996 to 1999; President and Chief Operating Officer of Kraft Foods North America from 1994 to 1996; President and Chief Operating Officer of Miller Brewing Company from 1993 to 1994; and President of Oscar Meyer Food Corporation from 1991 to 1993. From 1974 to 1991, he held positions of increasing responsibility at General Foods Corporation. Mr. Bowlin also serves as a director of various privately-held companies. Mr. Bowlin is a member of both the Company’s audit committee and corporate governance committee.

•

William P. Carmichael has served as a director of Spectrum since August 2002. From 1999 to 2001, he served as Senior Managing Director of the Succession Fund, a company that provides strategic financial and tax consulting to closely held private companies. He also served as Senior Vice President of Sara Lee Corporation from 1991 to 1993.

He served as a Vice President of Beatrice Foods Company from 1985 to 1990 and as Beatrice Foods Company’s Chief Financial Officer from 1987 to 1990. Prior to that time, he served as Vice President of E-II Holdings from 1987 to 1988 and Vice President of Esmark, Inc. from 1976 to 1984. Mr. Carmichael is a director of Cobra Electronics Corporation (“Cobra”), The Finish Line, Inc., and Simmons Bedding Company. He also serves on the audit committees of each of these companies and the finance committee and governance and nominating committee of Cobra. He also serves as Chairman and a Trustee of Columbia Funds Series Trust, Columbia Funds Master Investment Trust, Columbia Funds Variable Trust I and Banc of America Funds Trust. He is the chairperson of the Company’s audit committee and serves on the Company’s compensation committee.

•

John S. Lupo has served as a director of Spectrum since July 1998. From February 2000 until September 2008, Mr. Lupo was a principal in the consulting firm Renaissance Partners, LLC. From October 1998 until November 1999, he served as Executive Vice President for Sales and Marketing for Bassett Furniture Industries, Inc. From April 1998 to October 1998, he served as a consultant in the consumer products industry. From August 1996 to April 1998, Mr. Lupo served as Senior Vice President and Chief Operating Officer for the international division of Wal-Mart Stores, Inc. From October 1990 to August 1996, he served as Senior Vice President—General Merchandise Manager of Wal-Mart Stores, Inc. He also serves as a director of CitiTrends, Inc. (“CitiTrends”), AB Electrolux and Cobra. Mr. Lupo also serves on the compensation committee and stock option committee of Cobra and on the compensation committee and audit committee of CitiTrends. Mr. Lupo is a member of both the Company’s compensation committee and its nominating and corporate governance committee.

•

Thomas R. Shepard has served as a director of Spectrum since September 1996. He is Chairman of TSG Equity Partners, LLC, a private equity investment firm that he co-founded in 1998, and is also a director of various privately-held companies. From 1986 through 1998, he served as a Managing Director of Thomas H. Lee Company and from 1983 to 1986 was President of GTE (Sylvania) Lighting Products. Mr. Shepherd served as the Company’s Lead Director until August 2007. He is the Chairperson of the Company’s compensation committee and is a member of its audit committee.

•

Barbara S. Thomas has served as a director of Spectrum since May 2002. She most recently served as Interim Chief Executive Officer of The Ocean Spray Company from November 2002 to April 2003. Previously, she was President of Warner-Lambert Consumer Healthcare, the over-the-counter pharmaceuticals business of the Warner-Lambert Company, until July 2000. From 1993 to 1997, Ms. Thomas was employed by the Pillsbury Company, serving last as President of Pillsbury Canada Ltd. Prior to joining Pillsbury, she served as Senior Vice President of Marketing for Nabisco Brands, Inc. From 1997 to March 2004, she served as a director of the Dial Corporation. She serves as a director of the Bank of Nova Scotia (“BNS”) and Blue Cross Blue Shield Cos. of Florida (“BC/BS Fla.”). Ms. Thomas also serves on the audit and conduct review committee and the human resources committee of BNS and the audit and finance committees of BC/BS Fla. Ms. Thomas is the Chairperson of the Company’s nominating and corporate governance committee and a member of its audit committee.

•

Kent J. Hussey, Chief Executive Officer and Director, was appointed Chief Executive Officer in May 2007 and has served as a director since October 1996. He has served as Vice Chairman of the Board of Directors from January 2007 until May 2007. Mr. Hussey served as President and Chief Operating Officer from August 2002 until January 2007 and from April 1998 until November 2001. From December 2001 through July 2002, he served as President and Chief Financial Officer. From October 1996 until April 1998, he served as Executive Vice President of Finance Administration and Chief Financial Officer. From 1994 to 1996, Mr. Hussey was Vice President and Chief Financial Officer of ECC International. From 1991 to 1994, he served as Vice President and Chief Financial Officer of The Regina Company. Mr. Hussey also serves as a director of American Woodmark Corporation and various privately-held companies.

The Plan provides that the New Board will consist of individuals nominated by the Debtors and each of the Negotiating Noteholders and announced in the Plan Supplement. The election of those individuals to the New Board will be approved by Spectrum’s current board of directors and the Bankruptcy Court. Thereafter, the New Board will serve in accordance with the New Spectrum Governing Documents.

The Plan also provides that the existing directors of the Subsidiary Debtors will continue to serve in their same respective capacities after the Effective Date for the Reorganized Subsidiaries until replaced or removed in accordance with the Reorganized Subsidiary Governing Documents.

(b)	Compensation of Board Members

Under Spectrum’s director compensation policy, applicable to non-employee directors, directors receive an annual cash retainer of $100,000. The chair of the audit committee receives an additional annual retainer of $10,000 and the chair of the Company’s nominating and corporate governance committee, as well as the chair of the Company’s compensation committee each receive an additional annual retainer of $5,000. The non-employee chairman of the Board of Directors receives an additional annual retainer of $70,000. Directors also receive $1,500 for each Board of Directors meeting attended ($750 if they participate telephonically) and $1,500 for each committee meeting attended ($750 if they participate telephonically). The chairman receives an additional $1,000 for each Board of Directors meeting attended. Committee chairs receive an additional $1,000 per committee meeting attended.

Historically, each fiscal year, all directors other than the non-employee chairman of the Board of Directors received a stock grant equal to the lesser of 8,000 shares or that number of shares with a value at grant of $70,000 and the non-employee chairman of the Board of Directors received an annual stock grant equal to the lesser of 10,000 shares or that number of shares with a value at grant of $85,000. The shares would vest one-third per year on the first three anniversary dates of the grant. The Debtors do not intend to continue this program post-petition. Moreover, any grant of shares to directors will be extinguished under the Plan. The members of the Board do not currently receive any stock option awards, non-equity incentive plan compensation, pension, or nonqualified deferred compensation.

2.	Executive Officers

Set forth below is information with respect to the executive officers of the Company serving immediately prior to and during the pendency of the Chapter 11 Case:

•

Kent J. Hussey, Chief Executive Officer and Director, was appointed Chief Executive Officer in May 2007 and has served as a director since October 1996. He has served as Vice Chairman of the Board of Directors from January, 2007 until May, 2007. Mr. Hussey served as President and Chief Operating Officer from August 2002 until January 2007 and from April 1998 until November 2001. From December 2001 through July 2002, he served as President and Chief Financial Officer. From October 1996 until April 1998, he served as Executive Vice President of Finance Administration and Chief Financial Officer. From 1994 to 1996, Mr. Hussey was Vice President and Chief Financial Officer of ECC International. From 1991 to 1994, he served as Vice President and Chief Financial Officer of The Regina Company. Mr. Hussey also serves as a director of American Woodmark Corporation and various privately-held companies.

•

Anthony L. Genito was appointed Executive Vice President, Chief Financial Officer, and Chief Accounting Officer in October 2007. He previously had served as Senior Vice President, Chief Financial Officer, and Chief Accounting Officer since June 2007. From October 2005 until January 2007, Mr. Genito served as Senior Vice President and Chief Accounting Officer and from June 2004, when he joined the Company, until October 2005 he served as Vice President, Finance, and Chief Accounting Officer. Before joining the Company, Mr. Genito was employed for twelve years at Schering-Plough Corporation in various financial management positions, including serving as Vice President Global Supply Chain from July 2002 to June 2004. He began his career at Deloitte & Touche.

•

David R. Lumley, was appointed Co-Chief Operating Officer and President, Global Batteries and Personal Care in January 2007, and in October 2008 his area of responsibility was expanded to include the Home and Garden Business. Prior to that time, he served as President, North America from the time he joined the Company in January

2006. Mr. Lumley joined the Company from his position as President, Rubbermaid Home Products North America, which he had held since January 2004. Prior to his position at Rubbermaid, Mr. Lumley had been president and Chief Executive Officer of EAS, a leading sports nutrition company, since 2001. His background includes more than twenty-five years of experience in the consumer products industry, including having served as President of Brunswick Bicycles, President of OMC International, Senior Vice President, Sales and Marketing at Outboard Marine Corporation, and in a variety of leadership positions with Wilson Sporting Goods and other companies.

•

John A. Heil was appointed Co-Chief Operating Officer and President, Global Pet Supplies in January 2007. He served as President, Global Pet, from October 2005 until January 2007. Prior to that time he had served as President of the United Pet Group division of United Industries Corporation, since April 2005, shortly after the Company’s acquisition of United Industries Corporation in February 2005. Mr. Heil had served as President and Chief Executive Officer of the United Pet Group division of United Industries Corporation since United Industries Corporation acquired United Pet Group in June 2004. Mr. Heil joined United Pet Group in June 2000. Prior to that time he spent twenty-five years with the H.J. Heinz Company in various executive management positions including President and Managing Director of Heinz Pet Products, President of Heinz specialty Pet and Executive Vice President of Starkist Seafood. Mr. Heil also served as a director and member of the audit committee of VCA Antech, Inc. and a director and member of the compensation committee of Tempur-Pedic International, Inc.

The Plan provides that the officers of Spectrum will continue to serve in their same respective capacities after the Effective Date for Reorganized Spectrum until replaced or removed in accordance with the New Spectrum Governing Documents.

The Plan also provides that the existing officers of the Subsidiary Debtors will continue to serve in their same respective capacities after the Effective Date for the Reorganized Subsidiaries until replaced or removed in accordance with the Reorganized Subsidiary Governing Documents.

3.	Employees

The Company has approximately 6,100 full-time employees worldwide. Approximately 20% of its total labor force is covered by collective bargaining agreements. The Company is a party to three collective bargaining agreements that will expire in fiscal year 2009, which cover approximately 45% of the labor force under collective bargaining agreements, or approximately 9% of the Company’s total labor force. The Company believes that its overall relationship with its employees is good.

4.	Compensation and Benefits

The Company has historically provided a competitive compensation and benefit package to its executive officers, senior management, and other employees, consistent with its belief that the success of its business is dependent to a significant extent upon the efforts and abilities of its workforce. Historical information regarding certain of the Debtors’ compensation and benefits arrangements is provided in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008, which was filed with the SEC and which may be accessed on the SEC’s Web site, www.sec.gov, or on Spectrum Brands, Inc.’s Web site, www.spectrumbrands.com.

The Plan provides for the continuation of all compensation and benefit arrangements, except for any equity-based arrangements, which will be terminated. The Plan provides for a New Equity Incentive Plan under which new equity rights may be granted.

F.	Debtors’ Capital Structure

1.	Post-petition Senior Secured Obligations

As part of the restructuring process under Chapter 11, the Debtors obtained a $235 million senior secured debtor in possession revolving credit facility (the “DIP Facility”), which was approved by interim order of the Bankruptcy Court dated February 5, 2009 and final order of the Bankruptcy Court dated March 5, 2009. The DIP Facility was provided pursuant to a Ratification and Amendment Agreement with Wachovia Bank, National Association, as administrative and collateral agent, and certain of the existing lenders under the Debtors’ Existing Credit Agreement. The Ratification and Amendment Agreement amended the Existing Credit Agreement and the guarantee and collateral agreement governing the Existing Credit Agreement. The DIP Facility consists of (a) revolving loans, with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein, and (b) a supplemental loan in an amount up to $45 million provided by certain Noteholders (the “Supplemental DIP Facility Participants”) in the form of a participation interest (the “Supplemental Loan”). The obligations under the DIP Facility are (a) guaranteed by all of the Debtors, (b) secured by the same collateral that secured the Existing Credit Agreement, and (c) supported by a super-priority administrative expense claim against each of the Debtors.

The DIP Facility, exclusive of the Supplemental Loan, will mature on the earliest of (a) February 5, 2010, (b) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which will be no later than the Effective Date) of a plan of reorganization filed in the Chapter 11 Case that is confirmed pursuant to an order entered by the Bankruptcy Court, or (c) the termination of the commitment with respect to the DIP Facility.

The Supplemental Loan will mature on the earliest of (a) February 5, 2010, (b) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which will be no later than the Effective Date) of a plan of reorganization filed in the Chapter 11 Case that is confirmed pursuant to an order entered by the Bankruptcy Court, such plan and order on terms and conditions satisfactory to the Supplemental DIP Facility Participants, or (c) the termination of the commitment with respect to the DIP Facility; provided that if certain exit conditions are satisfied prior to the maturity of the Supplemental Loan pursuant to clauses (a) through (c) above, the maturity of the Supplemental Loan will be automatically extended to March 31, 2012.

The Debtors have estimated that as of July 15, 2009, there will be approximately $182,000,000 outstanding under the DIP Facility.

2.	Material Pre-petition Secured Obligations

(a)	Term Facility Loan Documents

As of the Petition Date, the Debtors’ liabilities include secured obligations in respect of collectively, the (a) $1.6 billion Credit Agreement dated as of March 30, 2007, among, inter alia, Spectrum as the Borrower, the Subsidiary Debtors as Guarantors, Goldman Sachs Credit Partners, L.P., as the Administrative Agent, the Collateral Agent and the Syndication Agent, Wachovia Bank, National Association, as the Deposit Agent, Bank of America N.A. as an LC Issuer and the Lenders as described therein (the “Term Lenders”); and (b) the other “Loan Documents” as defined therein (the “Term Facility Loan Documents”). The Debtors’ obligations under the Term Facility Loan Documents consist of, among other things, obligations in respect of term loans and a letter of credit facility. It is secured by (a) first priority liens on all of the Debtors’ domestic property (other than accounts receivable and inventory) and 65% of the equity interests of the Debtors’ first tier foreign subsidiaries and (b) second priority liens on the Debtors’ domestic accounts receivable and inventory. As of the Petition Date, Spectrum was liable for obligations under the Term Facility Loan Documents in the aggregate amount of approximately $1.4 billion. With the exception of the Secured Hedge Claims (which Secured Hedge Claims are treated as Other Secured Claims under the Plan), the obligations under the Term Facility Loan Documents are referred to as Term Facility Claims under the Plan and the Plan provides for such Claims to be Reinstated.

(b)	Existing Credit Agreement

On September 28, 2007, as provided for in the Senior Credit Agreement, the Debtors entered into a $225 million Asset Based Revolving Loan Facility pursuant to the credit facilities provided under the (a) Credit Agreement dated as of September 28, 2007 among, inter alia, Spectrum as Borrower, the Subsidiary Debtors as Guarantors, Wachovia Bank, National Association, as the Administrative Agent, the Collateral Agent and an LC Issuer, Goldman Sachs Credit Partners L.P., as the Syndication Agent, and certain Lenders as named therein; and (b) the other “Loan Documents” as defined therein (the “Existing Credit Agreement”). The Existing Credit Agreement replaced a portion of the term loans under the Term Facility Loan Documents. It is secured by first priority liens on the Debtors’ domestic accounts receivable and inventory. As of the Petition Date, Spectrum was liable for obligations under the Existing Credit Agreement for approximately $160 million. The obligations under the Existing Credit Agreement have been satisfied with the proceeds of the DIP Facility.

3.	Material Pre-petition Unsecured Obligations

(a)	Senior Subordinated Notes

Spectrum is party to an indenture dated as of September 30, 2003 (the “8 1/2% Senior Subordinated Notes Indenture”) with U.S. Bank National Association, as trustee, and the Subsidiary Debtors party thereto, as guarantors. Pursuant to the 8 1/2% Senior Subordinated Notes Indenture, Spectrum issued $350 million in principal amount of senior subordinated notes currently bearing interest at 8 1/2% per annum (the “8 1/2% Senior Subordinated Notes”). The 8 1/2% Senior Subordinated Notes mature in 2013 and require semi-annual interest-only payments until maturity. In March and April 2007, Spectrum conducted an offer to exchange the entire $350 million of outstanding principal amount of the 8 1/2% Senior Subordinated Notes for the same aggregate principal amount of variable rate toggle senior subordinated notes, subject to a variable rate of interest that increases semi-annually, varying depending on whether interest is payable in cash or increased principal and currently bearing interest at 12.75% per annum (the “Variable Rate Toggle Senior Subordinated Notes”). Approximately $3 million of the 8 1/2% Senior Subordinated Notes did not participate in the exchange offer. As such, Spectrum issued approximately $347 million in principal amount of Variable Rate Toggle Senior Subordinated Notes. Spectrum is party to an indenture in connection with the Variable Rate Toggle Senior Subordinated Notes, dated as of March 30, 2007, with U.S. Bank National Association as trustee (as successors to Wells Fargo Bank, N.A.), and the Subsidiary Debtors as guarantors. The Variable Rate Toggle Senior Subordinated Notes mature in 2013 and require semi-annual interest-only payments until maturity.

In addition, Spectrum is party to an indenture dated as of February 7, 2005 (the “7 3/8% Senior Subordinated Notes Indenture”) with U.S. Bank National Association, as trustee, and the Subsidiary Debtors, as guarantors. Pursuant to the 7 3/8% Senior Subordinated Notes Indenture, Spectrum issued $700 million in principal amount of senior subordinated notes currently bearing interest at 7 3/8% per annum (the “7 3/8% Senior Subordinated Notes”). The 7 3/8% Senior Subordinated Notes were guaranteed by the Subsidiary Debtors. The 7 3/8% Senior Subordinated Notes mature in 2015 and require semi-annual interest-only payments until maturity.

The 8 1/2% Senior Subordinated Notes, the Variable Rate Toggle Senior Subordinated Notes, and the 7 3/8% Senior Subordinated Notes (collectively, the “Spectrum Notes”) contain various covenants customary for these types of instruments. The Chapter 11 filings created an event of default under the Spectrum Notes. The Spectrum Notes are unsecured obligations that are treated as Noteholder Claims under the Plan.

(b)	Other Unsecured Obligations

Other unsecured obligations owed by the Debtors include, without limitation, claims of the Company’s vendors and suppliers, contract and lease parties, employees, former employees, shippers, contractors, utility companies, consultants, providers of business services, counterparties to hedging agreements, credit card companies, healthcare providers, and litigation claimants.

4.	Litigation Claims

The Debtors are subject to litigation from time to time in the ordinary course of business. The Debtors are not party to any pending legal proceedings which the Debtors believe to be material to their business or financial condition.

As a result of the Debtors’ Chapter 11 filing, with certain exceptions or unless otherwise ordered by the Court, the automatic stay prevents parties from pursuing any pre-petition claims and lawsuits. All liabilities alleged against the Debtors in such claims and lawsuits will be treated under the Plan. Claims and lawsuits based upon liabilities arising after the Petition Date generally are not subject to the automatic stay.

5.	Pre-petition Equity

(a)	Spectrum Interests

Spectrum had approximately 52,803,341 shares of common stock outstanding as of December 28, 2008, held by approximately 416 record holders at par value $0.01 per share.

Beginning in 1997, Spectrum’s common stock traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “SPC.” On December 15, 2008, NYSE Regulation, Inc. (“NYSE Regulation”) announced that NYSE Regulation had determined that the common stock of Spectrum should be suspended from trading on the New York Stock Exchange prior to market opening on December 22, 2008. NYSE Regulation noted that the decision to suspend Spectrum’s common stock was reached in view of the fact that Spectrum had recently fallen below the NYSE’s continued listing standard regarding average global market capitalization over a consecutive 30 trading day period of not less than $25 million, the minimum threshold for listing on the NYSE. Spectrum’s common stock is currently quoted on the Pink Sheet Electronic Quotation Service under the ticker symbol “SPCB.”

Under the Plan, Spectrum’s common stock will be cancelled and no distribution will be made to holders of the common stock.

(b)	Subsidiary Interests

Spectrum is the ultimate parent and directly or indirectly owns 100% of the interests in the other Debtors. The Plan provides that Spectrum will retain such interests, subject to any applicable restrictions arising under the Exit Facility.

G.	Summary of Assets

The Debtors’ assets consist primarily of merchandise inventory, property, plant and equipment, cash and trade and other receivables. The Debtors have filed Schedules of Assets with the Bankruptcy Court that contain detail as to the assets owned by each of the Debtors. The Schedules of Assets may be reviewed during business hours in the offices of the Clerk of the Bankruptcy Court or may be viewed at www.loganandco.com. Information as to the Debtors’ assets (including the non-Debtor subsidiaries) is also available in the balance sheets included in the Annual Report on Form 10-K of Spectrum filed with the SEC for the fiscal year ended September 30, 2008. The aforementioned Annual Report on Form 10-K, along with any subsequent filings, may be accessed on the SEC’s Web site, www.sec.gov, or on Spectrum’s Web site, www.spectrumbrands.com.

H.	Historical Financial Information

The Company’s fiscal year ends on the last day of September. Financial information regarding the Debtors and non-Debtor subsidiaries for the fiscal year ended September 30, 2008, is available in the Annual Report on Form 10-K of Spectrum filed with the SEC for such period. The financial information contained in the Annual Report on Form 10-K for the fiscal year ended September 30, 2008 has been audited. The aforementioned Annual Report on Form 10-K may be accessed on the SEC’s Web site, www.sec.gov, or on Spectrum’s Web site, www.spectrumbrands.com. The Company has prepared its financial statements in accordance with United States generally accepted accounting principles as set forth by the Public Company Accounting Oversight Board.

I.	Additional Information

The Company’s Web site (www.spectrumbrands.com) provides additional information about the Company. On the Company’s Web site one can obtain, free of charge, prior year Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all of the Company’s other periodic filings with the SEC. One can also obtain copies of all of the

Company’s recent press releases. The Company’s Web site also contains important information about its corporate governance practices, including its Code of Business Conduct and Ethics, information on the members of its Board of Directors, its Corporate Governance Guidelines, and its Committee Charters.

J.	Events Leading to Commencement of the Chapter 11 Case

For much of the past decade, the Company pursued a strategy of pursuing strategic acquisitions in furtherance of its goal of being a diversified global consumer products company competing in high growth markets. A number of such acquisitions were financed in substantial part with debt from a variety of sources. Today, each of the Company’s individual business lines is profitable and cash-flow positive. Notwithstanding that fact, however, it has become clear over the past several years that, in total, the acquisitions that were made have not succeeded in growing as rapidly as the Company had expected, nor have they enabled the Company to generate a level of profitability that will adequately service the Company’s existing debt burden.

In the third quarter of its fiscal year ended September 30, 2006, the Company engaged advisors to assist it in exploring possible strategic options, including divesting certain of its assets, in order to sharpen the Company’s focus on strategic growth businesses, reduce its outstanding indebtedness and maximize long-term shareholder value. In connection with this undertaking, during the first quarter of its fiscal year ended September 30, 2007, the Company approved and initiated a plan to sell the assets related to its Home and Garden Business.

During the first and second quarters of fiscal year 2007, the Company engaged in substantive negotiations with a potential purchaser as to definitive terms for the purchase of the Home and Garden Business; however, the potential purchaser ultimately determined not to pursue the acquisition. The Company continued to actively market the Home and Garden Business after such time and in November 2007, the Company completed the sale of the Canadian division of the Home and Garden Business. However, the Company was unsuccessful in selling the rest of the Home and Garden Business.

In August 2007, the Company and its financial advisors initiated a process to sell the Company’s Global Pet Supplies business. However, after receiving preliminary indications of interest in October of 2007, in view of the challenging conditions in the credit market and the levels of the indications of interest received, the Company subsequently determined to suspend the sale process.

In the second quarter of fiscal year 2008, the Company was approached by Harbinger with respect to a possible sale of the Company’s Global Pet Supplies business. Following discussions with Harbinger and other possible buyers, the Company entered into a definitive agreement with certain controlled affiliates of Harbinger, to sell the assets related to its Global Pet Supplies business, subject to the consent of the Company’s lenders under its senior credit facilities. The agreement provided for a purchase price of $692.5 million in cash and an aggregate principal amount of the Company’s subordinated debt securities equal to $222.5 million less an amount equal to accrued and unpaid interest on such subordinated debt securities since the dates of the last interest payments thereon. The Company received the requisite consent of the lenders under the Existing Credit Agreement but was unable to obtain the requisite consent of the Term Lenders to such sale, and in July 2008, entered into a termination agreement regarding the agreement to sell the assets related to Global Pet Supplies. The Equity Committee has asserted that the offered purchase price for the Global Pet Supplies business equated to approximately 9.9X EBITDA, and thus evidences the alleged undervaluation occurring under the Plan. This assertion is incorrect from a current enterprise valuation perspective. Most importantly, the Global Pet Supplies business accounts for only one-third of the Debtors’ businesses, and thus applying the same multiple to the Debtors’ entire enterprise is both illogical and unfounded. Moreover, the transaction was proposed prior to the current fiscal crisis, when obtainable values were meaningfully higher than now available and access to capital was significantly greater. Finally, in light of the composition of the purchase price, applying a 9.9X multiple is clearly misplaced.

In the first quarter of its fiscal year ending September 30, 2009, the Company again attempted to sell a portion of its Home and Garden Business, the FGM Business, which attempt was unsuccessful. In November 2008, following an evaluation of the historical lack of profitability and the projected input costs and significant working capital demands for the growing product portion of the Home and Garden Business for the Company’s 2009 fiscal year and the Company’s inability to complete a sale thereof, the Company’s board of directors committed to the shutdown of the FGM Business.

As a result of the Company’s inability to reduce its outstanding indebtedness through asset sales, in the fourth quarter of fiscal year 2008, the Company engaged additional financial advisors to evaluate a wide variety of possible options to reduce or restructure its outstanding indebtedness. As part of this evaluation, these advisors contacted, on an individual basis, holders of the Company’s public notes to explore various restructuring transactions.

While the Company had sufficient liquidity to maintain its operations and service its debt obligations during fiscal years 2007 and 2008, and into the first quarter of fiscal year 2009 (beginning October 2008), and believed it would have sufficient liquidity to maintain such operations and debt service going forward, the Company experienced a number of negative impacts on liquidity in late 2008 and into 2009. These unfavorable impacts included among others: (i) loss of its overdraft bank facility in Europe, causing an increase in cash balances necessary to maintain operations; (ii) loss of credit insurance that certain of the Company’s foreign suppliers previously utilized to insure their accounts receivables from the Company, resulting in a tightening of terms in some cases to cash in advance or cash on delivery; (iii) deterioration of the global economic environment and the credit crisis, causing many creditors of the Company to limit risk exposure to over-leveraged companies such as the Company; (iv) negative reports on the Company’s prospects from debt and equity analysts and the rating agencies; and (v) continuing cash outflows related to ongoing restructuring and cost reduction initiatives.

In addition, a variety of factors, culminating with the announcement by the NYSE that the Company was subject to an impending delisting, resulted in a precipitous decline in its share price. This decline fueled concern on the part of suppliers and vendors that a free-fall bankruptcy filing was imminent. As a result, the Company experienced further tightening of credit terms from certain of its suppliers, and hence a further tightening of its liquidity. Compounding this tightening of liquidity was the impact of the seasonal nature of the Company’s businesses during December 2008 and January 2009, as the Company continued to devote increasing amounts of cash on hand and cash flows from its operations to meet working capital requirements. During this time, borrowing availability under the asset-based Existing Credit Agreement was also restricted due to a seasonal decline in accounts receivables. As a result of the combined impact of the above mentioned factors, the Company experienced an accelerating decline in available cash.

In this context, the Company pursued discussions with certain of the individual Noteholders that had each separately expressed an interest in a possible transaction to restructure the subordinated debt. In January 2009, the Company with the assistance of its advisors engaged in intensive negotiations with each of these Noteholders and each of their respective advisors. Meanwhile, the Company’s available cash continued to decline. On February 2, 2009, in light of its discussions with the Noteholders, insufficient remaining funds, and inability to access additional capital, the Company did not make the $25.8 million interest payment due February 2, 2009 on the Company’s 7 3/8% Senior Subordinated Notes due 2015. As a result, the lenders under the Existing Credit Agreement notified the Company that funding would no longer be available to the Company, which severely limited the Company’s options.

In connection with the foregoing paragraphs, the Equity Committee has requested that the following statement appear here:

“The Equity Committee questions whether the Debtors’ bankruptcy filings were necessary and unavoidable. Spectrum had $100.7 million of cash in hand as of December 28, 2008, which somehow depleted to $37 million on February 1, 2009. Although it appeared that Spectrum had sufficient cash on hand, it missed a $25.8 million interest payment due on its 7 3/8% Senior Subordinated Notes on February 2, 2009, resulting in a credit default. Meanwhile management incentive compensation payments in the amount of $30 million were paid during the quarter ended 12/28/08.”

The Debtors disagree with the statement. As the paragraphs above indicate, the Company’s available cash declined markedly over a two-month period and it was left with insufficient funds to make the interest payment and fund ongoing operations. In any event, the Company’s future viability was dependent on solving its over-leveraged position, which the Company was positioning itself to do through negotiations with the Negotiating Noteholders.

On February 3, 2009, the Company and its United States subsidiaries entered into a restructuring support agreement (the “Restructuring Support Agreement”) with the holders of, in the aggregate, approximately 70% of the face value of the Company’s outstanding public notes. The Restructuring Support Agreement provided for the Company, subject to the terms and conditions of the agreement, to effectuate a significant deleveraging transaction through a chapter 11 filing. Each of the Negotiating Noteholders has agreed to support the Plan on the terms and conditions set forth in the Restructuring Support Agreement, and, upon receipt of a Bankruptcy Court approved disclosure statement and when properly solicited to do so, to vote all of their respective public note claims in favor of the Plan.

In the weeks leading up to their chapter 11 filing, the Debtors’ financial advisors also contacted various potential sources of post-petition financing, including, without limitation, the Company’s existing lenders. Four potential sources of financing emerged. In addition, the Debtors’ financial advisors approached another large financial institution at the request of a large stakeholder. Two verbal financing proposals were obtained, both of which required priming of the liens of the Term Lenders. The Company also received a proposal from its pre-petition revolving lenders, which included a participation proposal from each of the Negotiating Noteholders. The Term Lenders also made a proposal with favorable terms, but their proposal contained financial covenants that concerned the Company. Although the Term Lenders ultimately removed the financial covenants from their proposal, the Company ultimately chose the financing offered by their pre-petition revolving lenders, with a participation to be provided by the Negotiating Noteholders, because this financing (which did not seek to prime the liens of the Term Lenders) provided the Debtors with a firm financing commitment backed by the parties supporting the Debtors’ overall operational and balance sheet restructuring. With financing agreed to, the Debtors commenced the Chapter 11 Case.

V. CHAPTER 11 CASE

A.	Continuation of Business; Stay of Litigation

As described above, on the date hereof, the Debtors commenced the Chapter 11 Case by filing petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Debtors continue to operate as debtors in possession subject to the supervision of the Bankruptcy Court and in accordance with the Bankruptcy Code. The Debtors are authorized to operate their businesses and manage their properties in the ordinary course, with transactions outside of the ordinary course of business requiring Bankruptcy Court approval.

An immediate effect of the filing of the Debtors’ bankruptcy petitions is the imposition of the automatic stay under the Bankruptcy Code which, with limited exceptions, enjoins the commencement or continuation of all collection efforts by Creditors, the enforcement of Liens against property of the Debtors, and the continuation of litigation against the Debtors. The relief provides the Debtors with the “breathing room” necessary to reorganize their businesses and prevents Creditors from obtaining an unfair recovery advantage while the Chapter 11 Case is ongoing.

B.	First Day Orders

On the first day of the Chapter 11 Case, the Debtors filed several applications and motions seeking relief by virtue of so-called “first day orders.” First day orders are intended to facilitate the transition between a debtor’s pre-petition and post-petition business operations by approving certain regular business practices that may not be specifically authorized under the Bankruptcy Code or as to which the Bankruptcy Code requires prior approval by the bankruptcy court. The first day orders the Debtors obtained in the Chapter 11 Case, which are typical of orders entered in business reorganization cases across the country, authorize, among other things:

•	joint administration of the Debtors’ chapter 11 cases;

•	emergency consideration of certain first-day matters;

•	designation of the Debtors’ chapter 11 cases as complex cases;

•	certain procedures specific to a pre-negotiated chapter 11 case;

•	extending time for the filing of schedules and statements and permanently waiving the same upon confirmation of the Plan;

•	deeming utilities adequately assured of payment, prohibiting utilities from altering, refusing, or discontinuing services, and establishing procedures for resolving requests for adequate assurance;

•	payment of prepetition claims to certain critical vendors;

•	payment of prepetition obligations to foreign vendors;

•	payment of prepetition shipping and warehouse charges;

•	authorizing payment of goods delivered post-petition and goods delivered within twenty days of filing date, return of goods and other related obligations;

•	payment of certain pre-petition employee compensation, benefits and expense reimbursements and continuation of employee programs on a post-petition basis;

•	payment of certain pre-petition taxes and other ordinary course governmental obligations;

•	honoring of certain pre-petition customer obligations and continuation of customer programs and practices;

•	continued payment of pre-petition insurance obligations;

•	rejection of certain real property leases;

•	continued use of the existing cash management system and bank accounts, and continued use of current investment and deposit policy; and

•	obtaining post-petition financing and authorizing the use of cash collateral.

C.	Debtors’ Retention of Professionals

The Debtors are represented in the Chapter 11 Case by Skadden, Arps, Slate, Meagher & Flom LLP, the Law Offices of William B. Kingman, P.C. and Vinson & Elkins LLP as co-bankruptcy counsel and Sutherland Asbill & Brennan LLP as special counsel. In addition, the Debtors have obtained the financial advisory and investment banking services of Perella Weinberg, the tax consulting and compliance services of Deloitte Tax LLP, the auditing and accounting services of KPMG LLC, and certain non-duplicative tax, auditing and accounting services of Ernst & Young, LLP. The Debtors have also retained a number of other professional firms to assist them in the ordinary course of their businesses.

D.	Appointment of Official Committees

An official committee of unsecured creditors has not been appointed in the Chapter 11 Case.

On February 24, 2009, stockholder Mittleman Brothers LLC sent a letter to the United States Trustee requesting the appointment of an official committee of equity security holders for the Chapter 11 Case. On February 27, 2009, a senior attorney on staff with the SEC sent a letter to the United States Trustee indicating that the SEC’s staff would recommend to the SEC that it support the appointment of an Equity Committee. On March 2, 2009, the Debtors sent a letter to the United States Trustee opposing the appointment of an Equity Committee. On March 6, 2009, the United States Trustee filed a Notice of Appointment of Committee of Equity Security Holders, appointing the Equity Committee consisting of Mittleman Brothers LLC (Equity Committee Chairperson), Ralston H. Coffin, Cookie Jar LLC, and Peter and Karen Locke, Living Trust. The Debtors asked the United States Trustee to publicly clarify that the appointment of an equity committee does not mean that the Debtors are solvent or that the shareholders will receive a distribution under a plan of reorganization. The United States Trustee, however, declined to do so. Since the Debtors believe that the appointment of the Equity Committee was unnecessary and inappropriate, the Debtors have reserved all rights with respect to the Equity Committee, including the right to seek the Equity Committee’s disbandment. The Equity Committee has indicated that it would vigorously oppose any such efforts by the Debtors.

The United States Trustee’s decision to appoint the Equity Committee does not mean that the Debtors are solvent or that holders of Spectrum’s common stock are entitled to, or will, receive a distribution under any plan of reorganization. In fact, given the Debtors’ valuation, the Debtors believe that the shareholders are woefully out of the money, and therefore, the Plan proposes to cancel all existing shares of Spectrum’s common stock upon Plan confirmation. If the Plan is confirmed and implemented as currently filed, shareholders will not receive any distributions on account of such stock. The Equity Committee opposes the Plan as currently filed, has indicated that it believes that shares of Spectrum stock have substantial value, and is in the process of obtaining discovery regarding the valuation of the Debtors and events leading up to the filing of these cases. The Debtors disagree with the Equity Committee’s views on valuation.

E.	Post-Petition and Post-Confirmation Funding

1.	DIP Facility

The Debtors’ $235 million DIP Facility was approved by the Bankruptcy Court’s interim order dated February 5, 2009 and final order dated March 5, 2009 (the “Final DIP Financing Order”). The Ratification and Amendment Agreement amended the Existing Credit Agreement and the guarantee and collateral agreement governing the Existing Credit Agreement. The DIP Facility consists of (a) revolving loans, with a portion available for letters of credit and a portion available as swing line loans, in each case subject to the terms and limits described therein, and (b) the Supplemental Loan. The obligations under the DIP Facility are (a) guaranteed by all of the Debtors, (b) secured by the same collateral that secured the ABL Facility, and (c) supported by a super-priority administrative expense claim against each of the Debtors.

The Final DIP Financing Order, among other things, approved certain of the fee provisions of the Ratification and Amendment Agreement, with certain agreed modifications. Accordingly, under certain circumstances, the Supplemental DIP Facility Participants will be entitled to an exit fee of 2.0% to 4.0% of the principal amount of the Supplemental Loan that is permanently repaid or prepaid. In addition, the Final DIP Financing Order approved a fee to the Supplemental DIP Facility Participants in the form of 9.9% of the equity in the Reorganized Debtors (the “Equity Fee”). However, the Final DIP Financing Order placed certain restrictions on the Equity Fee. One such restriction is that the Equity Fee may not dilute any equity that may be issued in the Chapter 11 Case to holders of Claims or Interests other than the claims held by the Noteholders. No such equity is being issued under the Plan to holders of Claims or Interests other than the Noteholders. Another restriction is that each Noteholder meeting certain qualifications must be afforded the opportunity to purchase a non-voting economic subparticipation in each Negotiating Noteholders’ share of the Supplemental Loan, if such qualified Noteholder expressed interest in participating in writing. Pursuant to a notice provided by the Indenture Trustee, the deadline for any such expression of interest was March 26, 2009, and no qualifying Noteholder responded with any indication of interest.

The DIP Facility, exclusive of the Supplemental Loan, will mature on the earliest of (a) February 5, 2010, (b) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which will be no later than the Effective Date) of a plan of reorganization filed in the Chapter 11 Case that is confirmed pursuant to an order entered by the Bankruptcy Court, or (c) the termination of the commitment with respect to the DIP Facility.

The Supplemental Loan component will mature on the earliest of (a) February 5, 2010, (b) the substantial consummation (as defined in Section 1101 of the Bankruptcy Code and which will be no later than the Effective Date) of a plan of reorganization filed in the Chapter 11 Case that is confirmed pursuant to an order entered by the Bankruptcy Court, such plan and order on terms and conditions satisfactory to the Supplemental DIP Facility Participants, or (c) the termination of the commitment with respect to the DIP Facility; provided that if certain exit conditions are satisfied prior to the maturity of the Supplemental Loan pursuant to clauses (a) through (c) above, the maturity of the Supplemental Loan will be automatically extended to March 31, 2012.

2.	Plan Financing

The Plan requires that the Debtors include in the Plan Supplement, to be filed at least five (5) Business Days before the Confirmation Hearing, a term sheet for the proposed Exit Facility. The Debtors are well-positioned to satisfy that requirement.

Although they have not yet commenced a formal solicitation process, they have obtained expressions of interest from, and entered into confidentiality agreements, with several potential lenders. In addition, the Debtors have received a proposed term sheet from Wachovia Bank, National Association, the agent under the DIP Facility. Immediately following the date hereof, the Debtors intend to commence a formal solicitation process by issuing a confidential information memorandum to a broad range of potential lenders and to thereafter actively seek exit financing on the best market terms available. The projections included herewith assume a market rate Exit Facility, which the Debtors are confident they can obtain. The closing of an Exit Facility is a condition precedent to the occurrence of the Effective Date of the Plan.

F.	Plan Process

The Debtors commenced the plan process on the Petition Date by filing a proposed plan of reorganization and accompanying disclosure statement. The plan reflected terms that were pre-negotiated with each of the Negotiating Noteholders and documented in the Restructuring Support Agreement. In addition to specifying the terms on which each of the Negotiating Noteholders would support a plan, the Restructuring Support Agreement established deadlines for the various stages of the plan process. Those deadlines include April 15, 2009 for the approval of a disclosure statement, June 30, 2009 for the confirmation of a plan, and July 15, 2009 for emergence from Chapter 11. The Negotiating Noteholders may extend any of those deadlines but are under no obligation to do so. In the absence of an extension, if any deadline is missed, any Negotiating Noteholder may choose to terminate its support for the Plan.

The Bankruptcy Court scheduled a hearing to consider the adequacy of the disclosure statement for March 19, 2009. Notice of the hearing was provided to all creditors, stockholders, and other parties in interest. The Plan was met with opposition from the Term Lenders, who opposed the reinstatement of their Term Facility Claims, and by the Equity Committee that was appointed on March 6, 2009, which claimed that the Plan undervalued stock interests. Prior to the disclosure statement hearing on March 19, 2009, the Debtors decided to continue the hearing and obtained a new hearing date of April 14, 2009. In advance of the continued hearing, the Debtors filed a revised plan of reorganization, along with a revised disclosure statement, each reflecting modifications made pursuant to informal comments and formal objections received from parties in interest. The Bankruptcy Court approved the revised disclosure statement by order dated April 15, 2009. This Disclosure Statement is the final form approved by the Bankruptcy Court.

The Plan attached to this Disclosure Statement is the final form approved by the Bankruptcy Court for purposes of solicitation and confirmation, subject to any permissible modifications. The Bankruptcy Court established a voting deadline, by which Ballots must be returned to the Class 7 Voting Agent or the Class 2 Voting Agent, as applicable, and a confirmation objection deadline, by which all objections to the Plan must be filed with the Bankruptcy Court and served on the Debtors’ counsel, of May 29, 2009. The Confirmation Hearing is set to commence on June 15, 2009 and, if necessary, to continue on June 16, 22, 23 and 24, 2009. This schedule should permit the Debtors to satisfy the confirmation deadline in the Restructuring Support Agreement.

VI. SUMMARY OF THE PLAN OF REORGANIZATION

THIS SECTION PROVIDES A SUMMARY OF THE STRUCTURE AND IMPLEMENTATION OF THE PLAN AND THE CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS UNDER THE PLAN AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PLAN, WHICH ACCOMPANIES THIS DISCLOSURE STATEMENT, AND TO THE EXHIBITS ATTACHED THERETO.

THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT INCLUDE SUMMARIES OF THE PROVISIONS CONTAINED IN THE PLAN AND IN DOCUMENTS REFERRED TO THEREIN. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE PRECISE OR COMPLETE STATEMENTS OF ALL THE TERMS AND PROVISIONS OF THE PLAN OR DOCUMENTS REFERRED TO THEREIN, AND REFERENCE IS MADE TO THE PLAN AND TO SUCH DOCUMENTS FOR THE FULL AND COMPLETE STATEMENTS OF SUCH TERMS AND PROVISIONS.

THE PLAN ITSELF AND THE DOCUMENTS REFERRED TO THEREIN WILL CONTROL THE TREATMENT OF CLAIMS AGAINST, AND INTERESTS IN, THE DEBTORS UNDER THE PLAN AND WILL, UPON THE EFFECTIVE DATE, BE BINDING UPON HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, THE DEBTORS, THE REORGANIZED

DEBTORS, AND OTHER PARTIES IN INTEREST. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN OR ANY OTHER OPERATIVE DOCUMENT, THE TERMS OF THE PLAN AND/OR SUCH OTHER OPERATIVE DOCUMENT WILL CONTROL.

A.	Overall Structure of the Plan

Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11, a debtor is authorized to reorganize its business for the benefit of its creditors and shareholders. Upon the filing of a petition for relief under Chapter 11, Section 362 of the Bankruptcy Code provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the Chapter 11 Case.

The consummation of a plan of reorganization is the principal objective of a Chapter 11 case. A plan of reorganization sets forth the means for satisfying claims against and interests in a debtor. Confirmation of a plan of reorganization by the Bankruptcy Court makes the plan binding upon the debtor, any issuer of securities under the plan, any person acquiring property under the plan, and any creditor of, or equity security holder in, the debtor, whether or not such creditor or equity security holder (i) is impaired under or has accepted the plan or (ii) receives or retains any property under the plan. Subject to certain limited exceptions, and other than as provided in the plan itself or the confirmation order, the confirmation order discharges the debtor from any debt that arose prior to the date of confirmation of the plan and substitutes for such debt the obligations specified under the confirmed plan, and terminates all rights and interests of equity security holders.

The terms of the Debtors’ Plan are based upon, among other things, the Debtors’ assessment of their ability to achieve the goals of their business plan, make the distributions contemplated under the Plan, and pay their continuing obligations in the ordinary course of their businesses. Under the Plan, Claims against and Interests in the Debtors are divided into Classes according to their relative seniority and other criteria.

If the Plan is confirmed by the Bankruptcy Court and consummated, (i) the Claims and Interests in certain Classes will be reinstated or receive distributions equal to the full amount of such Claims and (ii) the Claims and Interests in certain other Classes will receive no recovery on such Claims or Interests. On the Effective Date and at certain times thereafter, the Reorganized Debtors will distribute Cash, New Common Stock, New Notes, and other property in respect of certain Classes of Claims as provided in the Plan. The Classes of Claims against and Interests in the Debtors created under the Plan, the treatment of those Classes under the Plan, and the other property to be distributed under the Plan, are described below.

B.	Reorganized Capital Structure Created by Plan

The Plan sets forth the capital structure for the Reorganized Debtors upon their emergence from Chapter 11, which is summarized as follows:

•

Exit Facility. On the Effective Date, the Reorganized Debtors will obtain new financing, having terms substantially in accordance with the term sheet included in the Plan Supplement, and subject to the consent of each of the Negotiating Noteholders, which consent will not be unreasonably withheld, to provide a portion of the funds necessary to make payments required to be made on the Effective Date, as well as funds for working capital and other general corporate purposes after the Effective Date.

•

Continuing Obligations. The obligations underlying the Term Facility Loan Documents will be Reinstated and continued in accordance with their original terms. Certain Other Secured Claims will also be continued in accordance with their original terms.

•

New Senior Subordinated Notes. The Reorganized Debtors will authorize a new series of senior subordinated toggle notes issued by Reorganized Spectrum under the New Indenture, with the Reorganized Subsidiaries as guarantors and an indenture trustee to be determined in an aggregate principal amount equal to $218,076,405, which amount represents 20% of the Allowed Noteholder Claims.

•

Spectrum Equity Ownership. The Reorganized Debtors will (i) provide for authorized capital on the Effective Date equal to 150,000,000 shares of New Common Stock; (ii) issue on the Effective Date up to an aggregate amount of 2,970,000 shares of New Common Stock for distribution in accordance with the terms of the DIP Facility; (iii) issue on the Effective Date up to an aggregate of 27,030,000 shares of New Common Stock for distribution to holders of Allowed Noteholder Claims; and (iv) reserve for issuance the number of shares of New Common Stock necessary (excluding shares that may be issuable as a result of the antidilution provisions thereof) to satisfy the required distributions of equity awards granted under the New Equity Incentive Plan (excluding shares that may be issuable as a result of the antidilution provisions thereof).

C.	Classification and Treatment of Claims and Interests

Section 1122 of the Bankruptcy Code provides that a plan of reorganization must classify the claims and interests of a debtor’s creditors and equity interest holders. In accordance with Section 1122 of the Bankruptcy Code, the Plan divides Claims and Interests into Classes and sets forth the treatment for each Class (other than Administrative Claims and Priority Tax Claims, which, pursuant to Section 1123(a)(1), do not need to be classified). The Debtors also are required, under Section 1122 of the Bankruptcy Code, to classify Claims against and Interests in the Debtors into Classes that contain Claims and Interests that are substantially similar to the other Claims and Interests in such Class.

The Debtors believe that the Plan has classified all Claims and Interests in compliance with the provisions of Section 1122 of the Bankruptcy Code and applicable case law, but it is possible that a holder of a Claim or Interest may challenge the Debtors’ classification of Claims and Interests and that the Bankruptcy Court may find that a different classification is required for the Plan to be confirmed. In that event, the Debtors intend, to the extent permitted by the Bankruptcy Code, the Plan, and the Bankruptcy Court, to make such reasonable modifications of the classifications under the Plan to permit confirmation and to use the Plan acceptances received for purposes of obtaining the approval of the reconstituted Class or Classes of which each accepting holder ultimately is deemed to be a member. Any such reclassification could adversely affect the Class in which such holder initially was a member, or any other Class under the Plan, by changing the composition of such Class and the vote required of that Class for approval of the Plan.

The classification of Claims and Interests and the nature of distributions to members of each Class are summarized below. The Debtors believe that the consideration, if any, provided under the Plan to holders of Claims and Interests reflects an appropriate resolution of their Claims and Interests, taking into account the differing nature and priority (including applicable contractual and statutory subordination) of such Claims and Interests and the fair value of the Debtors’ assets. In view of the deemed rejection by Classes 8 and 9, however, as set forth below, the Debtors will seek confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code. Specifically, Section 1129(b) of the Bankruptcy Code permits confirmation of a Chapter 11 plan in certain circumstances even if the plan has not been accepted by all impaired classes of claims and interests. See Section X.G below. Although the Debtors believe that the Plan can be confirmed under Section 1129(b), there can be no assurance that the Bankruptcy Court will find that the requirements to do so have been satisfied.

1.	Treatment of Unclassified Claims under the Plan

(a)	Administrative Claims

An Administrative Claim is defined in the Plan as a Claim for payment of an administrative expense of a kind specified in Sections 503(b) or 1114(e)(2) of the Bankruptcy Code and entitled to priority pursuant to Section 507(a)(2) of the Bankruptcy Code, including, but not limited to, (i) the actual, necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors, including, without limitation, wages, salaries, or commissions for services rendered after the commencement of the Chapter 11 Case, (ii) Professional Fee Claims, (iii) Substantial Contribution Claims, (iv) all fees and charges assessed against the Estates under Section 1930 of Title 28 of the United States Code, and (v) Cure payments for contracts and leases that are assumed under Section 365 of the Bankruptcy Code.

Under the Plan, except as otherwise provided for in Section 10.1 of the Plan, on, or as soon as reasonably practicable after, the latest of (i) the Effective Date, (ii) the date such Administrative Claim becomes an Allowed Administrative Claim, or (iii) the date such Administrative Claim becomes payable pursuant to any agreement between the holder of such Administrative Claim and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, the holder of each such Allowed Administrative Claim will receive in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Administrative Claim, (A) Cash equal to the unpaid portion of such Allowed Administrative Claim or (B) such different treatment as to which such holder and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, will have agreed upon in writing; provided, however, that Allowed Administrative Claims with respect to liabilities incurred by a Debtor in the ordinary course of business during the Chapter 11 Case will be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

The Plan provides that all final requests for payment of Professional Fee Claims and Substantial Contribution Claims must be filed and served on the Reorganized Debtors, their counsel, and other necessary parties in interest no later than sixty (60) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to such requests for payment must be filed and served on the Reorganized Debtors, their counsel, and the requesting Professional or other entity no later than twenty (20) days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable request for payment was served.

As part of the Restructuring Support Agreement, the Debtors have agreed that on the Effective Date, to the extent that each of the following professionals have not been compensated pursuant to the DIP Facility, the Reorganized Debtors will pay the Negotiating Noteholders the reasonable fees and expenses of each of the following incurred in connection with the Chapter 11 Case (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, and Oppenheimer, Blend, Harrison & Tate, Inc., counsel to Harbinger; (ii) Bracewell & Giuliani LLP, counsel to D. E. Shaw; (iii) Akin Gump Strauss Hauer & Feld LLP, counsel to Avenue; and (iv) Lazard Freres & Co., financial advisor to Harbinger; without the need for any of the Negotiating Noteholders to file an application or otherwise seek Bankruptcy Court approval for the payment of such professional fees and expenses.

In addition, on the Effective Date, the Reorganized Debtors will pay the Indenture Trustee Expenses without the need for the Indenture Trustee to file an application or otherwise seek Bankruptcy Court approval for the payment of the Indenture Trustee Expenses.

(b)	DIP Facility Claims

Pursuant to the Plan, DIP Facility Claims are the Claims existing under the postpetition debtor in possession credit facilities provided under the (i) Existing Credit Agreement as amended by the Ratification and Amendment Agreement dated February 5, 2009, among Spectrum as Borrower, the Subsidiary Debtors as Guarantors, Wachovia Bank, National Association as Administrative and Collateral Agent, and the other parties thereto, as amended, supplemented, or otherwise modified from time to time; and (ii) related loan and security documents, as amended, supplemented, or otherwise modified from time to time. DIP Facility Claims include Secured Hedge Claims held by any DIP Facility Lender.

The DIP Facility Claims will be deemed Allowed in their entirety for all purposes of the Plan and the Chapter 11 Case. The holders of the Allowed DIP Facility Claims will receive, on the later of the Effective Date or the date on which such DIP Facility Claims become payable pursuant to any agreement between such holders and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed DIP Facility Claims, (i) such treatment as required under the DIP Facility, including, without limitation, the issuance of shares of New Common Stock on account of the Equity Fee, as provided below; or (ii) such different treatment as to which such holders and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, will have agreed upon in writing; provided, however, that in respect of any letters of credit issued and undrawn under the DIP Facility, unless the issuing bank is a lender under the Exit Facility and permits such letters of credit to be rolled over and treated as letters of credit issued under the Exit Facility, the Debtors or the Reorganized Debtors will be required to either, with the consent of such issuing bank: (A) cash collateralize such letters of credit in an amount equal to 105% of the undrawn amount of any such letters of credit, (B) return any such letters of credit to the issuing bank undrawn and marked “cancelled,” or (C) provide a “back-to-back” letter of credit to the issuing bank in a form and issued by an institution reasonably satisfactory to such issuing bank, in an amount equal to 105% of the then undrawn amount of such letters of credit.

With respect to the Equity Fee, each Supplemental DIP Facility Participant will receive, on the Effective Date and in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Equity Fee, its allocable share, as determined by Schedule 9.2(a) of the DIP Facility, of 2,970,000 shares of New Common Stock.

(c)	Priority Tax Claims

The Plan defines Priority Tax Claims as Claims entitled to priority pursuant to Section 507(a)(8) of the Bankruptcy Code. Such Claims include Claims of governmental units for taxes owed by the Debtors that are entitled to a certain priority in payment pursuant to Section 507(a)(8) of the Bankruptcy Code. The taxes entitled to priority are (i) taxes on or measured by income or gross receipts that meet the requirements set forth in Section 507(a)(8)(A) of the Bankruptcy Code, (ii) property taxes meeting the requirements of Section 507(a)(8)(B) of the Bankruptcy Code, (iii) taxes that were required to be collected or withheld by the Debtors and for which the Debtors are liable in any capacity as described in Section 507(a)(8)(C) of the Bankruptcy Code, (iv) employment taxes on wages, salaries, or commissions that are entitled to priority pursuant to Section 507(a)(4) of the Bankruptcy Code, to the extent that such taxes also meet the requirements of Section 507(a)(8)(D), (v) excise taxes of the kind specified in Section 507(a)(8)(E) of the Bankruptcy Code, (vi) customs duties arising out of the importation of merchandise that meet the requirements of Section 507(a)(8)(F) of the Bankruptcy Code, and (vii) pre-petition penalties relating to any of the foregoing taxes to the extent such penalties are in compensation for actual pecuniary loss as provided in Section 507(a)(8)(G) of the Bankruptcy Code.

Under the Plan, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, as will have been determined by the Debtors (with the consent of each of the Negotiating Noteholders) or by the Reorganized Debtors, as applicable, either (i) on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, Cash equal to the due and unpaid portion of such Allowed Priority Tax Claim, (ii) treatment in a manner consistent with Section 1129(a)(9)(C) of the Bankruptcy Code, or (iii) such different treatment as to which such holder and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, will have agreed upon in writing.

2.	Treatment of Classified Claims and Interests under the Plan

(a)	Class 1: Other Priority Claims

The Plan defines Other Priority Claims as Claims against any of the Debtors entitled to priority pursuant to Section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

The Plan provides that on, or as soon as reasonably practicable after, the latest of (i) the Distribution Date, (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, or (iii) the date on which such Allowed Other Priority Claim becomes payable pursuant to any agreement between the holder of such Other Priority Claim and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, each holder of an Allowed Other Priority Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Priority Claim, either (A) Cash equal to the unpaid portion of such Allowed Other Priority Claim or (B) such different treatment as to which such holder and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, will have agreed upon in writing.

(b)	Class 2: Term Facility Claims

The Plan defines Term Facility Claims as any Claim (other than any Secured Hedge Claims, which Claims are treated as Other Secured Claims), arising or existing under or related to collectively, the (a) Credit Agreement dated as of March 30, 2007, among, among others, Spectrum as the Borrower, the Subsidiary Debtors as Guarantors, Goldman Sachs Credit Partners, L.P. as the Administrative Agent, the Collateral Agent and the Syndication Agent, Wachovia Bank, National Association as the Deposit Agent, Bank of America N.A. as an LC Issuer, and the Lenders thereunder, as amended, supplemented, or otherwise modified from time to time; and (b) the other “Loan Documents” as defined therein, as amended, supplemented, or otherwise modified from time to time.

The Plan provides that the Term Facility Claims will be Allowed in the amount determined pursuant to the terms of the Term Facility Loan Documents and will not be subject to defense, avoidance, recharacterization, disgorgement, subordination, setoff, recoupment, or other contest (whether legal or equitable), for all purposes of the Plan and the Chapter 11 Case. Each holder of a Term Facility Claim as of the Effective Date will continue to hold its Pro Rata share of the Term Facility Claims after the Effective Date in accordance with the Term Facility Loan Documents.

The Plan also provides that the Allowed Term Facility Claims will be Reinstated.

As used in the Plan, Reinstated means (i) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim or Interest is entitled so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code; or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (A) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, or of a kind that Section 365(b)(2) expressly does not require to be cured, (B) reinstating the maturity of such Claim or Interest as such maturity existed before such default, (C) compensating the holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, (D) if such Claim or Interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to Section 365(b)(1)(A) of the Bankruptcy Code, compensating the holder of such Claim or Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure, and (E) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim or Interest is entitled; provided, however, that any Claim that is Reinstated under the Plan will be subject to all limitations set forth in the Bankruptcy Code, including, in particular, Sections 502 and 510.

The Plan further provides that notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code or this Plan, all Liens on property of the Debtor held with respect to the Term Facility Claims will survive confirmation of the Plan and the occurrence of the Effective Date and continue in full force and effect in accordance with the terms of the Term Facility Loan Documents.

All principal, non-default interest, fees, expenses, costs, charges or other amounts due and payable on or before the Effective Date under the Term Facility Loan Documents that were not paid by the Debtors prior to or during the Chapter 11 Case will be paid in immediately available funds on the Effective Date in accordance with the Term Facility Loan Documents, and any principal, non-default interest, fee, expense, cost, charge or other amount that accrued during the Chapter 11 Case but is not payable until after the Effective Date will be paid as and when due in accordance with the Term Facility Loan Documents as if the Chapter 11 Case had not been filed. Any principal, interest, fee, expense, cost, charge or other amount due after the Effective Date will be paid in accordance with the terms and conditions of the Term Facility Loan Documents.

NOTE: THE TERM LENDERS HAVE ALLEGED THAT THE PLAN DOES NOT LEAVE THEIR RIGHTS UNIMPAIRED AND DOES NOT REINSTATE THE TERM FACILITY CLAIMS WITHOUT ALTERATION. THEY ALLEGE THAT THE PLAN CREATES INCURABLE NON-MONETARY EVENTS OF DEFAULT UNDER THE TERM FACILITY LOAN DOCUMENTS, WHICH PREVENT REINSTATEMENT UNDER SECTION 1124 OF THE BANKRUPTCY CODE. THE ALLEGED NON-MONETARY DEFAULTS INCLUDE THE FOLLOWING: (I) CONFIRMATION OF THE PLAN WILL RESULT IN A CHANGE OF CONTROL BECAUSE THE NEGOTIATING NOTEHOLDERS CONSTITUTE A “GROUP” UNDER THE “CHANGE OF CONTROL” DEFINITION IN THE TERM FACILITY LOAN DOCUMENTS; (II) THE CONTEMPLATED DISTRIBUTIONS OF NEW COMMON STOCK TO THE NOTEHOLDERS ARE NOT PERMITTED UNDER THE TERM FACILITY LOAN DOCUMENTS; AND (III) THE PLAN FAILS TO PROVIDE FOR PAYMENT OF POST-PETITION DEFAULT INTEREST TO THE TERM LENDERS. THE TERM LENDERS ALSO ARGUE THAT THE PLAN IS NOT FEASIBLE UNDER SECTION 1129(A)(11) OF THE BANKRUPTCY CODE. THEY ALLEGE THAT (I) THE DEBTORS WILL LACK SUFFICIENT CASH TO EXIT BANKRUPTCY AT CONFIRMATION; (II) THE DEBTORS DO NOT HAVE A COMMITMENT FOR A NEW REVOLVING CREDIT FACILITY NECESSARY FOR THE DEBTORS TO EXIT BANKRUPTCY; AND (III) THE DEBTORS WILL NOT BE ABLE TO MAINTAIN COVENANT COMPLIANCE UNDER THE TERM FACILITY LOAN DOCUMENTS IN FUTURE TEST PERIODS BECAUSE THE DEBTORS WILL BREACH THE SENIOR SECURED LEVERAGE RATIO TEST CONTAINED THEREIN SHORTLY AFTER CONFIRMATION OF THE PLAN. THE DEBTORS STRONGLY DISAGREE WITH THE ARGUMENTS OF THE TERM LENDERS. THEY ARE PREPARED TO PROVE AT THE CONFIRMATION HEARING THAT THE TERM FACILITY CLAIMS ARE UNIMPAIRED AND CAN BE REINSTATED AND THAT ANY AND ALL DEFAULTS THAT MUST BE CURED AS A CONDITION TO REINSTATEMENT WILL BE CURED. THE DEBTORS WILL ALSO PROVE THAT THE PLAN IS FEASIBLE.

THE BANKRUPTCY COURT HAS ORDERED THAT TERM LENDERS BE ALLOWED TO VOTE PROVISIONALLY ON THE PLAN PENDING A RULING ON THE IMPAIRMENT ISSUE AT THE CONFIRMATION HEARING.

In the event the Bankruptcy Court determines that the Term Facility Claims are Impaired, and the holders of Term Facility Claims vote provisional ballots to reject the Plan, the Debtors (with the consent of each of the Negotiating Noteholders) may elect to alter, amend, or modify the treatment of Term Facility Claims at or prior to the Confirmation Hearing as may be necessary, if at all, to satisfy the requirements of Section 1129(b)(2)(A) of the Bankruptcy Code.

(c)	Class 3: Other Secured Claims

The Plan defines Other Secured Claims as a Secured Claim arising prior to the Petition Date against any of the Debtors, other than a Term Facility Claim, and specifically including a Secured Hedge Claim. A Secured Claim is a Claim (i) that is secured by a Lien on property in which an Estate has an interest, which lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable state law, or a Claim that is subject to a valid right of setoff; (ii) to the extent of the value of the holder’s interest in the Estate’s interest in such property or to the extent of the amount subject to a valid right of setoff, as applicable; and (iii) the amount of which is agreed upon in writing by the Debtors or the Reorganized Debtors and the holder of such Claim or determined, resolved, or adjudicated by final, nonappealable order of a court or other tribunal of competent jurisdiction. A Secured Hedge Claim is (i) a Claim arising from, and in accordance with, a “Swap Contract” as defined in the Existing Credit Facility Loan Documents and/or the Term Facility Loan Documents, which Claim is secured by the collateral under Existing Credit Facility Loan Documents and/or a Term Facility Loan Documents or (ii) a Secured Claim arising from any hedging arrangement other than a “Swap Contract” as defined in the Existing Credit Facility Loan Documents and/or the Term Facility Loan Documents (specifically including, without limitation, commodity swaps and other hedging arrangements). A Secured Hedge Claim will only be treated as an Other Secured Claim if held by a party who is not a DIP Facility Lender.

The Plan provides that on the Effective Date, as to all Allowed Other Secured Claims that are not Exercised Secured Hedge Claims, on the Effective Date, the legal, equitable, and contractual rights of each holder of such an Allowed Other Secured Claim will be Reinstated. On, or as soon as reasonably practicable after, the Distribution Date, each holder of such an Allowed Other Secured Claim will receive, in full satisfaction, settlement of and in exchange for, such Allowed Other Secured Claim, such payment on such terms as would otherwise apply to such Claim had the Chapter 11 Case not been filed, consistent with the relevant underlying documents, if any.

The Plan further provides that, as to all Allowed Other Secured Claims that are Exercised Secured Hedge Claims, on, or as soon as reasonably practicable after, the Distribution Date, each holder of such an Allowed Other Secured Claim will receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Other Secured Claim, (i) Cash equal to the full remaining amount of such Allowed Other Secured Claim, or (ii) such different treatment as to which the Debtors (with the consent of each of the Negotiating Noteholders) and such holder, or the Reorganized Debtors and such holder, will have agreed upon in writing. An Exercised Secured Hedge Claim is a Secured Hedge Claim as to which the holder exercised a contractual right to liquidate, terminate, accelerate, setoff or net out, to the extent such right was validly exercised under applicable sections of the Bankruptcy Code and such exercise did not result in full satisfaction of such Claim prior to the Effective Date. An Exercised Secured Hedge Claim is an Other Secured Claim only if held by a party who is not a DIP Facility Lender.

As used in the Plan, Reinstated means (i) leaving unaltered the legal, equitable, and contractual rights to which the holder of a Claim or Interest is entitled so as to leave such Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code; or (ii) notwithstanding any contractual provision or applicable law that entitles the holder of such Claim or Interest to demand or receive accelerated payment of such Claim or Interest after the occurrence of a default, (A) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Section 365(b)(2) of the Bankruptcy Code, or of a kind that Section 365(b)(2) expressly does not require to be cured, (B) reinstating the maturity of such Claim or Interest as such maturity existed before such default, (C) compensating the holder of such Claim or Interest for any damages incurred as a result of any reasonable reliance by such holder on such contractual provision or such applicable law, (D) if such Claim or Interest arises from any failure to perform a nonmonetary obligation, other than a default arising from failure to operate a nonresidential real property lease subject to Section 365(b)(1)(A) of the Bankruptcy Code, compensating the holder of such Claim or Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such holder as a result of such failure, and (E) not otherwise altering the legal, equitable, or contractual rights to which the holder of such Claim or Interest is entitled; provided, however, that any Claim that is Reinstated under the Plan will be subject to all limitations set forth in the Bankruptcy Code, including, in particular, Sections 502 and 510.

The Plan further provides that notwithstanding Section 1141(c) or any other provision of the Bankruptcy Code, all pre-petition Liens on property of any Debtor held with respect to an Allowed Other Secured Claim will survive the Effective Date and continue in accordance with the contractual terms or statutory provisions governing such Allowed Other Secured Claim until such Allowed Other Secured Claim is satisfied, at which time such Liens will be released, will be deemed null and void, and will be unenforceable for all purposes. Nothing in the Plan will preclude the Debtors or the Reorganized Debtors from challenging the validity of any alleged Lien on any asset of a Debtor or the value of the property that secures any alleged Lien.

(d)	Class 4: General Unsecured Claims

The Plan defines a General Unsecured Claim as a Claim that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a Term Facility Claim, an Other Secured Claim, an Intercompany Claim, a Noteholder Claim, or a Subordinated Claim. General Unsecured Claims specifically include, without limitation, Rejection Damages Claims.

The Plan provides that the legal, equitable and contractual rights of each holder of a General Unsecured Claim will be unimpaired. On, or as soon as reasonably practicable after the Distribution Date, each holder of an Allowed General Unsecured Claim will receive, in full satisfaction, settlement of and in exchange for, such Allowed General Unsecured Claim, such payment on such terms as would otherwise apply to such Claim had the Chapter 11 Case not been filed, without post-petition interest; provided, however, that each Rejection Damages Claim will be limited to the Allowed Rejection Damages Claim Amount.

(e)	Class 5: Intercompany Claims

The Plan defines Intercompany Claims as any Claims arising prior to the Petition Date against any of the Debtors by another Debtor. The term does not include Claims against any of the Debtors by a non-Debtor subsidiary or affiliate of a Debtor, which Claims will be treated as General Unsecured Claims.

The Plan provides that at the election of the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, either (i) the legal, equitable and contractual rights of the holder of the Intercompany Claim will be Reinstated; or (ii) the Intercompany Claim will be adjusted, continued, or capitalized, either directly or indirectly or in whole or part, and no such disposition will require stockholder consent.

Intercompany Claims are Unimpaired.

(f)	Class 6: Subsidiary Interests

The Plan defines Subsidiary Interests as collectively, all of the issued and outstanding shares of stock or membership interests of the Subsidiary Debtors, existing prior to the Effective Date, which stock and interests are owned, directly or indirectly, by Spectrum.

The Plan provides that for the deemed benefit of the holders of the New Common Stock, Spectrum will retain its Subsidiary Interests, subject to any applicable restrictions arising under the Exit Facility.

Subsidiary Interests are Unimpaired.

(g)	Class 7: Noteholder Claims

The Plan defines Noteholder Claims as any Claim arising or existing under or related to collectively, the (i) 8 1/2% Senior Subordinated Notes due 2013; (ii) 7 3/8% Senior Subordinated Notes due 2015; and (iii) Variable Rate Toggle Senior Subordinated Notes due 2013, all of which were issued by Spectrum and guaranteed by all or some combination of the Subsidiary Debtors, other than any Indenture Trustee Expenses.

The Plan provides that subject to the terms and conditions of Sections 5.5 and 7.4 of the Plan, each holder of an Allowed Noteholder Claim will receive, on the Effective Date and in full satisfaction, settlement, release, discharge of, in exchange for, and on account of such Allowed Noteholder Claim, its Pro Rata share of (i) 27,030,000 shares of the New Common Stock; and (ii) $218,076,405 in principal amount of the New Notes, which amount represents 20% of the Allowed Noteholder Claims.

Noteholder Claims are Impaired. All Noteholder Claims will be Allowed in the amount of $1,090,382,024, which amount includes principal and accrued interest as of the Petition Date and will not be subject to defense, avoidance, recharacterization, disgorgement, subordination, recoupment, or other contest (whether legal or equitable), for all purposes of the Plan and the Chapter 11 Case.

The rights of the holders of the New Common Stock will be as provided for in the New Spectrum Governing Documents, the Stockholders Agreement and, as to certain holders, the Registration Rights Agreement (New Common Stock), as applicable. Certain material terms of the Stockholders Agreement are described on Exhibit A-1 to the Plan and certain material terms of the Registration Rights Agreement (New Common Stock) are described on Exhibit A-2 to the Plan.

Certain of the material terms of the New Notes are described in Exhibit B to the Plan.

NOTICE TO NOTEHOLDERS CONCERNING TREATMENT OF TERM FACILITY CLAIMS: In the event the Bankruptcy Court determines that the Term Facility Claims are Impaired, and the holders of Term Facility Claims vote provisional ballots to reject the Plan, the Debtors (with the consent of each of the Negotiating Noteholders) may elect to alter, amend, or modify the treatment of Term Facility Claims at or prior to the Confirmation Hearing as may be necessary, if at all, to satisfy the requirements of Section 1129(b)(2)(A) of the Bankruptcy Code.

(h)	Class 8: Subordinated Claims

The Plan defines a Subordinated Claim as (i) any Claim against any of the Debtors that is subordinated pursuant to either Section 510(b) or 510(c) of the Bankruptcy Code, which will include any Claim arising from the rescission of a purchase or sale of any Old Security, any Claim for damages arising from the purchase or sale of an Old Security, or any Claim for reimbursement, contribution, or indemnification on account of any such Claim; or (ii) any Claim for any fine, penalty, or forfeiture, or multiple, exemplary, or punitive damages, to the extent that such fine, penalty, forfeiture, or damage is not compensation for actual pecuniary loss suffered by the holder of such Claim, including, without limitation, any such Claim based upon, arising from, or relating to any cause of action whatsoever (including, without limitation, violation of law, personal injury, or wrongful death, whether secured or unsecured, liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising in law, equity or otherwise), and any such Claim asserted by a governmental unit in connection with a tax or other obligation owing to such unit.

Subordinated Claims are Impaired. The Plan provides that the holders of Subordinated Claims will not receive or retain any property under the Plan on account of such Claims. All Subordinated Claims will be discharged as of the Effective Date.

(i)	Class 9: Spectrum Interests

The Plan defines Spectrum Interests as, collectively, all equity interests in Spectrum outstanding prior to the Effective Date, including, without limitation, any preferred stock, common stock, stock options or other right to purchase the stock of Spectrum, together with any warrants, conversion rights, rights of first refusal, subscriptions, commitments, agreements, or other rights to acquire or receive any stock or other equity ownership interests in Spectrum prior to the Effective Date.

Spectrum Interests are Impaired. Under the Plan, all Spectrum Interests of any kind, including, without limitation, stock options or any warrants or other agreements to acquire the same (whether or not arising under or in connection with any employment agreement), will be cancelled as of the Effective Date and the holders thereof will not receive or retain any property under the Plan on account of such Interests.

NOTE: THE EQUITY COMMITTEE BELIEVES THAT THE PLAN SUBSTANTIALLY UNDERVALUES THE DEBTORS AND, IF THE DEBTORS WERE PROPERLY VALUED, THERE WOULD BE SUBSTANTIAL VALUE FOR EXISTING STOCKHOLDERS. IN THE EVENT THAT THE EQUITY COMMITTEE SUCCESSFULLY OPPOSES CONFIRMATION OF THE PLAN, THE DEBTORS MAY BE REQUIRED TO DO ONE OR MORE OF THE FOLLOWING: (I) PROPOSE A NEW PLAN, (II) AMEND THE PRESENT PLAN, (III) SCHEDULE A NEW HEARING TO APPROVE A NEW OR AMENDED DISCLOSURE STATEMENT, AND (IV) RE-SOLICIT VOTES ON THE NEW OR AMENDED PLAN. THE DEBTORS STRONGLY DISAGREE WITH THE EQUITY COMMITTEE’S VIEWS ON VALUATION AND BELIEVE THAT SHAREHOLDERS ARE NOT ENTITLED TO ANY DISTRIBUTION UNDER THE PLAN. THE DEBTORS ARE PREPARED TO PROVIDE EVIDENCE SUPPORTING THE VALUATION INCLUDED IN THIS DISCLOSURE STATEMENT AT THE CONFIRMATION HEARING.

D.	Allowed Claims, Distribution Rights and Objections to Claims

1.	Allowance Requirement

Only holders of Allowed Claims are entitled to receive distributions under the Plan.

DIP Facility Claims, Term Facility Claims, and Noteholder Claims are deemed to be Allowed Claims.

For allowance purposes, the Plan differentiates between Required Filed Claims, Optional Filed Claims, and Unfiled Claims. Certain Claims are subject to a Claims Objection Deadline, as detailed below. A Required Filed Claim is a Claim for which a Proof of Claim bar date has been established pursuant to a Final Order. A Required Filed Claim includes, without limitation, a Rejection Damages Claim required to be asserted by a Proof of Claim filed by the specific bar date established in the order approving the applicable rejection. A Required Filed Claim is an Allowed Claim if either (x) no objection to its allowance has been filed in the Bankruptcy Court by the applicable Claims Objection Deadline or (y) any objection to its allowance has been settled or withdrawn by the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, or has been denied by a Final Order.

An Optional Filed Claim is a Claim evidenced by a Proof of Claim for which no Proof of Claim bar date has been established pursuant to a Final Order. Optional Filed Claims or Claims as to which no Proof of Claim has been filed are Allowed

Claims if either (x) any dispute has been settled, determined, resolved or adjudicated, as the case may be, in the procedural manner in which such Claim would have been settled, determined, resolved or adjudicated if the Chapter 11 Case had not been commenced, or (y) if such Claim is an Optional Filed Claim as to which the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, have elected to file an objection to its allowance in the Bankruptcy Court by the applicable Claims Objection Deadline, such objection has been settled or withdrawn by the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, or has been denied by a Final Order.

An Unfiled Claim is a Claim as to which (a) no Proof of Claim is required to be filed; and (b) no Proof of Claim has been filed. An Unfiled Claim is an Allowed Claim if (i) it is not Disputed by the Debtors, (ii) it has been expressly allowed in the Plan; or (iii) it has been adjudicated before the Bankruptcy Court and is allowed by a Final Order. All Allowed Claims will remain subject to all limitations set forth in the Bankruptcy Code, including, in particular, Sections 502 and 510.

A Required Filed Claim is a Disputed Claim if (x) a Proof of Claim has not been timely filed, (y) the applicable Claims Objection Deadline has not expired, or (z) an objection has been timely filed in the Bankruptcy Court but the objection has not been settled or withdrawn by the Debtors (with the consent of each of the Negotiating Noteholders) or by the Reorganized Debtors, as applicable, or has not been determined, resolved, or adjudicated by Final Order.

An Optional Filed Claim is a Disputed Claim if it is either (x) a Claim as to which (A) the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, dispute their liability in any manner that would have been available to them had the Chapter 11 Case not been commenced (including, without limitation, by declining to pay), and (B) the liability of the Debtors has not been settled by the Debtors (with the consent of each of the Negotiating Noteholders) or by the Reorganized Debtors, as applicable, or has not been determined, resolved, or adjudicated by final order of a court of competent jurisdiction, or (y) as an alternative to the foregoing, a Claim as to which the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, have elected, in their sole discretion, to file an objection in the Bankruptcy Court by the applicable Claims Objection Deadline and such objection has not been settled or withdrawn by the Debtors (with the consent of each of the Negotiating Noteholders) or by the Reorganized Debtors, or has not been determined, resolved, or adjudicated by Final Order. AN OPTIONAL FILED CLAIM MAY BE DISPUTED OUTSIDE OF THE BANKRUPTCY COURT, JUST AS IT WOULD HAVE BEEN DISPUTED HAD NO CHAPTER 11 CASE COMMENCED. ALTERNATIVELY, THE DEBTORS (WITH CONSENT OF EACH OF THE NEGOTIATING NOTEHOLDERS) OR THE REORGANIZED DEBTORS, AS APPLICABLE, MAY DISPUTE AN OPTIONAL FILED CLAIM IN THE BANKRUPTCY COURT THROUGH THE FILING OF A TRADITIONAL BANKRUPTCY COURT CLAIM OBJECTION.

An Unfiled Claim is a Disputed Claim if it is either a Claim as to which (x) the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, dispute their liability in any manner that would have been available to them had the Chapter 11 Case not been commenced (including, without limitation, by declining to pay), and (y) the liability of the Debtors has not been settled by the Debtors (with the consent of each of the Negotiating Noteholders) or by the Reorganized Debtors, as applicable, or has not been determined, resolved, or adjudicated by final order of a court of competent jurisdiction.

As indicated above, certain Claims have a Claims Objection Deadline. The Claims Objection Deadline is (i) as to Required Filed Claims, the latest of (x) sixty (60) days after the Effective Date, (y) sixty (60) days after the date on which the applicable Proof of Claim is filed, or (z) such other later date as is established by order of the Bankruptcy Court upon motion of the Debtors, the Reorganized Debtors, as applicable, or any other party; or (ii) as to Optional Filed Claims, but only if the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, have elected to file an objection in the Bankruptcy Court, the latest of (x) one hundred twenty (120) days after the Effective Date, (y) one hundred twenty (120) days after the date on which the applicable Proof of Claim is filed, or (z) such other later date as is established by order of the Bankruptcy Court upon motion of the Reorganized Debtors or any other party. There is no deadline for disputing either an Optional Filed Claim as to which the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, have not elected to file an objection in the Bankruptcy Court or an Unfiled Claim.

2.	Surrender of Cancelled Spectrum Notes

The Plan provides that as a condition precedent to receiving any distribution on account of its Allowed Claim, each record Noteholder will be deemed to have surrendered the notes or other documentation underlying each Noteholder Claim, and all such surrendered notes and other documentation will be deemed to be cancelled pursuant to Section 5.4 of the Plan, except to the extent otherwise provided herein.

3.	Date of Distribution

The Plan provides that except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, all distributions to holders of Allowed Claims as of the applicable Distribution Date will be made on or as soon as practicable after the applicable Distribution Date. The Reorganized Debtors will have the right, in their discretion, to accelerate any Distribution Date occurring after the Effective Date if the facts and circumstances so warrant.

For any Claim that is an Allowed Claim on the Effective Date, the Distribution Date is (a) for any portion that was due prior to the Effective Date on or as soon as practicable after the Effective Date but not later than the first (1st) Business Day that is twenty (20) days after the Effective Date or (b) for any portion that is due after the Effective Date, at such time as such portion becomes due in the ordinary course of business and/or in accordance with its terms.

For any Claim that is not an Allowed Claim on the Effective Date, the later of (a) the date on which the Debtors become legally obligated to pay such Claim; and (b) the date on which the Claim becomes an Allowed Claim; provided, however, that a later date may be established by order of the Bankruptcy Court upon motion of the Debtors, the Reorganized Debtors or any other party.

4.	Distributions to Holders of Allowed Claims

The Plan provides that, except with respect to the Noteholders Claims and unless otherwise agreed to between the holder of an Allowed Claim and the Debtors (with the consent of each of the Negotiating Noteholders) or the Reorganized Debtors, as applicable, the Reorganized Debtors will make distributions to the holders of the Allowed Claims in the same manner and to the same addresses as such payments are made in the ordinary course of the Debtors’ businesses.

No distributions will be made on Disputed Claims until and unless such Disputed Claims become Allowed Claims.

No reserve will be required with respect to any Disputed Claim.

The Plan also provides that on the Effective Date, distributions to holders of Allowed Noteholder Claims will be delivered to the Indenture Trustee or, if directed by the Indenture Trustee, will be delivered to the Disbursing Agent for distribution to the holders. Distributions of New Common Stock to Supplemental DIP Facility Participants will be delivered to the Disbursing Agent for distribution to such participants.

On or before the Effective Date, the Debtors will, with the consent of each of the Negotiating Noteholders, which consent will not be unreasonably withheld, designate the Person (whether Reorganized Spectrum or an independent third party) to serve as the Disbursing Agent under the Plan on mutually agreeable terms and conditions. If the Disbursing Agent is an independent third party designated to serve in such capacity, such Disbursing Agent will receive, without further Bankruptcy Court approval, reasonable compensation for distribution services rendered pursuant to the Plan and reimbursement of reasonable out of pocket expenses incurred in connection with such services from Reorganized Spectrum. No Disbursing Agent will be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

5.	Calculation of Distribution Amounts of New Securities

The Plan provides that no fractional shares of New Securities will be issued or distributed under the Plan. Each Person entitled to receive New Securities will receive the total number of whole shares of New Common Stock or their pro rata share in principal amount of New Notes, whichever is relevant, to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for distribution of a fraction of New Securities, the actual distribution of such New Securities will be rounded to the next higher or lower whole number as follows: (a) fractions one-half ( 1/2) or greater will be rounded to the next higher whole number and (b) fractions of less than one-half ( 1/2) will be rounded to the next lower whole number. Notwithstanding the foregoing, (a) if the Person is entitled to New Common Stock and rounding to the next lower whole number would result in such Person receiving zero shares of New Common Stock, such Person will receive one (1) share of New Common Stock; and (b) if the Person is entitled to a pro rata share in principal amount of New Notes and rounding to the next lower whole number would result in such Person receiving zero dollars worth of New Notes, such Person will receive a New Note in the principal amount of $1.00 (One Dollar). If two or more Persons are entitled to fractional entitlements and the aggregate amount of New Securities that would otherwise be issued to such Persons with respect to such fractional entitlements as a result of such rounding exceeds the number of whole New Securities which remain to be allocated, the Disbursing Agent will allocate the remaining whole New Securities to such holders by random lot or such other impartial method as the Disbursing Agent deems fair. Upon the allocation of all of the whole New Securities authorized under the Plan, all remaining fractional portions of the entitlements will be cancelled and will be of no further force and effect. The Disbursing Agent will have the right to carry forward to subsequent distributions any applicable credits or debits arising from the rounding described in this paragraph.

6.	Tax Withholding, Payment, and Reporting Requirements

In connection with the Plan and all distributions under the Plan, the Disbursing Agent will, to the extent applicable, comply with all tax withholding and reporting requirements imposed by any federal, state, provincial, local, or foreign taxing authority, and all distributions hereunder will be subject to any such withholding and reporting requirements. The Disbursing Agent will be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements. Notwithstanding any other provision of the Plan, (a) each holder of an Allowed Claim that is to receive a distribution pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding, and other tax obligations, on account of such distribution, and (b) no distribution will be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Disbursing Agent for the payment and satisfaction of such withholding tax obligations. Any property to be distributed pursuant to the Plan will, pending the implementation of such arrangements, be treated as an undeliverable distribution to be held by the Indenture Trustee or the Disbursing Agent, as the case may be, until such time as the Disbursing Agent is satisfied with the holder’s arrangements for any withholding tax obligations.

7.	Setoffs

Under the Plan, the Reorganized Debtors may, but will not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors or the Reorganized Debtors may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder will constitute a waiver or release by the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder.

8.	Prepayments

Except as otherwise provided in the Plan, any ancillary documents entered into in connection with the Plan, or the Confirmation Order, the Reorganized Debtors will have the right to prepay, without penalty, all or any portion of an Allowed Claim at any time; provided, however, that any such prepayment will not be violative of, or otherwise prejudice, the relative priorities and parities among the Classes of Claims.

9.	Allocations of Distributions

All distributions received under the Plan by holders of Claims will be deemed to be allocated first to the principal amount of such Claim as determined for United States federal income tax purposes and then to accrued interest, if any, with respect to such Claim.

E.	Disposition of Contracts and Leases

1.	Assumed Contracts and Leases

Except as otherwise provided in the Plan (including, without limitation, Section 6.4), the Confirmation Order, or the Plan Supplement, as of the Effective Date, (i) any contract or lease to which a Debtor is a party as of the Petition Date will be deemed to be and treated as though it is an executory contract or unexpired lease, as applicable, subject to Section 365 of the Bankruptcy Code; and (ii) each Debtor will be deemed to have assumed such contracts and leases to which it is a party unless such contract or lease (x) was previously assumed or rejected upon motion by a Final Order, including, without limitation, the Final Order entered granting any Lease Rejection Motion, (y) previously expired or terminated pursuant to its own terms, or (z) is the subject of any pending motion, including to assume, to assume on modified terms, to reject or to make any other disposition filed by a Debtor on or before the Confirmation Date. The Confirmation Order will constitute an order of the Bankruptcy Court under Section 365(a) of the Bankruptcy Code approving the contract and lease assumptions described above, as of the Effective Date.

Pursuant to the Plan, each contract and lease that is assumed will include (i) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such contract or lease and (ii) all contracts or leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to an order of the Bankruptcy Court.

2.	Payments Related to Assumption of Contracts and Leases

Any monetary amounts by which each contract and lease to be assumed pursuant to the Plan is in default will be satisfied, under Section 365(b)(1) of the Bankruptcy Code by Cure. If there is a dispute regarding (a) the nature or amount of any Cure, (b) the ability of any Reorganized Debtor to provide “adequate assurance of future performance” (within the meaning of Section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure will occur following the entry of a Final Order resolving the dispute and approving the assumption; provided, however, that the Reorganized Debtors will be authorized to reject any contract or lease to the extent the Reorganized Debtors, in the exercise of their sound business judgment, conclude that the amount of the Cure obligation as determined by such Final Order, renders assumption of such contract or lease unfavorable to the Reorganized Debtors. In the event the Reorganized Debtors so reject any previously assumed contract or lease, and such rejection gives rise to a Rejection Damages Claim, such Rejection Damages Claim arising out of such rejection will be limited to the Allowed Rejection Damage Claim Amount.

3.	Rejected Contracts and Leases

Under the Plan, the Debtors reserve the right, at any time prior to the Effective Date, except as otherwise specifically provided herein, and with the consent of each of the Negotiating Noteholders, which consent will not be unreasonably withheld, to seek to reject any contract or lease to which any Debtor is a party and to file a motion requesting authorization for the rejection of any such contract or lease. Any contracts or leases that expire by their terms prior to the Effective Date are deemed to be rejected, unless previously assumed or otherwise disposed of by the Debtors.

4.	Compensation and Benefit Programs

The Plan provides that except to the extent (i) otherwise provided for in the Plan, (ii) previously assumed or rejected by an order of the Bankruptcy Court entered on or before the Confirmation Date, (iii) the subject of a pending motion to reject filed by a Debtor on or before the Confirmation Date, or (iv) previously terminated, all Employee Programs in effect on the Effective Date will be deemed to be, and will be treated as though they are, executory contracts that are assumed under the Plan. Nothing contained in the Plan will be deemed to modify the existing terms of Employee Programs, including, without limitation, the Debtors’ and the Reorganized Debtors’ rights of termination and amendment thereunder.

The Plan defines Employee Programs as all of the Debtors’ employee-related programs, plans, policies, and agreements, including, without limitation, (i) all health and welfare plans, pension plans within the meaning of Title IV of the Employee

Retirement Income Security Act of 1974, as amended, (ii) all retiree programs subject to Sections 1114 and 1129(a)(13) of the Bankruptcy Code, (iii) all employment, retention, incentive, severance, compensation, and other similar other agreements, and (iv) all other employee compensation, benefit, and reimbursement programs, plans, policies, and agreements, but excluding any equity incentive plans, equity ownership plans, or any equity-based plans of any kind of the Debtors.

To the extent any change of control provision contained in any Employee Program would be triggered solely as a result of the transactions contemplated by the Plan, such Employee Program will not be assumed to the extent a waiver of the change of control provision is not executed by the employee having the benefit of such change of control provision, but otherwise will remain in full force and effect and may be triggered as a result of any transactions occurring after the Effective Date.

Under the Plan, as of the Effective Date, any and all equity incentive plan, equity ownership plan, or any other equity-based plan entered into before the Effective Date, including Claims arising from any change of control provision therein, will be deemed to be, and will be treated as though they are, contracts that are rejected pursuant to Section 365 of the Bankruptcy Code under the Plan pursuant to the Confirmation Order. Any Claims resulting from such rejection will constitute Subordinated Claims and will be treated in accordance with Section 3.4(a) of the Plan. The Plan provides that for the avoidance of doubt, in no event will Section 6.4(c) of the Plan be held to impair any Employee Program.

5.	Certain Indemnification Obligations

The Plan provides that Indemnification Obligations owed to those of the Debtors’ directors, officers, and employees serving prior to, on and after the Petition Date will be deemed to be, and will be treated as though they are, contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan, and such Indemnification Obligations (subject to any defenses thereto) will survive the Effective Date of the Plan and remain unaffected by the Plan, irrespective of whether obligations are owed in connection with a pre-Petition Date or post-Petition Date occurrence.

The Plan further provides that Indemnification Obligations owed to any Professionals of the Debtors pursuant to Sections 327 or 328 of the Bankruptcy Code and order of the Bankruptcy Court, whether such Indemnification Obligations relate to the period before or after the Petition Date, will be deemed to be, and will be treated as though they are, contracts that are assumed pursuant to Section 365 of the Bankruptcy Code under the Plan.

6.	Extension of Time to Assume or Reject

The Plan provides that notwithstanding anything set forth in Article VI of the Plan, in the event of a dispute as to whether a contract is executory or a lease is unexpired, the right of the Reorganized Debtors to move to assume or reject such contract or lease will be extended until the date that is thirty (30) days after entry of a Final Order by the Bankruptcy Court determining that the contract is executory or the lease is unexpired. The deemed assumption provided for in Section 6.1(a) of the Plan will not apply to any such contract or lease, and any such contract or lease will be assumed or rejected only upon motion of the Reorganized Debtors following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

7.	Claims Arising from Assumption or Rejection

Except as otherwise provided in the Plan or by Final Order of the Bankruptcy Court, all (i) Allowed Claims arising from the assumption of any contract or lease will be treated as Administrative Claims pursuant to Section 3.1(a) of the Plan; and (ii) Allowed Rejection Damages Claims will be treated as General Unsecured Claims pursuant to and in accordance with the terms of Section 3.2(d) of the Plan.

If the rejection by a Debtor, pursuant to the Plan or otherwise, of a contract or lease results in a Rejection Damages Claim, then such Rejection Damages Claim will be forever barred and will not be enforceable against any Debtor or Reorganized Debtor or the properties of any of them unless a Proof of Claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Reorganized Debtors and the respective counsel of each of the Negotiating Noteholders on the later of (i) thirty (30) days after entry of the order authorizing the rejection of such contract or lease and (ii) fifteen (15) days after the date designated as the rejection date in the order authorizing the rejection of such contract or lease. The Debtors reserve their rights to object to any Rejection Damages Claim.

F.	Revesting of Assets; Release of Liens

Except as otherwise provided in the Plan, the property of each Debtor’s Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan, will revest in the applicable Reorganized Debtor on the Effective Date. Thereafter, each Reorganized Debtor may operate its business and may use, acquire, and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, and the Bankruptcy Court. Except as specifically provided in the Plan or the Confirmation Order, as of the Effective Date, all property of each Reorganized Debtor will be free and clear of all Claims and Interests.

G.	Restructuring Transactions

The Plan provides that on, as of, or after the Effective Date, with the consent of its Board of Directors, each of the Reorganized Debtors may take such actions as may be necessary or appropriate to effect a corporate or operational restructuring of their respective businesses, to otherwise simplify the overall corporate or operational structure of the Reorganized Debtors, to achieve corporate or operational efficiencies, or to otherwise improve financial results; provided, however, that such actions are not otherwise inconsistent with the Plan, the distributions to be made under the Plan, the Term Facility Loan Documents, or the Exit Facility. Such actions (i) may include such mergers, consolidations, restructurings, dispositions, liquidations, closures, or dissolutions, as may be determined by the Reorganized Debtors to be necessary or appropriate, and (ii) will be in accordance with any applicable state law, except the extent to the Bankruptcy Code, the Plan, or any document in the Plan Supplement exempts such transactions from applicable state law including, without limitation, as specified in Sections 5.1(b), 5.13 and 5.14 of the Plan.

The Reorganized Debtors will be authorized (but not required) to implement, in whole or in part, at their sole discretion, a corporate restructuring or rationalization of certain entities or intercompany obligations. Such restructuring or rationalization may include taking one or more of the following actions on or after the Effective Date: (i) the restructuring of the ownership of United Pet Group, Inc., with the result that Spectrum Brands Inc. may become the direct owner of United Pet Group, Inc.; (ii) the restructuring of the ownership of Tetra Holding (US), Inc. and United Pet Group, Inc. to create a combined U.S. Global Pet Supplies business group; (iii) the merger, liquidation or consolidation of certain companies now or hereafter owned directly or indirectly by United Pet Group, Inc., including Southern California Foam, Inc., Aquarium Systems, Inc., Perfecto Manufacturing, Inc. and Aquaria, Inc. and, in the event that clause (ii) is implemented and results in United Pet Group, Inc. directly owning it, Tetra Holding (US), Inc; and (iv) certain restructuring of existing intercompany loans between the Debtors and their foreign subsidiaries, including certain existing intercompany loans between ROV Holding, Inc. and Spectrum Brands Holding B.V.; provided, however, that such actions are not otherwise inconsistent with the Plan, the distributions to be made under the Plan, the Term Facility Loan Documents, or the Exit Facility. Any such actions will be in accordance with any applicable state law, except to the extent the Bankruptcy Code, the Plan, or any document in the Plan Supplement exempts such transactions from applicable state law including, without limitation, as specified in Sections 5.1(b), 5.13 and 5.14 of the Plan. Upon entry of the Confirmation Order, the Debtors (with the consent of each of the Negotiating Noteholders prior to the Effective Date) will be authorized to take such steps as may be necessary prior to the Effective Date to prepare to implement any or all of such actions on or after the Effective Date.

H.	Authorization and Issuance of the New Securities

The Plan provides that Reorganized Spectrum will (i) provide for authorized capital on the Effective Date equal to 150,000,000 shares of New Common Stock; (ii) issue on the Effective Date an aggregate amount of 2,970,000 shares of New Common Stock for distribution to Supplemental DIP Facility Participants on account of the Equity Fee earned under the DIP Facility; (iii) issue on the Effective Date an aggregate of 27,030,000 shares of New Common Stock for distribution to holders of Allowed Noteholder Claims; and (iv) reserve for issuance the number of shares of New Common Stock necessary (excluding shares that may be issuable as a result of the antidilution provisions thereof) to satisfy the required distributions of stock options, stock appreciation rights, restricted stock, and other forms of equity-based awards granted under the New Equity Incentive Plan (excluding shares that may be issuable as a result of the antidilution provisions). The New Spectrum Governing Documents will provide that there will be no other classes of capital stock authorized other than the New Common Stock.

The New Common Stock issued under the Plan will be subject to dilution based upon (i) such shares of the New Common Stock as may be issued pursuant to the New Equity Incentive Plan as set forth in Section 5.6 of the Plan and (ii) any other shares of New Common Stock issued post-emergence.

The issuance and distribution of the New Common Stock pursuant to the Plan to holders of Allowed Noteholder Claims and to the Supplemental DIP Facility Participants with respect to the Equity Fee will be authorized under Section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any Person, except as may be required by the New Spectrum Governing Documents or applicable law, regulation, order or rule; and all documents evidencing same will be executed and delivered as provided for in the Plan or the Plan Supplement.

The rights of the holders of New Common Stock will be as provided for in the New Spectrum Governing Documents, the Stockholders Agreement, and, as to certain holders, the Registration Rights Agreement (New Common Stock), as applicable. The New Spectrum Governing Documents will provide that each share of New Common Stock issued under the Plan will have cumulative voting rights with respect to the election of directors to the Board. The New Spectrum Governing Documents, the Stockholders Agreement, and the Registration Rights Agreement (New Common Stock) will be subject to the consent of each of the Negotiating Noteholders, which consent will not be unreasonably withheld. Certain material terms of the Stockholders Agreement are described on Exhibit A-1 to the Plan and certain material terms of the Registration Rights Agreement (New Common Stock) are described on Exhibit A-2 to the Plan.

On the Effective Date, Reorganized Spectrum will authorize the New Notes in the aggregate principal amount of $218,076,405, which amount represents 20% of the Allowed Noteholder Claims. The New Notes will have the principal terms and conditions summarized on Exhibit B to the Plan and will be governed by the New Indenture.

The issuance and distribution of the New Notes pursuant to the Plan to holders of Allowed Noteholder Claims will be authorized under Section 1145 of the Bankruptcy Code as of the Effective Date without further act or action by any Person, except as may be required by the New Indenture or applicable law, regulation, order or rule, including, without limitation, the Trust Indenture Act of 1939, as amended; and all documents evidencing the same will be executed and delivered as provided for in the Plan or the Plan Supplement.

The rights of the holders of New Notes will be as provided for in the New Notes, the New Indenture, and the Registration Rights Agreement (New Notes). The New Notes, the New Indenture, and the Registration Rights Agreement (New Notes) will be subject to the consent of each of the Negotiating Noteholders.

Spectrum will file with the Securities and Exchange Commission a “shelf” registration statement pursuant to Rule 415 covering the New Securities issued to certain Noteholders in respect of the Noteholder Claims and the New Common Stock issued to the Supplemental DIP Facility Participants on account of the Equity Fee under the DIP Facility on or immediately after the Effective Date of the Plan. Reorganized Spectrum will use reasonable best efforts to cause the shelf registration statement to be declared effective by the Securities and Exchange Commission as promptly as reasonably practicable and keep it continuously effective until all of the securities have been sold pursuant to the “shelf” registration statement or until such securities may be sold by such Noteholders under Rule 144 of the Securities Act without the volume or manner of sale restrictions under such rule.

Each holder of an Allowed Noteholder Claim receiving New Common Stock and New Notes under the Plan will, as of the Effective Date, be deemed to (i) have consented to the terms of the Registration Rights Agreement (New Common Stock) and Registration Rights Agreement (New Notes), each as applicable; and (ii) have consented to the terms of and be a party to the Stockholders Agreement. Each Supplemental DIP Facility Participant receiving the Equity Fee under the Plan will, as of the Effective Date, be deemed to (i) have consented to the terms of the Registration Rights Agreement (New Common Stock); and (ii) have consented to the terms of and be a party to the Stockholders Agreement.

As of the Effective Date, Reorganized Spectrum will continue to make periodic filings required pursuant to the Securities Exchange Act.

I.	Post-Consummation Corporate Structure, Management and Operation

1.	Continued Corporate Existence, Reincorporation

The Plan provides that the Reorganized Debtors will continue to exist after the Effective Date as separate legal entities, in accordance with the applicable laws in the respective jurisdictions in which they are incorporated or reincorporated as of the Effective Date and pursuant to the New Spectrum Governing Documents in the case of Reorganized Spectrum, and pursuant to the Reorganized Subsidiary Governing Documents in the case of the Reorganized Subsidiaries.

The Plan further provides that Spectrum will reincorporate as of the Effective Date as a corporation organized and existing under the laws of the State of Delaware. The Confirmation Order will provide the authority for Spectrum to take all steps necessary to effect such reincorporation by conversion, merger, or any other means or transactions available under applicable law.

2.	Certificates of Incorporation and By-laws

The certificate or articles of incorporation, by-laws, articles of organization, or operating agreement, as applicable, of each Debtor will be amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code and will include, among other things, pursuant to Section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by Section 1123(a)(6) of the Bankruptcy Code; and, as amended, will constitute the New Spectrum Governing Documents and the Reorganized Subsidiary Governing Documents. The New Spectrum Governing Documents and the Reorganized Subsidiary Governing Documents will be substantially the forms of such documents included in the Plan Supplement.

3.	Cancellation of Old Securities and Agreements; Release of Indenture Trustee

On the Effective Date, except as otherwise provided for herein, (i) the Old Securities will be deemed extinguished, cancelled and of no further force or effect, (ii) the Spectrum Notes will be deemed surrendered in accordance with Section 7.4 of the Plan, and (iii) the obligations of the Debtors (and the Reorganized Debtors) under any agreements, indentures, or certificates of designations governing the Old Securities and any other note, bond, or indenture evidencing or creating any indebtedness or obligation with respect to the Old Securities will be discharged in each case without further act or action under any applicable agreement, law, regulation, order, or rule and without any action on the part of the Bankruptcy Court or any Person; provided, however, that the Spectrum Notes and the Indentures will continue in effect solely for the purposes of (x) allowing the holders of the Spectrum Notes to receive the distributions provided for Noteholder Claims hereunder, (y) allowing the Disbursing Agent to make distributions on account of the Noteholder Claims, and (z) preserving the rights of the Indenture Trustee with respect to the Indenture Trustee Expenses, including, without limitation, any indemnification rights provided by the Indentures.

Subsequent to the performance by the Indenture Trustee or their agents of any duties that are required under the Plan, the Confirmation Order and/or under the terms of the Indentures, the Indenture Trustee and their agents will be relieved of, and released from, all obligations associated with the Spectrum Notes arising under the Indentures or under other applicable agreements or law and the Indentures will be deemed to be discharged.

4.	Directors and Officers of Reorganized Debtors

The New Board will consist of individuals nominated by the Debtors and each of the Negotiating Noteholders and announced in the Plan Supplement. The election of those individuals to the New Board will be approved by Spectrum’s current board of directors and the Bankruptcy Court. Thereafter, the New Board will serve in accordance with the New Spectrum Governing Documents.

The Debtors anticipate that the New Board initially will consist of seven directors, subject to reduction or increase as may be provided in the New Spectrum Governing Documents. In addition, the New Spectrum Governing Documents may provide for cumulative voting as to replacement directors. The New Spectrum Governing Documents will be included in the Plan Supplement.

The Plan provides that the officers of Spectrum will continue to serve in their same respective capacities after the Effective Date for Reorganized Spectrum until replaced or removed in accordance with the New Spectrum Governing Documents.

The Plan further provides that the existing directors and officers of the Subsidiary Debtors will continue to serve in their same respective capacities after the Effective Date for the Reorganized Subsidiaries until replaced or removed in accordance with the Reorganized Subsidiary Governing Documents.

5.	New Equity Incentive Plan; Further Participation in Incentive Plans

The Plan provides that on the Effective Date, Reorganized Spectrum will be authorized and directed to establish and implement the New Equity Incentive Plan on the Effective Date for up to 10% (approximately 3,333,333 shares) of the total amount of New Common Stock otherwise issued or reserved for issuance on the Effective Date. Awards granted thereunder may be in the form of stock options, stock appreciation rights, restricted stock, and other forms of equity-based awards. The New Equity Incentive Plan will be promulgated by the New Board, or a committee designated by the New Board, for the benefit of such members of management, employees, and directors of the Reorganized Debtors and any of Reorganized Spectrum’s subsidiaries as are designated by the New Board, or a committee designated by the New Board, in its sole and absolute discretion, on such terms as to timing of issuance, manner, and timing of vesting, duration, individual entitlement, and all other terms, as such terms are determined by the New Board in its sole and absolute discretion. The New Equity Incentive Plan may be amended or modified from time to time by the New Board. No members of management, employees, or directors of Reorganized Spectrum and its subsidiaries who are entitled to receive awards pursuant to the New Equity Incentive Plan will be obligated to participate in such plan.

The Equity Committee has requested that the following statement, with which the Debtors take issue, appear here:

The Equity Committee strongly objects to the New Equity Incentive Plan since the Debtors’ management team and directors, who together currently own 3% of Spectrum’s existing common stock, should not be rewarded by having their current equity stake more than tripled for guiding Spectrum into a questionable chapter 11 case in which they propose to cancel all of the existing stock of Spectrum and make no distribution to existing stockholders.

The Debtors reject the Equity Committee’s allegations. The necessity for the chapter 11 filing has been evident to all constituencies for some time, and has been reflected in the extremely low trading value of the existing common stock. The Company is overleveraged and cannot sustain the level of debt it currently carries. The stockholders are out of the money and their resulting treatment under the Plan is simply the result of the application of the Bankruptcy Code’s absolute priority rule. The percentage of New Common Stock to be reserved under the New Equity Plan was unknown as of the Petition Date and was negotiated with and agreed to by the Negotiating Noteholders only in the last few weeks prior to the approval of the Disclosure Statement. As to the actual amount of the reserved shares to be distributed to the Debtors’ management team, that is an issue left solely to the discretion of the New Board following the Effective Date. If the Plan is confirmed and implemented in accordance with its terms, it will not be an issue that impacts existing stockholders.

Pursuant to the Plan any pre-existing understandings, either oral or written, between the Debtors and any member of management or any employee, or any other Person as to entitlement to (i) any pre-existing equity or equity-based awards or (ii) participate in any pre-existing equity incentive plan, equity ownership plan or any other equity-based plan will be null and void as of the Effective Date and will not be binding on Reorganized Spectrum on or following the Effective Date. All decisions as to entitlement to participate after the Effective Date in any equity or equity-based plans will be within the sole and absolute discretion of the New Board or a committee designated by the New Board.

6.	Funding of Reorganized Debtors

The Plan contemplates that the Reorganized Debtors will obtain an exit facility, as a condition to consummation of the Plan, having terms substantially in accordance with the term sheet included in the Plan Supplement and in form and substance reasonably satisfactory to each of the Negotiating Noteholders, to provide a portion of the funds necessary to make payments required to be made on the Effective Date, as well as funds for working capital and other general corporate purposes after the Effective Date.

On the Effective Date, the Exit Facility, together with new promissory notes and guarantees, if any, evidencing obligations of the Reorganized Debtors thereunder, and all other documents, instruments, and agreements to be entered into, delivered, or confirmed thereunder on the Effective Date, will become effective. The new promissory notes issued pursuant to the Exit Facility and all obligations under the Exit Facility and related documents will be paid as set forth in the Exit Facility and related documents.

7.	Exemption from Certain Transfer Taxes

Pursuant to Section 1146(a) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or any other Person pursuant to the Plan in the United States, including any Liens granted by a Debtor or a Reorganized Debtor to secure the Exit Facility, will not be taxed under any law imposing a stamp tax, real estate transfer tax, sales or use tax, or other similar tax. Such exemption specifically applies, without limitation, to all documents necessary to evidence and implement distributions under the Plan, including the documents contained in the Plan Supplement and all documents necessary to evidence and implement any of the transactions and actions described in the Plan or the Plan Supplement including, without limitation, those described in Sections 5.1 and 5.9 of the Plan.

8.	Corporate Action

On the Effective Date, the adoption and filing of the New Spectrum Governing Documents and all actions contemplated by the Plan will be authorized and approved in all respects pursuant to the Plan. All matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized Debtors, and any corporate action required by the Debtors or Reorganized Debtors in connection with the Plan, will be deemed to have occurred and will be in effect, without any requirement of further action by the stockholders of the Debtors or Reorganized Debtors. On the Effective Date, the appropriate chief executive officer, president, chief financial officer, general counsel, or any other appropriate officer or director of the Reorganized Debtors are each authorized and directed to issue, execute and deliver the agreements, documents, securities, and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtors without the need for any required approvals, authorizations, or consents except for express consents required under this Plan.

9.	Rights of Negotiating Noteholders

Whenever the Plan requires the consent or approval of the Negotiating Noteholders, or grants the Negotiating Noteholders a right to be satisfied, the Negotiating Noteholders having such rights of consent, approval or satisfaction will be determined, and such rights will be construed, as set forth in that certain Restructuring Support Agreement (as amended from time to time in accordance with the terms thereunder) entered into by and among the Negotiating Noteholders and the Debtors.

J.	Releases, Discharge, Injunctions, Exculpation and Indemnification

1.	Releases by Debtors in Favor of Third Parties

The Plan provides for certain releases to be granted by the Debtors in favor of any of the other Debtors and any of the Debtors’ non-Debtor subsidiaries; the present or former directors, officers, and employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries; any of the Debtors’ Professionals; each of the Negotiating Noteholders and their advisors, and members (but not in their individual capacities) the DIP Facility Agent and the DIP Facility Lenders, and the Indenture Trustee and its advisors.

Specifically, as of the Effective Date, for good and valuable consideration, and pursuant to Section 1123(b)(3)(A) of the Bankruptcy Code the Debtors, the Reorganized Debtors and any Person seeking to exercise the rights of the Debtors’ Estates, including, without limitation, any successor to the Debtors or any Estate representative appointed or selected pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code, will be deemed to forever release, waive, and discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities whatsoever (other than for fraud, willful misconduct, or gross negligence) in connection with or related to the Debtors, the Chapter 11 Case, or the Plan (other than the rights of the Debtors and the Reorganized Debtors to enforce the Plan and the contracts, instruments, releases, indentures, and other agreements or documents delivered thereunder), whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity, or otherwise, that are based in whole or part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, the Reorganized Debtors, the Chapter 11 Case, or the Plan, and that may be asserted by or on behalf of the Debtors, the Estates, or the Reorganized Debtors against (i) any of the other Debtors and any of the Debtors’ non-Debtor subsidiaries, (ii) any of the directors, officers, and employees of any of the Debtors or any of the Debtors’ non-Debtor subsidiaries serving during the pendency of the Chapter 11 Case, (iii) any Professionals of the Debtors, (iv) each of the Negotiating Noteholders, (v) any Noteholder, solely in its capacity as a Noteholder, that votes to accept the Plan, (vi) the DIP Facility Agent, (vii) the DIP Facility Lenders, (viii) the Supplemental DIP Facility Participants; (ix) the Indenture Trustee, (x) the respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel and other advisors of each of the parties identified in the foregoing (i) through (ix), but only in their capacities on behalf of such parties, and (xi) any of the successors or assigns of any of the parties identified in the foregoing (i) through (ix); provided, however, that nothing in Section 10.8 of the Plan will be deemed to prohibit the Debtors or the Reorganized Debtors from asserting and enforcing any claims, obligations, suits, judgments, demands, debts, rights, causes of action or liabilities they may have against any of their employees (other than any director or officer) that is based upon an alleged breach of a confidentiality, noncompete or any other contractual or fiduciary obligation owed to the Debtors or the Reorganized Debtors.

The releases being provided by the Debtors relate to claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action (including claims or causes of action arising under Chapter 5 of the Bankruptcy Code), and liabilities held by the Debtors or that may be asserted on behalf of the Debtors (the “Debtor Claims”). The Debtor Claims are part of the Debtors’ estates created pursuant to Section 541 of the Bankruptcy Code and, absent extraordinary circumstances, the Debtors have the exclusive authority to pursue or settle such claims. See, e.g., In re Educators Group Health Trust, 25 F.3d 1281, 1284-1285 (5th Cir. Tex. 1994) (holding that to the extent that creditors’ claims derived from a direct injury to the bankruptcy estate, those claims belonged solely to the estate); Mitchell v. Mitchell, 734 F.2d 129, 131 (2d Cir. 1984) (holding that derivative actions are property of the bankruptcy estate and enforceable by the trustee). The releases of the Debtor Claims are in the best interests of the Debtors’ estates and arise from an appropriate exercise of the Debtors’ authority under Section 1123(b)(3) to include in the Plan “the settlement or adjustment of any claim or interest belonging to the debtor or to the estate.” 11 U.S.C. § 1123(b)(3). See also In re Heritage Org., L.L.C., 375 B.R. 230, 308 (Bankr. N.D. Tex. 2007) (a trustee’s plan may “unquestionably” resolve potential claims against third parties through settlement under the express authority of § 1123(b)(3)); In re Best Products Co., Inc., 168 B.R. 35, 61, 63-64 (Bankr. S.D.N.Y. 1994) (court approved release and settlement of debtor’s claims pursuant to Section 1123(b)(3)); In re General Homes Corp., FGMC, Inc., 134 B.R. 853, 861 (Bankr. S.D. Tex. 1991) (“To the extent that the language contained in the plan purports to release any causes of action against the Bank Group which the Debtor could assert, such provision is authorized by § 1123(b)(3)(A), subject to compliance with provisions of the code requiring that the plan be proposed in good faith.”).

The Debtors do not believe that there are any valid Debtor Claims against any of their present or former directors, officers, and employees, against any of their subsidiaries, any of their Professionals, or against the Negotiating Noteholders and their advisors or any of their respective present or former members, participants, representatives, partners, affiliates, officers, directors, employees, advisors, counsel and agents, the DIP Facility Agent and the DIP Facility Lenders or any of their respective present or former members, participants, representatives, partners, affiliates, officers, directors, employees, advisors, counsel and agents, or the Indenture Trustee and its advisors, or the Supplemental DIP Facility Participants or any of their advisors or any of their respective present or former members, participants, representatives, partners, affiliates, officers, directors, employees, advisors, counsel and agents. Any action brought to enforce a potential Debtor Claim would involve significant costs to the Debtors, including legal expenses and the distraction of the Debtors’ key personnel from the demands of the Debtors’ ongoing businesses. In light of these considerations, and given the contributions made by the recipients of the releases to the Debtors’ businesses and/or reorganization efforts, the releases of the Debtor Claims are appropriate and in the best interests of the Debtors’ estates.

IN VOTING ON THE PLAN, NOTEHOLDERS IN CLASS 7 SHOULD TAKE THE RELEASE OF DEBTOR CLAIMS INTO ACCOUNT. THE DEBTORS DO NOT BELIEVE THEY ARE RELINQUISHING ANY VALID DEBTOR CLAIMS. NEVERTHELESS, AS A RESULT OF THE RELEASE, THE VALUE RECEIVED BY THE NOTEHOLDERS UNDER THE PLAN WILL NOT INCLUDE ANY POSSIBLE VALUE THAT MIGHT HAVE BEEN AVAILABLE HAD ANY SUCH DEBTOR CLAIMS BEEN DETERMINED TO BE VALID. ON THE OTHER HAND, WITHOUT THE RELEASES THE DEBTORS MIGHT NOT HAVE OBTAINED THE NECESSARY SUPPORT AND CONTRIBUTIONS FROM KEY PARTIES IN INTEREST THAT HAVE ALLOWED THEM TO PRESENT THE PLAN TO THE NOTEHOLDERS. THUS, THE DEBTORS BELIEVE THAT THE BENEFIT DERIVED FROM THE RELEASE FAR OUTWEIGHS ANY THEORETICAL VALUE FOR UNKNOWN DEBTOR CLAIMS OF UNLIKELY VALIDITY AND VALUE.

2.	Discharge and Discharge Injunction

Confirmation of the Plan effects a discharge of all Claims against the Debtors. As set forth in the Plan, except as otherwise provided in the Plan or in the Confirmation Order, all consideration distributed under the Plan will be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties and, regardless of whether any property will have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims, upon the Effective Date, (i) the Debtors, and each of them, will be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Section 502 of the Bankruptcy Code, whether or not (A) a Proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (B) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, (C) a Claim based upon such debt is or has been disallowed by order of the Bankruptcy Court, or (D) the holder of a Claim based upon such debt accepted the Plan, and (ii) all Spectrum Interests will be terminated.

Under the Plan, as of the Effective Date, except as provided in the Plan or the Confirmation Order, all Persons will be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further claims, debts, rights, causes of action, claims for relief, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, occurrence, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan or the Confirmation Order, the Confirmation Order will be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all Spectrum Interests, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

In furtherance of the discharge of Claims and the termination of Interests, the Plan provides that, except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, may hold, or allege that they hold, a Claim or other debt or liability that is discharged or an Interest or other right of an equity security holder that is terminated pursuant to the terms of the Plan are permanently enjoined from taking any of the following actions against the Debtors, the Reorganized Debtors, and their respective subsidiaries or their property on account of any such discharged Claims, debts, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff, right of subrogation, or recoupment of any kind against any debt, liability, or obligation due to the Debtors or the Reorganized Debtors; or (v) commencing or continuing any action, in each such case in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

The Plan further provides that except as provided in the Plan or the Confirmation Order, as of the Effective Date, all Persons that have held, currently hold, or may hold, a Claim, obligation, suit, judgment, damage, demand, debt, right, cause of action, or liability that is released pursuant to Sections 10.7, 10.8, or 10.11 of the Plan are permanently enjoined from taking any of the following actions on account of such released Claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action, or liabilities or terminated Interests or rights: (i) commencing or continuing, in any manner or in any place, any action or other proceeding; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order; (iii) creating, perfecting, or enforcing any Lien or encumbrance; (iv) asserting a setoff against any debt, liability, or obligation due to any released Person; or (v) commencing or continuing any action, in any manner, in any place, or against any Person that does not comply with or is inconsistent with the provisions of the Plan.

Moreover, the Plan provides that, without limiting the effect of the provisions in Section 10.10 of the Plan upon any Person, by accepting distributions pursuant to the Plan, each holder of an Allowed Claim receiving distributions pursuant to the Plan will be deemed to have specifically consented to the injunctions set forth in Section 10.10 of the Plan.

3.	Exculpation Relating to Chapter 11 Case

The Plan contains standard exculpation provisions applicable to the key parties in interest with respect to their conduct in the Chapter 11 Case. Specifically, the Plan provides that to the extent permitted by applicable law and approved in the Confirmation Order, none of the Debtors, the Reorganized Debtors or their respective subsidiaries, the Debtors’ Professionals, the Negotiating Noteholders, any Noteholder, solely in its capacity as a Noteholder, that votes to accept the Plan, the DIP Agent, the DIP Facility Lenders, the Supplemental DIP Facility Participants, the Indenture Trustee, or any of their respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, will have or incur any liability to any holder of a Claim or an Interest, or any other party in interest, or any of their respective present or former directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, the solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions that are the result of fraud, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code, and in all respects will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

Moreover, the Plan provides that notwithstanding any other provision of the Plan, to the extent permitted by applicable law and approved in the Confirmation Order, no holder of a Claim or an Interest, no other party in interest, and none of their respective present or former directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, will have any right of action against any Debtor, any Reorganized Debtor, any of its subsidiaries, any Professional of the Debtors, any of the Negotiating Noteholders, any Noteholder, solely in its capacity as a Noteholder, that votes to accept the Plan, the DIP Agent, any of the DIP Facility Lenders, Supplemental DIP Facility Participants, the Indenture Trustee, or any of their respective directors, officers, employees, members, participants, agents, representatives, partners, affiliates, counsel, other advisors, successors or assigns, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Case, the formulation, negotiation, or implementation of the Plan, solicitation of acceptances of the Plan, the pursuit of Confirmation of the Plan, the Confirmation of the Plan, the consummation of the Plan, or the administration of the Plan or the property to be distributed under the Plan, except for acts or omissions which are the result of fraud, gross negligence, or willful misconduct or willful violation of federal or state securities laws or the Internal Revenue Code.

The exculpations contained in the Plan are appropriate and are standard in large Chapter 11 cases such as the Debtors’ Chapter 11 Case. See In re PWS Holding Corp., 228 F.3d 224, 245 (3d Cir. 2000) (describing exculpation clauses as “commonplace”). The exculpations are appropriately limited in scope, applying only to acts and omissions occurring after the Petition Date and in connection with the Chapter 11 Case or the Plan and conferring only a qualified immunity by excluding acts or omissions which are the result of fraud, gross negligence, willful violation of federal or state securities laws or the IRC, or willful misconduct. Moreover, these exculpations have, in the Debtors’ view, been earned. The beneficiaries of the exculpations have made significant contributions to the Debtors’ reorganization, which contributions have allowed for the formulation of the Plan which resolves many complicated issues between and among the Debtors and other interested parties and which, in the Debtors’ view, provides for the best possible recoveries for Claims against the Debtors. In the Debtors’ view, the beneficiaries of the exculpations would not have contributed as they did without the prospect of the limited immunity reflected in the exculpations. The Debtors are also unaware of any valid causes of action against any of the beneficiaries of the exculpations. In view of the foregoing, the exculpations are appropriate and in the best interests of the Debtors’ estates. See In re Winn Dixie Sores, Inc., 356 B.R. 239, 261 (Bankr. M.D. Fla. 2006) (finding a similar exculpation provision appropriate due to, among other things, the significant contributions made to the chapter 11 case by the beneficiaries of the exculpations, the expectation of the beneficiaries’ that the exculpations would be included in the Plan in exchange for their participation in the case; and the fact that the exculpation was the result of negotiation by all parties); In re Enron Corp., 326 B.R. 497, 501-04 (S.D.N.Y. 2005) (upholding bankruptcy court’s finding that a similar exculpation provision “was ‘reasonable and customary and in the best interests of the estates,’ and that ‘without such exculpation, negotiation of a Plan in [the] Chapter 11 Cases would not have been possible.’) (citing Findings of Fact and Conclusions of Law Confirming Supplemental Modified 5th Amended Joint Plan of Affiliated Debtors Pursuant to Chapter 11 of the U.S. Bankruptcy Code, 145-146, In re Enron, Case No. 01-16034 (Bankr. S.D.N.Y. July 15, 2004)).

The exculpation provision in the Plan is expressly limited by applicable law and approval by the Bankruptcy Court in the Confirmation Order. There can be no guarantee that all parties listed in the exculpation will be found to be entitled to the exculpation. Although holders of Noteholder Claims who vote in favor of the Plan are included in the exculpation, such holders should not rely on the availability of exculpation in determining their vote on the Plan.

NEVERTHELESS, IN VOTING ON THE PLAN, NOTEHOLDERS IN CLASS 7 SHOULD TAKE THE POSSIBILITY OF POTENTIAL EXCULPATION INTO ACCOUNT. THE DEBTORS DO NOT BELIEVE THEY ARE RELINQUISHING ANY VALID CAUSES OF ACTION. NEVERTHELESS, AS A RESULT OF THE EXCULPATION, THE VALUE RECEIVED BY THE NOTEHOLDERS UNDER THE PLAN WILL NOT INCLUDE ANY POSSIBLE VALUE THAT MIGHT HAVE BEEN AVAILABLE HAD ANY SUCH CAUSES OF ACTION BEEN DETERMINED TO BE VALID. ON THE OTHER HAND, WITHOUT THE EXCULPATION THE DEBTORS MIGHT NOT HAVE OBTAINED THE NECESSARY SUPPORT AND CONTRIBUTIONS FROM KEY PARTIES IN INTEREST THAT HAVE ALLOWED THEM TO PRESENT THE PLAN TO THE NOTEHOLDERS. THUS, THE DEBTORS BELIEVE THAT THE BENEFIT DERIVED FROM THE EXCULPATION FAR OUTWEIGHS ANY THEORETICAL VALUE FOR UNKNOWN CAUSES OF ACTION OF UNLIKELY VALIDITY AND VALUE.

4.	Post-Effective Date Indemnifications

The Plan provides that upon the Effective Date, the New Spectrum Governing Documents and the Reorganized Subsidiary Governing Documents will contain provisions which, to the fullest extent permitted by applicable law, (i) eliminate the personal liability of the Debtors’ directors, officers, and key employees serving before, on, and after the Petition Date and the Reorganized Debtors’ directors, officers, and key employees serving on and after the Effective Date for monetary damages; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify those of the Debtors’ directors, officers, and key employees serving prior to, on, or after the Effective Date for all claims and actions, including, without limitation, for pre-Effective Date acts and occurrences.

The Plan further provides that the Debtors or the Reorganized Debtors, as the case may be, will purchase and maintain director and officer insurance coverage in the amount of $65,000,000, and for a tail period of six (6) years, for those Persons covered by any such policies in effect during the pendency of the Chapter 11 Case, continuing after the Effective Date, insuring such Persons in respect of any claims, demands, suits, causes of action, or proceedings against such Persons based upon any act or omission related to such Person’s service with, for, or on behalf of the Debtors (whether occurring before or after the Petition Date). Such policy will be fully paid and noncancellable.

K.	Preservation of Rights of Action; Resulting Claim Treatment

Under the Plan, Litigation Rights consist of claims, rights of action, suits, or proceedings, whether in law or in equity, whether known or unknown, that the Debtors or their Estates may hold against any Person, which are to be retained by the Reorganized Debtors pursuant to Section 5.11 of the Plan, including, without limitation, claims or causes of action arising under or pursuant to Chapter 5 of the Bankruptcy Code. The Plan provides that except as otherwise provided in the Plan, the Confirmation Order, or the Plan Supplement, and in accordance with Section 1123(b) of the Bankruptcy Code, on the Effective Date, each Debtor or Reorganized Debtor will retain all of their respective Litigation Rights that such Debtor or Reorganized Debtor may hold against any Person. Each Debtor or Reorganized Debtor will retain and may enforce, sue on, settle, or compromise (or decline to do any of the foregoing) all such Litigation Rights.

Litigation Rights include potential avoidance or other bankruptcy causes of action. Such causes of action may exist as a result of “preferential” payments or other transfers made on account of antecedent debts within 90 days of the Debtors’ filing, or one year in the case of insiders. A preference results in payment to a creditor that exceeds the amount the creditor would receive in bankruptcy. Because all holders of general unsecured claims in this Chapter 11 Case are entitled to be paid in full, there is no basis for any preference recovery.

In addition, Litigation Rights include non-bankruptcy claims, rights of action, suits, or proceedings that arise in the ordinary course of the Debtors’ businesses. The most typical types of claims the Company brings are intellectual property infringement claims, breach of contract claims, and coverage claims against their insurers. The Company may also bring claims for fraud, breach of fiduciary duty, and negligence. The Debtors currently hold certain claims or rights of action against a number of parties. For example, current claims or proceedings pending include (i) a tariff classification suit by the Debtors against the United States; (ii) two trademark infringement claims brought by the Debtors; (iii) a coverage action and several coverage claims against various of the Debtors’ insurers; (iv) a claim for wrongful/excessive draw on a letter of credit; (v) claims in connection with a fraudulent transfer; and (vi) a fraud and embezzlement claim. The Debtors or Reorganized Debtors intend to continue to prosecute all of these and their other pending actions, unless settled on terms acceptable to them. The Debtors also have claims against certain parties that may ripen into litigation. The Debtors do not anticipate that the pursuit of these and their other pending actions will yield recoveries that will materially impact or enhance the value of the New Common Stock.

The Debtors and the Reorganized Debtors reserve the right to pursue, settle, or otherwise not pursue any pending or potential claims, rights of action, suits, or proceedings against any of the parties described herein. Neither the listing nor the failure to list any party herein will prejudice the Debtors’ or Reorganized Debtors’ rights to pursue any claims, rights of action, suits, or proceedings that have arisen or may arise in the future in the ordinary course of the Debtors’ or Reorganized Debtors’ businesses.

L.	Retention of Jurisdiction

The Plan provides that under Sections 105(a) and 1142 of the Bankruptcy Code, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, and except as otherwise ordered by the Bankruptcy Court, the Bankruptcy Court will retain exclusive jurisdiction over all matters arising out of, and related to, the Chapter 11 Case and the Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:

•

with respect to Required Filed Claims or to the extent necessary with respect to Optional Filed Claims or other Claims, allow, disallow, determine, liquidate, classify, estimate, or establish the priority or secured or unsecured status of any Claim or Interest not otherwise Allowed under the Plan (other than personal injury or wrongful death Claims, unless agreed by the holder), including, without limitation, the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the allowance or priority of Claims or Interests;

•

hear and determine all applications for Professional Fees and Substantial Contribution Claims; provided, however, that from and after the Effective Date, the payment of the fees and expenses of the retained Professionals of the Reorganized Debtors will be made in the ordinary course of business and will not be subject to the approval of the Bankruptcy Court;

•

hear and determine all matters with respect to contracts or leases or the assumption or rejection of any contracts or leases to which a Debtor is a party or with respect to which a Debtor may be liable, including, if necessary and without limitation, the nature or amount of any required Cure or the liquidation or allowance of any Claims arising therefrom;

•	effectuate performance of and payments under the provisions of the Plan;

•	hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Case or the Litigation Rights;

•

enter such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement, or the Confirmation Order;

•

hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including, without limitation, disputes arising under agreements, documents, or instruments executed in connection with the Plan, provided, however, that any dispute arising under or in connection with the New Securities, the Exit Facility, the Term Facility Loan Documents, the New Spectrum Governing Documents, the Reorganized Subsidiary Governing Documents, the New Equity Incentive Plan, the Registration Rights Agreement (New Notes), the Registration Rights Agreement (New Common Stock) or the Stockholders Agreement will be dealt with in accordance with the provisions of the applicable document;

•	consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

•

issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any entity with the implementation, consummation, or enforcement of the Plan or the Confirmation Order;

•	enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;

•

hear and determine any matters arising in connection with or relating to the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, or other agreement or document created in connection with the Plan, the Plan Supplement, the Disclosure Statement, or the Confirmation Order;

•	enforce all orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings entered in connection with the Chapter 11 Case;

•	except as otherwise limited herein, recover all assets of the Debtors and property of the Estates, wherever located;

•	hear and determine matters concerning state, local, and federal taxes in accordance with Sections 346, 505, and 1146 of the Bankruptcy Code;

•	hear and determine all disputes involving the existence, nature, or scope of the Debtors’ discharge;

•	hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code; and

•	enter a final decree closing the Chapter 11 Case.

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the Chapter 11 Case, including the matters set forth in Section 9.1 of the Plan, the provisions of Article IX of the Plan will have no effect upon and will not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

M.	Amendment, Alteration and Revocation of Plan

The Debtors, subject to the consent of each of the Negotiating Noteholders, which consent will not be unreasonably withheld, may alter, amend, or modify the Plan under Section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Date. After the Confirmation Date and prior to substantial consummation of the Plan, as defined in Section 1101(2) of the Bankruptcy Code, the Debtors may, subject to the consent of each of the Negotiating Noteholders, which consent will not be unreasonably withheld, under Section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or the Confirmation Order, provided, however, that prior notice of such proceedings will be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of any Debtor, will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or the Effective Date does not occur, then (a) the Plan will be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Class of Claims), assumption or rejection of contracts or leases effected by the Plan, and any document or agreement executed pursuant to the Plan will be deemed null and void, and (c) nothing contained in the Plan, and no acts taken in preparation for consummation of the Plan, will (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, any Debtor or any other Person, (ii) prejudice in any manner the rights of any Debtor or any Person, including any of the Negotiating Noteholders, in any further proceedings involving a Debtor, or (iii) constitute an admission of any sort by any Debtor or any other Person, including the Negotiating Noteholders.

N.	Plan Implementing Documents

The documents necessary to implement the Plan include the following:

•	the term sheet for the Exit Facility;

•	the New Indenture;

•	the Registration Rights Agreement (New Notes);

•	the New Spectrum Governing Documents;

•	the announcement of the New Board;

•	the New Equity Incentive Plan;

•	the Stockholders Agreement; and

•	the Registration Rights Agreement (New Common Stock).

The Plan Supplement will include the term sheet for the Exit Facility, the announcement of the New Board, and the forms of the New Spectrum Governing Documents, the Stockholders Agreement, the Registration Rights Agreement (New Common Stock),

the New Indenture, the Registration Rights Agreement (New Notes), and the New Equity Incentive Plan. The Plan Supplement will be filed with the Clerk of the Bankruptcy Court at least five (5) Business Days prior to the date of the commencement of the Confirmation Hearing. Upon such filing, all documents included in the Plan Supplement may be inspected via the Bankruptcy Court’s electronic filing system or at http://www.loganandco.com. Holders of Claims or Interests may obtain a copy of any document included in the Plan Supplement upon written request in accordance with Section 10.16 of the Plan.

O.	Confirmation and/or Consummation

Described below are certain important considerations under the Bankruptcy Code in connection with confirmation of the Plan.

1.	Requirements for Confirmation of the Plan

Before the Plan can be confirmed, the Bankruptcy Court must determine at the Confirmation Hearing that, among others, the following requirements for confirmation, set forth in Section 1129 of the Bankruptcy Code, have been satisfied:

•	The Plan complies with the applicable provisions of the Bankruptcy Code.

•	The Debtors have complied with the applicable provisions of the Bankruptcy Code.

•	The Plan has been proposed in good faith and not by any means forbidden by law.

•

Any payment made or promised by the Debtors or by a Person issuing securities or acquiring property under the Plan for services or for costs and expenses in, or in connection with, the Chapter 11 Case, or in connection with the Plan and incident to the Chapter 11 Case, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable.

•

The Debtors have disclosed (a) the identity and affiliations of (i) any individual proposed to serve, after confirmation of the Plan, as a director, officer, or voting trustee of the Reorganized Debtors, (ii) any affiliate of the Debtors participating in a joint plan with the Debtors, or (iii) any successor to the Debtors under the Plan (and the appointment to, or continuance in, such office of such individual(s) is consistent with the interests of Claim and Interest holders and with public policy), and (b) the identity of any insider that will be employed or retained by the Debtors and the nature of any compensation for such insider.

•

With respect to each Class of Claims or Interests, each Impaired Claim and Impaired Interest holder either has accepted the Plan or will receive or retain under the Plan, on account of the Claims or Interests held by such holder, property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated on such date under Chapter 7 of the Bankruptcy Code. See Section X.D hereto.

•

The Plan provides that DIP Facility Claims will be satisfied as required by the terms of the DIP Facility. Administrative Claims and Priority Claims other than Priority Tax Claims will be paid in full on the Effective Date and that Priority Tax Claims will receive on account of such Claims regular installment payments in cash, over a period not exceeding five (5) years after the Petition Date, of a total value, as of the Effective Date, equal to the Allowed Amount of such Claims, and in a manner not less favorable than the most favored nonpriority unsecured claim provided for by the Plan, except to the extent that the holder of any such Claim has agreed to a different treatment. See Section VI.D.1 hereto.

•

If a Class of Claims is Impaired under the Plan, at least one Class of Impaired Claims has accepted the Plan, determined without including any acceptance of the Plan by insiders holding Claims in such Class.

•

Confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan, unless such liquidation or reorganization is proposed in the Plan. See Section X.A hereto.

•

The Plan provides for the continuation after the Effective Date of all retiree benefits, if any, at the level established pursuant to Section 1114(e)(1)(B) or 1114(g) of the Bankruptcy Code at any time prior to confirmation of the Plan, for the duration of the period the Debtors have obligated themselves to provide such benefits.

The Debtors believe that, upon receipt of the votes from Class 7 required to confirm the Plan, the Plan will satisfy all the statutory requirements of Chapter 11 of the Bankruptcy Code, that the Debtors have complied or will have complied with all of the requirements of Chapter 11, and that the Plan has been proposed and submitted to the Bankruptcy Court in good faith.

2.	Conditions to Confirmation Date and Effective Date

The Plan specifies conditions precedent to the Confirmation Date and the Effective Date.

Under the Plan the conditions precedent to the occurrence of the Confirmation Date, which is the date of entry by the clerk of the Bankruptcy Court of the Confirmation Order, are that: (a) an order, in form and substance reasonably satisfactory to each of the Negotiating Noteholders, finding that the Disclosure Statement contains adequate information pursuant to Section 1125 of the Bankruptcy Code will have been entered; and (b) the proposed Confirmation Order will be in form and substance reasonably satisfactory to the Debtors, each of the Negotiating Noteholders, and the agent for the lenders under the Exit Facility.

The Plan further provides that the conditions that must be satisfied on or prior to the Effective Date, which is the Business Day upon which all conditions to the consummation of the Plan have been satisfied or waived, and is the date on which the Plan becomes effective, are that: (a) the Confirmation Order will have been entered in form and substance reasonably satisfactory to the Debtors, each of the Negotiating Noteholders, and the agent for the lenders under the Exit Facility, and will, among other things: (i) provide that the Debtors and the Reorganized Debtors are authorized and directed to take all actions necessary or appropriate to enter into, implement, and consummate the contracts, instruments, releases, leases, indentures, and other agreements or documents created in connection with the Plan; (ii) approve the Exit Facility in form and substance reasonably satisfactory to each of the Negotiating Noteholders; (iii) authorize the issuance of the New Securities; and (iv) provide that notwithstanding Rule 3020(e) of the Bankruptcy Rules, the Confirmation Order will be immediately effective, subject to the terms and conditions of the Plan; (b) the Confirmation Order (in the form described in (a) above) will not then be stayed, vacated, or reversed; (c) the New Spectrum Governing Documents, the Reorganized Subsidiary Governing Documents, the Exit Facility, the New Equity Incentive Plan, the New Indenture, the Stockholders Agreement, the Registration Rights Agreement (New Common Stock), and the Registration Rights Agreement (New Notes) will be in form and substance reasonably satisfactory to the Debtors, each of the Negotiating Noteholders, and the agent for the lenders under the Exit Facility, and, to the extent any of such documents contemplates execution by one or more persons, any such document will have been executed and delivered by the respective parties thereto, and all conditions precedent to the effectiveness of each such document will have been satisfied or waived, including, without limitation, and with respect to the New Indenture, the effectiveness of the application for qualification of the New Indenture under the Trust Indenture Act of 1939, as amended; (d) the Reorganized Debtors will have arranged for credit availability under the Exit Facility in amount, form, and substance reasonably satisfactory to the Debtors, each of the Negotiating Noteholders, and the agent for the lenders under the Exit Facility; (e) all material authorizations, consents, and regulatory approvals required, if any, in connection with consummation of the Plan will have been obtained; and (f) all other material actions, documents, and agreements necessary to implement the Plan will have been effected or executed.

Each of the conditions set forth in Sections 8.1 and 8.2 of the Plan, with the express exception of the conditions contained in Section 8.1(a) and Section 8.2(a)(i), (ii), and (iii), and (b), may be waived in whole or in part by the Debtors without any notice to parties in interest or the Bankruptcy Court and without a hearing, provided, however, that such waiver will not be effective without the consent of each of the Negotiating Noteholders, which consent will not be unreasonably withheld, and the agent for the lenders under the Exit Facility.

3.	Anticipated Effective Date

The length of time between a confirmation date and an effective date varies from case to case and depends upon how long it takes to satisfy each of the conditions precedent to the occurrence of the effective date specified in the particular plan of reorganization. Under the Plan, as among the conditions precedent set forth above, the time necessary to satisfy the conditions relating to the Exit Facility is most likely to dictate the timing of the Debtors’ Effective Date.

VII. CERTAIN RISK FACTORS TO BE CONSIDERED

The holders of Noteholder Claims in Class 7 and Term Facility Lender Claims in Class 2 should read and carefully consider the following factors, as well as the other information set forth in this Disclosure Statement (and the documents delivered together herewith and/or incorporated by reference herein), before deciding whether to vote to accept or reject the Plan. These risk factors should not, however, be regarded as constituting the only risks associated with the Plan and its implementation.

A.	General Considerations

The Plan sets forth the means for satisfying the Claims against each of the Debtors. Certain Claims and Interests receive no distributions pursuant to the Plan. Nevertheless, reorganization of the Debtors’ businesses and operations under the proposed Plan avoids the potentially adverse impact of a liquidation on the Debtors’ customers, suppliers, employees and other stakeholders.

B.	Certain Bankruptcy Considerations

1.	Risk of Loss of Key Customers and Suppliers

A significant percentage of the Company’s sales are attributable to a very limited group of retailer customers. Sales to one customer represented approximately 19% of the Company’s consolidated net sales for its fiscal year ended September 30, 2008. The loss of any of the Company’s retailer customers during the pendency of the Chapter 11 Case or otherwise could have an adverse effect on the Debtors’ businesses, financial condition and results of operations. In addition, the Debtors may experience other adverse effects, including, without limitation, a loss of confidence by current and prospective suppliers. Any failure to timely obtain suitable supplies at competitive prices could materially adversely affect the Debtors’ businesses, financial condition, and results of operations.

2.	Risk of Insufficient liquidity

The Debtors expect to incur significant costs as a result of the Debtors’ Chapter 11 Case and the transactions contemplated by the Plan. Assuming confirmation and consummation of the Plan in accordance with its terms, and assuming litigation with the Term Lenders and the Equity Committee, the Debtors expect that they will have incurred, during the process, costs which may exceed $65 million in the aggregate in professional fees and expenses for their professionals and the professionals of other parties in interest who are entitled to be paid from estate funds. The Debtors will also be required to make certain cure payments under the Plan to holders of Term Facility Claims. Some of these costs may be paid through borrowings under the Exit Facility.

The Debtors are dependent on access to the DIP Facility to fund working capital expenses as well as all other expenses incurred throughout the pendency of the Debtors’ Chapter 11 Case. There can be no assurance that the lenders will fund their entire commitments under the DIP facility for the pendency of the cases. In order for the Debtors’ to borrow under the DIP Facility, no default or event of default may exist at the time of such borrowing. In the event of an event of default under the DIP Facility, the Debtors would not be able to borrow additional amounts under the DIP Facility and, absent a waiver, the lenders under the DIP Facility could terminate their commitments and declare all amounts owing under the DIP Facility due and payable.

Furthermore, the DIP Facility may prevent the Debtors from raising additional capital they may need to expand their respective businesses during the pendency of the Debtors’ Chapter 11 Case. Failure to obtain additional capital may preclude the Debtors from developing or enhancing their respective businesses, taking advantage of future opportunities or responding to competitive pressures.

3.	Risk of Loss of Key Personnel

The Debtors are dependent on the continued services of their senior management team and other key personnel. The loss of such key personnel could have a material adverse effect on the Debtors’ businesses, financial condition, and results of operations.

4.	Risks of the Exit Facility

Consummation of the Plan is dependent upon the Debtors securing new financing through the Exit Facility. Although the Debtors intend to obtain a commitment letter for the Exit Facility by the Confirmation Hearing, there can be no assurances in that regard. Furthermore, even if a commitment letter is obtained, it may have conditions that must be met prior to closing and funding of the Exit Facility. The Debtors have no alternative financing secured at this time and would not be able to confirm the Plan in its present form absent such financing.

5.	Litigation Risks

There can be no assurance that any parties in interest will not pursue litigation strategies to enforce any Claims in respect of alleged defaults on agreements with the Debtors. Litigation is by its nature uncertain and there can be no assurance of the ultimate resolution of such claims. Any litigation may be expensive, lengthy, and disruptive to the Debtors’ normal business operations and the Plan confirmation process, and a resolution of any such strategies that is unfavorable to the Debtors could have a material adverse affect on the Plan confirmation process and/or their respective businesses, results of operations, financial condition, liquidity, or cash flow.

6.	Risks of Plan Confirmation

Confirmation of the Plan is dependent upon acceptance of the Plan by holders of Noteholder Claims in Class 7, which is in the Debtors’ view the sole Impaired Class of Claims entitled to vote on the Plan. The Bankruptcy Court has also allowed the holders of Term Facility Claims to vote provisionally, due to their allegation that they also are an Impaired Class of Claims. Section 1126(c) of the Bankruptcy Code defines acceptance of a plan as acceptance by holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of claims in a class who actually vote to accept or reject the Plan. If two-thirds (2/3) in dollar amount of the Noteholder Claims and a majority in number of the Noteholder Claims actually voting do not vote to accept the Plan, the Plan will not be able to be confirmed. Even if the voting Impaired Class of Noteholder Claims votes in favor of the Plan, and even if with respect to any Impaired Class deemed to have rejected the Plan the requirements for “cramdown” are met, the Bankruptcy Court, as a court of equity, may exercise substantial discretion, and may choose not to confirm the Plan. Section 1129 of the Bankruptcy Code requires, among other things, a showing that confirmation of the Plan will not be followed by liquidation or the need for further financial reorganization of the Debtors, see Section X.A hereto, and that the value of distributions to dissenting holders of Claims and Interests will not be less than the value such holders would receive if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code. See Section X.C hereto. Although the Debtors believe that the Plan will meet such tests, there can be no assurance that the Bankruptcy Court will reach the same conclusion. See Section X.D for a liquidation analysis of the Debtors.

7.	Risks of Confirmation Litigation

As previously stated, the Plan is strenuously opposed on separate grounds by the Term Lenders and the Equity Committee. The Debtors believe they will be able to overcome the opposition and demonstrate to the Bankruptcy Court that the Plan is confirmable on its current terms. However, the Debtors cannot guarantee that all objections will be overruled by the Bankruptcy Court. Neither can the Debtors guarantee that the disputes will not have an adverse impact on the Debtors’ customers and vendors or that the costs and expenses of litigation will not adversely impact the Debtors’ financings. If either the Term Lenders or the Equity Committee is successful, the Debtors may be required to propose a revised plan of reorganization and to file a revised disclosure statement. The plan process may need to essentially start over. The Negotiating Noteholders may not support the revised plan. The revised plan may itself be subject to strenuous opposition. The costs and expenses of a second plan process could be enormous, and the Debtors’ business could suffer from the uncertainty of a lengthened process.

8.	Cramdown

If the Term Lenders are determined to be impaired by the Bankruptcy Court, and the Term Lenders vote against the Plan, the Debtors will have the option of seeking to confirm their plan under Section 1129(b)(2)(A) of the Bankruptcy Code (“cramdown”). The interest rate necessary to satisfy the requirements of cramdown will be determined by the Bankruptcy Court and may be materially different, and may be materially higher, than the interest rate set forth in the Credit Agreement. The Term Lenders will challenge the feasibility of the Plan on this basis.

9.	Risk of Long and Protracted Restructuring

If a liquidation or protracted reorganization were to occur, there is a significant risk that the value of the Debtors’ enterprise would be substantially eroded to the detriment of all stakeholders.

The Debtors’ future results are dependent upon the successful confirmation and implementation of a plan of reorganization. Failure to obtain this approval in a timely manner could adversely affect the Debtors’ operating results, as the Debtors’ ability to obtain financing to fund their operations and their relations with customers and suppliers may be harmed by protracted bankruptcy proceedings. Furthermore, the Debtors cannot predict the ultimate amount of all settlement terms for their liabilities that will be subject to a plan of reorganization. Once a plan of reorganization is approved and implemented, the Debtors’ operating results may be adversely affected by the possible reluctance of prospective lenders, customers, and suppliers to do business with a company that recently emerged from bankruptcy proceedings.

C.	Claims Estimations

With the exception of the Noteholder Claims and any Subordinated Claims, the Debtors intend to pay all Allowed Claims when, as and if due, in the ordinary course. The Debtors do not seek to impose a general proof of claim bar date. The Debtors reserve the right to dispute Claims outside of the Bankruptcy Court in the same manner they would have done prior to the Petition Date. The estimates of Claim amounts in this Disclosure Statement derive from the Debtors’ books and records. There can be no assurance that any such estimated Claim amounts are correct. The actual Allowed amount of Claims likely will differ in some respect from the estimates. The estimated amounts are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, the actual Allowed amount of Claims may vary from those estimated herein. With respect to Noteholder Claims, the value of the New Common Stock received by holders of such Claims will be diluted by additional share issuances.

D.	Conditions Precedent to Consummation; Timing

The Plan provides for certain conditions that must be satisfied (or waived) prior to the Confirmation Date and for certain other conditions that must be satisfied (or waived) prior to the Effective Date. As of the date of this Disclosure Statement, there can be no assurance that any or all of the conditions in the Plan will be satisfied (or waived). Accordingly, even if the Plan is confirmed by the Bankruptcy Court, there can be no assurance that the Plan will be consummated and the restructuring completed.

E.	Inherent Uncertainty of Financial Projections

The Projections set forth in the attached Appendix B cover the operations of the Reorganized Debtors through fiscal year 2013. These Projections are based on numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms; realization of the operating strategy of the Reorganized Debtors; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, or generally accepted accounting principles; no material adverse changes in general business and economic conditions; no material adverse changes in competition; the Reorganized Debtors’ retention of key management and other key employees; adequate financing; the absence of material contingent or unliquidated litigation, indemnity, or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize.

To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and are based on assumptions considered reasonable by the Debtors, the assumptions and estimates underlying the Projections are subject to significant business, economic, and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only estimates and are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view to compliance with published guidelines of the SEC regarding projections or forecasts. The Projections have not been audited, reviewed, or compiled by the Debtors’ independent public accountants. The projected financial information contained in this Disclosure Statement should not be regarded as a representation or warranty by the Debtors, the Debtors’ advisors, or any other Person that the Projections can or will be achieved.

F.	Certain Risk Factors Relating to New Common Stock to be Issued Under the Plan

1.	No Current Public Market for Securities

The New Common Stock to be issued pursuant to the Plan are securities for which there is currently no market, and there can be no assurance as to the development or liquidity of any market for the New Common Stock. It is not intended that the Reorganized Debtors will apply to list the New Common Stock on any securities exchange. If a trading market does not develop or is not maintained, holders of the New Common Stock may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors, including, without limitation, prevailing interest rates, markets for similar securities, industry conditions and the performance of, and investor expectations for, Reorganized Spectrum.

Furthermore, Persons to whom the New Common Stock is issued pursuant to the Plan may prefer to liquidate their investments rather than hold such securities on a long-term basis. Accordingly, any market that does develop for such securities may be volatile. Other factors, such as the current intention of Reorganized Spectrum not to pay dividends for the foreseeable future (and any limitations thereon as contained in the Term Facility Loan Documents and the Exit Facility), may further depress any market for the New Common Stock.

2.	Potential Dilution

The ownership percentage represented by New Common Stock distributed on the Effective Date under the Plan will be subject to dilution in the event that (a) New Common Stock is issued pursuant to the New Equity Incentive Plan, including issuances upon the exercise of options and (b) any other shares of New Common Stock are issued post-emergence.

In the future, similar to all companies, additional equity financings or other share issuances by Reorganized Spectrum could adversely affect the market price of the New Common Stock. Sales by existing holders of a large number of shares of the New Common Stock in the public market, or the perception that additional sales could occur, could cause the market price of the New Common Stock to decline.

3.	Dividends

The Debtors do not anticipate that cash dividends or other distributions will be paid with respect to the New Common Stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which Reorganized Spectrum will be a party, including the Term Facility Loan Documents and the Exit Facility, may limit the ability of Reorganized Spectrum to pay dividends.

4.	Change of Control

The New Spectrum Governing Documents and the Exit Facility may contain, and the Term Facility Credit Agreement contains, provisions that may have the effect of delaying, deterring, or preventing a change in control of Reorganized Spectrum, which provisions could deprive holders of New Common Stock an opportunity to receive a premium and might adversely affect the trading price of the New Common Stock.

5.	Limited Influence of Minority Holders of New Common Stock

Although the Debtors have no knowledge thereof, the Debtors would note that if holders of New Common Stock constituting a majority were to determine to act in concert with respect to any proposal or other item requiring a shareholder vote, other shareholders would then be unable to affect the outcome of such shareholder vote.

G.	Certain Risk Factors Relating to New Notes to be Issued Under the Plan

1.	Indebtedness under the Term Facility Credit Agreement and the Exit Facility will rank ahead of indebtedness under the New Notes. If any of the Reorganized Debtors default under the Term Facility Credit Agreement or the Exit Facility, then Reorganized Spectrum may not be able to pay principal and interest on the New Notes.

The New Notes will be junior in right of payment to all existing and future senior debt including amounts outstanding under any senior debt of Reorganized Spectrum. In addition, the guarantees of the New Notes will be junior to all senior debt of each of the respective guarantors, which will be the domestic subsidiaries of Reorganized Spectrum. Reorganized Spectrum and its subsidiaries may incur additional indebtedness, including senior debt, from time to time, subject to the terms of the New Indenture and Reorganized Spectrum and its subsidiaries’ other outstanding indebtedness. If indebtedness is incurred by a subsidiary that is not a guarantor, the New Notes will be structurally subordinated to such indebtedness with respect to the assets of such subsidiary. In the event of another bankruptcy, liquidation or reorganization of the Reorganized Debtors, the assets of the Reorganized Debtors will be available to pay obligations under the New Notes only after all of Reorganized Debtors’ senior debt has been paid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding. See Exhibit B to the Plan for a description of certain of the material terms of the New Notes.

2.	The Debtors expect a limited trading market for the New Notes, which may make it difficult for you to sell the New Notes.

The New Notes will constitute a new issue of securities with no established market. No assurance can be given, however, that an active public or other market will develop for the New Notes or as to the liquidity of or the market for the New Notes. If a market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. If a public market develops for the New Notes, future prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, Reorganized Spectrum and its subsidiaries’ results of operations and the markets for similar securities and other factors, including Reorganized Spectrum and its subsidiaries’ financial condition. The New Notes may trade at a discount from their principal amount.

3.	Reorganized Spectrum may be unable to repurchase the New Notes upon a change of control.

Upon the occurrence of specific change of control events, Reorganized Spectrum will be required to offer to repurchase New Notes at redemption premiums which vary based upon time to maturity of the New Notes. The lenders under the Term Facility Credit Agreement have, and the Debtors expect that the lenders under the Exit Facility will have the benefit of an event of default under the agreements governing their indebtedness upon a change of control. Any of Reorganized Debtors’ future debt agreements also may contain similar provisions. Reorganized Spectrum’s ability to pay cash to the holders of the New Notes in connection with such repurchase will be limited by Reorganized Spectrum’s and its subsidiaries’ then existing financial resources. Accordingly, it is possible that Reorganized Spectrum will not have sufficient funds at the time of the change of control to make the required repurchase of New Notes.

In addition, the terms of the Term Facility Credit Agreement limit, and the Debtors expect that the terms under the Exit Facility will limit, Reorganized Spectrum’s ability to purchase New Notes until all debt under the Term Facility Credit Agreement and the Exit Facility is paid in full. Any of the Reorganized Debtors’ future debt agreements may contain similar restrictions.

If Reorganized Spectrum fails to repurchase any New Notes submitted in a change of control offer, it would constitute an event of default under the New Indenture which would, in turn, constitute an event of default under the Term Facility Credit Agreement and could constitute an event of default under the Exit Facility and the Reorganized Debtors’ other indebtedness, even if the change of control itself would not cause a default. This would allow some of the Reorganized Debtors’ lenders to proceed against the Reorganized Debtors’ respective assets.

H.	Operational Risk Factors

The Debtors face a number of risks with respect to their continuing business operations, including but not limited to the following: (i) their ability to generate sufficient cash flow to fund their cash requirements; (ii) the impact of restrictions in their debt instruments on their ability to operate their businesses, finance their capital needs or to pursue or expand their business strategies; (iii) the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; (iv) the impact of the shutdown of the growing media portion of their Home and Garden Business; (v) the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including supplier’s willingness to advance credit; (vi) interest rate and exchange rate fluctuations for foreign currencies; (vii) the loss of, or significant reduction in, sales to a significant retail customer; (viii) the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where they do business; (ix) changes in customer spending preferences and demand for their products; (x) their ability to develop and successfully introduce new products, protect their intellectual property and avoid infringing the intellectual property of third parties; (xi) their ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings; (xii) the cost and effect of unanticipated legal, tax, or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); (xiii) public perception regarding the safety of their products, including the potential for environmental liabilities, product liability claims, litigation and other claims; (xiv) the seasonal nature of sales of certain of their products; (xv) the effects of climate change and unusual weather activity, including adverse weather conditions during their peak selling season for their lawn and garden and household insecticide and repellent products; (xvi) their ability to retain key personnel and to recruit additional qualified personnel; and (xvii) changes in accounting standards, taxation requirements and bankruptcy laws.

In addition, three collective bargaining agreements, under which approximately 9% of the Debtors’ total labor force are covered, are scheduled to expire during fiscal year 2009. While the Debtors expect to negotiate continuations to the terms of these agreements, the Debtors cannot assure that they will be able to obtain terms under the agreements that are satisfactory to the Debtors or otherwise to reach an agreement at all with the applicable parties.

I.	Competition

Like the Debtors, the Reorganized Debtors will face intense competition, which could harm their financial condition and results of operations. Principal competitors include: (i) Duracell, Energizer and Panasonic in the consumer battery market; (ii) Braun, Norelco, Vidal Sassoon and Revlon in the electric shaving and grooming and electric personal care products market; (iii) Mars Corporation, The Hartz Mountain Corporation and Central Garden & Pet Company in the pet supplies market; and (iv) Scotts Company, Central Garden & Pet Company and S.C. Johnson in the home and garden market.

The Debtors must compete based on brand name recognition, perceived product quality, price, performance, product packaging design innovation, as well as creative marketing, promotion and distribution strategies.

The Reorganized Debtors’ ability to respond to the entry of new competitors into their markets, and the introduction of new product features and technological developments, thus represents an additional risk factor.

J.	Environmental and Other Regulations

The Debtors are not aware of any environmental condition at any of their properties that, taking into account established accruals for estimated liabilities, they consider material. However, it is possible that the environmental investigations of its properties might not have revealed all potential environmental liabilities or might have underestimated certain potential environmental issues. It is also possible that future environmental laws and regulations, or new interpretations of existing environmental laws, will impose material environmental liabilities on the Debtors, or that current environmental conditions of properties that the Debtors own or operate will be adversely affected by hazardous substances associated with other nearby properties or the actions of unrelated third parties. The costs to defend any future environmental claims, perform any future environmental remediation, satisfy any environmental liabilities, or respond to changed environmental conditions could have a material adverse effect on the Debtors’ financial condition and operating results.

K.	Leverage

The Debtors believe that they will emerge from Chapter 11 with a reasonable level of debt that can be effectively serviced in accordance with their business plan. Circumstances, however, may arise which might cause the Debtors to conclude that they are overleveraged, which could have significant negative consequences, including:

•	it may become more difficult for the Reorganized Debtors to satisfy their obligations with respect to all of their obligations;

•	the Reorganized Debtors may be vulnerable to a downturn in the markets in which they operate or a downturn in the economy in general;

•	the Reorganized Debtors may be required to dedicate a substantial portion of their cash flow from operations to fund working capital, capital expenditures, and other general corporate requirements;

•	the Reorganized Debtors may be limited in their flexibility to plan for, or react to, changes in their businesses and the industry in which they operate or entry of new competitors into their markets;

•

the Reorganized Debtors may be placed at a competitive disadvantage compared to their competitors that have less debt, including with respect to implementing effective pricing and promotional programs; and

•	the Reorganized Debtors may be limited in borrowing additional funds.

Also, the covenants in the Exit Facility may, and the covenants in the Term Facility Loan Documents and the New Indenture do, restrict the Reorganized Debtors’ flexibility. Such covenants may (or already do) place restrictions on the ability of the Reorganized Debtors to incur indebtedness; pay dividends on, redeem or repurchase our capital stock; make investments; issue or sell capital stock of restricted subsidiaries; transfer assets and dispose of proceeds of such sales; enter into agreements that restrict restricted subsidiaries from paying dividends, making loans or otherwise transferring assets to the Reorganized Debtors or to any of their other restricted subsidiaries; engage in transactions with affiliates; merge, consolidate, or sell all or substantially all of their assets; make capital expenditures; and refinance existing indebtedness.

Additionally, there may be factors beyond the control of the Reorganized Debtors that could impact their ability to meet debt service requirements. The ability of the Reorganized Debtors to meet debt service requirements will depend on their future performance, which, in turn, will depend on the Reorganized Debtors’ ability to sustain sales conditions in the markets in which the Reorganized Debtors operate, the economy generally, and other factors that are beyond their control. The Debtors can provide no assurance that the businesses of the Reorganized Debtors will generate sufficient cash flow from operations or that future borrowings will be available in amounts sufficient to enable the Reorganized Debtors to pay their indebtedness or to fund their other liquidity needs. Moreover, the Reorganized Debtors may need to refinance all or a portion of their indebtedness on or before maturity. The Debtors cannot make assurances that the Reorganized Debtors will be able to refinance any of their indebtedness on commercially reasonable terms or at all. If the Reorganized Debtors are unable to make scheduled debt payments or comply with the other provisions of their debt instruments, their various lenders will be permitted under certain circumstances to accelerate the maturity of the indebtedness owing to them and exercise other remedies provided for in those instruments and under applicable law.

Furthermore, failure to secure necessary capital could restrict the Reorganized Debtors’ ability to operate and further develop their respective businesses.

The Debtors expect that, post-consummation of the Plan, they will continue to require substantial funds for general corporate and other expenses and may require additional funds for working capital fluctuations. There can be no assurance that the Reorganized Debtors’ capital resources will be sufficient to enable them to achieve operating profitability following consummation of the Plan. Failure to generate or raise sufficient funds may require the Reorganized Debtors to delay or abandon some of their expansion plans or expenditures, which could harm their respective business and competitive positions.

The Reorganized Debtors expect to meet their funding needs through various sources, including existing cash balances, existing lines of credit, prospective sales of selected assets, vendor financing and cash flow from future operations. The Term Facility Credit Agreement places, and it is expected that the Exit Facility will place, restrictions on the Reorganized Debtors’ ability to make capital expenditures and engage in acquisitions.

The Reorganized Debtors might meet additional financial needs by issuing additional debt or equity securities or by borrowing funds under the Exit Facility. The addition of new debt post-consummation of the Plan could increase the leverage-related risks described above. There, however, can be no assurance that the Reorganized Debtors will have timely access to additional financing sources on acceptable terms, if at all. The Reorganized Debtors’ ability to issue debt securities, borrow funds from additional lenders and participate in vendor financing programs is restricted under the terms of the Term Facility Credit Agreement and will be restricted under the terms of the Exit Facility, and there can be no assurance that the respective lenders will waive these restrictions if additional financing is needed beyond that permitted.

L.	Litigation

The Reorganized Debtors will be subject to various claims and legal actions arising in the ordinary course of their businesses. The Debtors are not able to predict the nature and extent of any such claims and actions and cannot guarantee that the ultimate resolution of such claims and actions will not have a material adverse effect on the Reorganized Debtors.

M.	Adverse Publicity

Adverse publicity or news coverage relating to the Reorganized Debtors, including but not limited to publicity or news coverage in connection with the Chapter 11 Case, may negatively impact the Debtors’ efforts to establish and promote name recognition and a positive image after the Effective Date.

N.	Certain Tax Considerations

There are a number of income tax considerations, risks, and uncertainties associated with consummation of the Plan. Interested parties should read carefully the discussions set forth in Article IX of this Disclosure Statement regarding certain U.S. federal income tax consequences of the transactions proposed by the Plan to the Debtors and the Reorganized Debtors and to holders of Noteholder Claims who are entitled to vote to accept or reject the Plan.

VIII. APPLICABILITY OF FEDERAL AND OTHER SECURITIES LAWS

The Debtors or Reorganized Debtors, as the case may be, intend to enter into the Registration Rights Agreement (New Common Stock) and Registration Rights Agreement (New Notes), which are expected to provide certain “shelf” and demand registration rights with respect to the New Common Stock and the New Notes respectively, and such other provisions as agreed to by each of the Negotiating Noteholders. The Debtors believe that, subject to certain exceptions described below, various provisions of the Securities Act, the Bankruptcy Code, and state securities laws exempt from federal and state securities registration requirements (a) the offer and the sale of securities pursuant to the Plan and (b) subsequent transfers of such securities.

A.	Offer and Sale of New Securities: Bankruptcy Code Exemption

Holders of Allowed Noteholder Claims will receive shares of New Common Stock and New Notes pursuant to the Plan. The Supplemental DIP Facility Participants will also receive shares of New Common Stock under the Plan. Section 1145(a)(1) of the Bankruptcy Code exempts the offer or sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if three principal requirements are satisfied: (1) the securities must be issued “under a plan” of reorganization by the debtor or its successor under a plan or by an affiliate participating in a joint plan of reorganization with the debtor; (2) the recipients of the securities must hold a claim against, an interest in, or a claim for administrative expenses in the case concerning the debtor or such affiliate; and (3) the securities must be issued in exchange for the recipient’s claim against or interest in the debtor, or such affiliate, or “principally” in such exchange and “partly” for cash or property. In reliance upon this exemption, the Debtors believe that the offer and sale of the New Common Stock and New Notes under the Plan will be exempt from registration under the Securities Act and state securities laws.

In addition, the Debtors will seek to obtain, as part of the Confirmation Order, a provision confirming such exemption. Accordingly, such securities generally may be resold without registration under the Securities Act or other federal securities laws pursuant to an exemption provided by Section 4(1) of the Securities Act, unless the holder is an “underwriter” (see discussion below) with respect to such securities, as that term is defined under the Bankruptcy Code. In addition, such securities generally may be resold without registration under state securities or “blue sky” laws pursuant to various exemptions provided by the respective laws of the several states. However, recipients of securities issued under the Plan are advised to consult with their own legal advisors as to the availability of any such exemption from registration under state law in any given instance and as to any applicable requirement or conditions to such availability.

B.	Subsequent Transfers of New Securities

Section 1145(b) of the Bankruptcy Code defines the term “underwriter” for purposes of the Securities Act as one who, except with respect to “ordinary trading transactions” of an entity that is not an “issuer,” (1) purchases a claim against, interest in, or claim for an administrative expense in the case concerning the debtor, if such purchase is with a view to distributing any security received in exchange for such a claim or interest; (2) offers to sell securities offered or sold under a plan for the holders of such securities; (3) offers to buy securities offered or sold under the plan from the holders of such securities, if the offer to buy is: (a) with a view to distribution of such securities and (b) under an agreement made in connection with the plan, with the consummation of the plan, or with the offer or sale of securities under the plan; or (4) is an “issuer” with respect to the securities, as the term “issuer” is defined in Section 2(a)(11) of the Securities Act.

The term “issuer” is defined in Section 2(a)(4) of the Securities Act; however, the reference contained in Section 1145(b)(1)(D) of the Bankruptcy Code to Section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. “Control” (as such term is defined in Rule 405 of Regulation C under the Securities Act) means the possession, direct or indirect, of the power to direct or cause the direction of the policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor (or its successor) under a plan of reorganization may be deemed to be a “control person,” particularly if such management position is coupled with the ownership of a significant percentage of the debtor’s (or successor’s) voting securities. Ownership of a significant amount of voting securities of a reorganized debtor could also result in a person being considered to be a “control person.”

To the extent that persons deemed to be “underwriters” receive New Common Stock or New Notes pursuant to the Plan, resales by such persons would not be exempted by Section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Such persons would not be permitted to resell such New Common Stock or New Notes, as the case may be, unless such securities were registered under the Securities Act or an exemption from such registration requirements were available. Entities deemed to be statutory underwriters for purposes of Section 1145 of the Bankruptcy Code may, however, be able, at a future time and under certain conditions, to sell securities without registration pursuant to the resale provisions of Rule 144 under the Securities Act or another available exemption under the Securities Act.

It is expected that, simultaneously with the Debtors’ emergence from Chapter 11, a shelf registration statement with respect to the New Common Stock and the New Notes will be filed with the United States Securities and Exchange Commission, and

Reorganized Spectrum will use reasonable best efforts to have such registration statement declared effective as promptly as reasonably practicable, and to maintain such effectiveness for the periods specified under the Registration Rights Agreement (New Common Stock) and Registration Rights Agreement (New Notes), as applicable.

Whether or not any particular person would be deemed to be an “underwriter” with respect to the New Common Stock or New Notes to be issued pursuant to the Plan, or an “affiliate” of Reorganized Spectrum, would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any such person would be such an “underwriter” or “affiliate.” PERSONS WHO RECEIVE NEW COMMON STOCK OR NEW NOTES UNDER THE PLAN ARE URGED TO CONSULT THEIR OWN LEGAL ADVISOR WITH RESPECT TO THE RESTRICTIONS APPLICABLE UNDER THE SECURITIES LAWS AND THE CIRCUMSTANCES UNDER WHICH SECURITIES MAY BE SOLD IN RELIANCE ON SUCH LAWS.

THE FOREGOING SUMMARY DISCUSSION IS GENERAL IN NATURE AND HAS BEEN INCLUDED IN THIS DISCLOSURE STATEMENT SOLELY FOR INFORMATIONAL PURPOSES. THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING, AND DO NOT PROVIDE, ANY OPINIONS OR ADVICE WITH RESPECT TO THE NEW COMMON STOCK OR NEW NOTES OR THE BANKRUPTCY MATTERS DESCRIBED IN THIS DISCLOSURE STATEMENT. IN LIGHT OF THE UNCERTAINTY CONCERNING THE AVAILABILITY OF EXEMPTIONS FROM THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS, THE DEBTORS ENCOURAGE EACH NOTEHOLDER AND PARTY-IN-INTEREST TO CONSIDER CAREFULLY AND CONSULT WITH ITS OWN LEGAL ADVISORS WITH RESPECT TO ALL SUCH MATTERS. BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR HOLDER MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATION CONCERNING THE ABILITY OF A PERSON TO DISPOSE OF THE NEW COMMON STOCK OR NEW NOTES.

IX. CERTAIN U.S. FEDERAL TAX CONSEQUENCES OF THE PLAN

A summary description of certain United States federal income tax consequences of the Plan is provided below. This description is for informational purposes only and, due to a lack of definitive judicial or administrative authority or interpretation, substantial uncertainties exist with respect to various tax consequences of the Plan as discussed herein. Only the principal United States federal income tax consequences of the Plan to the Debtors and to holders of Noteholder Claims who are entitled to vote to accept or reject the Plan are described below. No opinion of counsel has been sought or obtained with respect to any tax consequences of the Plan or with respect to the disclosure set forth below. No rulings or determinations of the United States Internal Revenue Service (the “IRS”) or any other tax authorities have been sought or obtained with respect to any tax consequences of the Plan, and the discussion below is not binding upon the IRS or such other authorities. In addition, a substantial amount of time may elapse between the date of this Disclosure Statement and the receipt of a final distribution under the Plan. Events occurring after the date of this Disclosure Statement, including changes in law and changes in administrative positions, could affect the United States federal income tax consequences of the Plan. No representations are being made regarding the particular tax consequences of the confirmation and consummation of the Plan to the Debtors or any holder of Noteholder Claims. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

The discussion of United States federal income tax consequences below is based on the Internal Revenue Code of 1986, as amended (the “IRC”), Treasury Regulations promulgated thereunder, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect).

The following discussion does not address foreign, state or local tax consequences of the Plan, nor does it purport to address the United States federal income tax consequences of the Plan to special classes of taxpayers (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, governmental entities, persons that are, or hold their Noteholder Claims through, pass-through entities, persons whose functional currency is not the United States dollar, persons or groups that may be entitled to receive or acquire 5% or more of the stock of the Reorganized Debtor, foreign persons, United States individuals who are expatriates, dealers in securities or foreign currency, employees, persons who received their Noteholder Claims as compensation and persons holding Noteholder Claims that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). Furthermore, the following discussion does not address United States federal taxes other than income taxes, and does not address the United States federal income tax consequences of the Plan to holders that own Claims or Interests in more than one Class.

Each holder is strongly urged to consult its own tax advisor regarding the United States federal, state, and local and any foreign tax consequences of the transactions described herein and in the Plan.

IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH IRS CIRCULAR 230, HOLDERS OF CLAIMS OR INTERESTS ARE HEREBY NOTIFIED THAT: (I) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS DISCLOSURE STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS OF CLAIMS OR INTERESTS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE IRC, (II) SUCH DISCUSSION IS WRITTEN IN CONNECTION WITH THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS DISCUSSED HEREIN, AND (III) HOLDERS OF CLAIMS OR INTERESTS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

A.	U.S. Federal Income Tax Consequences to the Debtors

1.	Cancellation of Indebtedness Income

It is anticipated that the exchange of certain debt securities for New Notes and New Common Stock will result in the cancellation of a portion of the Debtors’ outstanding indebtedness. In general, the discharge of a debt obligation in exchange for an amount of cash and other property having a fair market value less than the “adjusted issue price” of the debt that is discharged gives rise to cancellation of indebtedness (“COD”) income to the debtor. However, COD income is not taxable to the debtor if the debt discharge occurs pursuant to a Title 11 bankruptcy proceeding. The IRC generally permits a debtor in bankruptcy to exclude its COD income from gross income, but requires the debtor to reduce its tax attributes – such as net operating losses (“NOLs”), tax credits, and tax basis in assets – by the amount of the excluded COD income. The reduction in tax attributes occurs at the beginning of the taxable year following the taxable year in which the discharge occurs. Any excess COD income over the amount of available tax attributes is not subject to United States federal income tax.

Spectrum will not be required to include any COD income in its gross income because the discharge of its indebtedness will occur pursuant to a Title 11 bankruptcy proceeding. Because all of the Spectrum Notes will be satisfied in exchange for New Notes and New Common Stock, the amount of COD income, and accordingly the amount of the Debtors’ tax attributes required to be reduced, will depend in part on the issue price of the New Notes and the fair market value of the New Common Stock. The issue price of the New Notes and the fair market value of the New Common Stock cannot be known with certainty until after the Effective Date.

2.	Net Operating Losses-Section 382

IRC Section 382 limits a corporate taxpayer’s utilization of NOLs following an ownership change. Under IRC Section 382, an ownership change occurs when the percentage of stock (determined on the basis of value) owned by one or more holders of at least 5 percent of such stock increases by more than 50 percentage points (in relationship to the corporation’s total stock considered to be outstanding for this purpose) from the lowest percentage of stock that was owned by such 5-percent shareholders at any time during the applicable “testing period.” The testing period is generally the shorter of (i) the three-year period preceding the date of testing or (ii) the period of time since the most recent ownership change of the corporation. The annual limitation generally is equal to the product of (i) the “long-term tax-exempt rate” (for example, 5.27% for the month of April 2009) and (ii) the fair market value of the stock of the corporation immediately before the ownership change occurs.

The Debtors anticipate that they will experience an ownership change on the Effective Date as a result of the issuance of New Common Stock to holders of Spectrum Notes pursuant to the Plan and to the Supplemental DIP Facility Participants with respect to the Equity Fee. As a result, the Debtors’ ability to use pre-Effective Date NOLs that are not already subject to limitation under IRC Section 382 and other tax attributes to offset their income in any post-Effective Date taxable year (and in the portion of the taxable year of the ownership change following the Effective Date) to which such a carryforward is made generally (subject to various exceptions and adjustments, some of which are described below) will be limited to the sum of (a) a regular annual limitation (prorated for the portion of the taxable year of the ownership change following the Effective Date), and (b) any carryforward of unused amounts described in (a) from prior years. IRC Section 382 may also limit the Debtors’ ability to use “net unrealized built-in losses” (i.e., losses and deductions that have economically accrued prior to, but remain unrecognized as of, the date of the ownership change) to offset future taxable income. Moreover, the Debtors’ NOLs will be subject to further limitations if the Debtors experience additional future ownership changes or if they do not continue their business enterprise for at least two years following the Effective Date. On the other hand, if the Debtors have a net unrealized built-in gain at the time of an ownership change, any built-in gains recognized during the following five-years generally will increase the annual limitation in the year recognized (but only up to the amount of the net unrealized built-in gain at the time of the ownership change), such that the Debtors would be permitted to use their pre-change losses against such built-in gain income in addition to its regular annual allowance.

The application of IRC Section 382 will be materially different from that just described if the Debtors are subject to the special rules for corporations in bankruptcy provided in IRC Section 382(l)(5). In that case, the Debtors’ ability to utilize their pre-Effective Date NOLs would not be limited as described in the preceding paragraph. IRC Section 382(l)(5) will not apply unless existing stockholders and qualified creditors of a debtor (generally trade creditors and those who held the debt for at least 18 months prior to the bankruptcy filing) receive, in exchange for their stock and debt claims, at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed Title 11 plan. However, several other limitations would apply to the Debtors under IRC Section 382(l)(5), including (a) the Debtors’ NOLs would be calculated without taking into account deductions for interest paid or accrued in the portion of the current tax year ending on the Effective Date and all other tax years ending during the three-year period prior to the current tax year with respect to the Spectrum Notes that are exchanged pursuant to the Plan, and (b) if the Debtors undergo another ownership change within two years after the Effective Date, the Debtors’ IRC Section 382 limitation with respect to that ownership change will be zero. It is uncertain whether the provisions of IRC Section 382(l)(5) would be available in the case of the ownership change that is expected to occur as a result of the confirmation of the Plan. If the Debtors qualify for the special rule under IRC Section 382(l)(5), the use of the Debtors’ NOLs will be subject to IRC Section 382(l)(5) unless the Debtors affirmatively elect for the provisions not to apply. The Debtors have not yet determined whether they would seek to have the IRC Section 382(l)(5) rules apply to the ownership change arising from the consummation of the Plan (assuming IRC Section 382(l)(5) would otherwise apply).

If the Debtors do not qualify for, or elect not to apply, the special rule under IRC Section 382(l)(5) for corporations in bankruptcy described above, a different rule under IRC Section 382 applicable to corporations under the jurisdiction of a bankruptcy court will apply in calculating the annual IRC Section 382 limitation. Under IRC Section 382(l)(6), the limitation will be calculated by reference to the lesser of the value of the company’s new stock (with certain adjustments) immediately after the ownership change or the value of such company’s assets (determined without regard to liabilities) immediately before the ownership change. Although such calculation may substantially increase the annual IRC Section 382 limitation, the Debtors’ use of any NOLs or other tax attributes remaining after implementation of the Plan may still be substantially limited after an ownership change.

Because a small number of holders of Spectrum Notes will hold a significant equity position in the Reorganized Debtors following the consummation of the Plan, if such persons or entities dispose of all or a significant amount of this position after the Effective Date, it could cause the Reorganized Debtors to undergo an ownership change. This would generally limit (or possibly eliminate) the Reorganized Debtors’ ability to use NOLs and other tax attributes.

3.	Reincorporation of Spectrum

No gain or loss will be recognized by Spectrum as a result of its reincorporation as described in Section VI.I.1 above.

4.	Applicable High Yield Discount Obligations

In general, an applicable high yield discount obligation (“AHYDO”) is any debt instrument with “significant original issue discount,” a maturity date that is more than five years from the issue date, and a yield to maturity that is at least five percentage points higher than the applicable federal rate on its issue date. If a note is treated as AHYDO, the issuer may permanently be denied a deduction for a portion of the original issue discount on such notes and may claim an interest deduction as to the remainder of the original issue discount only when such portion is paid as cash. The AHYDO rules may be avoided if there is no significant original issue discount at the end of each accrual period after the fifth anniversary of the original issuance of the debt instrument.

The New Notes include an AHYDO savings clause requiring that Spectrum pay at the end of each accrual period ending after the fifth anniversary of the issuance date the minimum amount of principal plus accrued interest on the New Notes necessary to prevent any of the accrued and unpaid interest and original issue discount on the New Notes from being limited as a deduction under the AHYDO rules. Accordingly, it is not anticipated that the New Notes will be subject to the AHYDO rules.

B.	United States Federal Income Tax Consequences to Holders of Spectrum Notes

The following discusses certain United States federal income tax consequences of the transactions contemplated by the Plan to holders of Spectrum Notes that are “United States holders” as defined below and that, except as otherwise provided below, hold such Spectrum Notes as capital assets within the meaning of IRC Section 1221 (generally, assets held for investment purposes). The United States federal income tax consequences of the transactions contemplated by the Plan to holders of Spectrum Notes (including the character, timing and amount of income, gain or loss recognized) will depend upon, among other things, (1) whether the Spectrum Notes are “securities” for United States federal income tax purposes; (2) the manner in which a holder acquired Spectrum Notes; (3) the length of time the Spectrum Notes have been held; (4) whether the Spectrum Notes were acquired at a discount; (5) whether the holder has taken a bad debt deduction with respect to the Spectrum Notes (or any portion thereof) in the current or prior years; (6) whether the holder has previously included in its taxable income accrued but unpaid interest with respect to the Spectrum Notes; (7) the holder’s method of tax accounting; and (8) whether the Spectrum Notes are installment obligations for United States federal income tax purposes. Therefore, holders of Spectrum Notes should consult their own tax advisors for information that may be relevant based on their particular situations and circumstances regarding the particular tax consequences to them of the transactions contemplated by the Plan. This discussion is written on the basis that the holder has not taken a bad debt deduction with respect to its Spectrum Notes (or any portion thereof) in the current or any prior year and such Spectrum Notes did not become completely or partially worthless in a prior taxable year.

For purposes of the following discussion, a “United States holder” is a holder of Spectrum Notes that is (1) a citizen or individual resident of the United States, (2) a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and properly elected to be treated as a United States person.

1.	Holders of Spectrum Notes

Pursuant to the Plan, the Debtors will issue New Notes and New Common Stock to holders of Spectrum Notes to discharge Noteholder Claims. The United States federal income tax consequences arising from the Plan to holders of Spectrum Notes will vary depending upon, among other things, whether such Spectrum Notes and New Notes constitute “securities” for United States federal income tax purposes. Neither the IRC nor the Treasury Regulations promulgated thereunder define the term security. The determination of whether a debt instrument constitutes a “security” depends upon an evaluation of the nature of the debt instrument, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for United States federal income tax purposes. Generally, corporate debt instruments with maturities when issued of less than five years are not considered securities, and corporate debt instruments with maturities when issued of ten years or more are considered securities. Each holder is urged to consult its own tax advisor regarding the status of its Spectrum Notes and New Notes.

If such Spectrum Notes and New Notes constitute “securities” for United States federal income tax purposes, the exchange of Spectrum Notes for New Notes and New Common Stock should constitute a “recapitalization” for United States federal income tax purposes. As a result, except as discussed below with respect to Claims for accrued interest and accrued market discount, a holder of Spectrum Notes should not recognize gain or loss on the exchange of its Spectrum Notes for New Notes and New Common Stock (other than with respect to any Claim for accrued interest). A holder’s adjusted tax basis in its Spectrum Notes should be allocated among the New Notes and New Common Stock based upon the relative fair market values thereof. The holding period for the New Notes and New Common Stock will include the holder’s holding period for the Spectrum Notes exchanged therefor.

Pursuant to the Plan, the Debtors will allocate for United States federal income tax purposes all distributions in respect of any Claim first to the principal amount of such Claim, and thereafter to accrued but unpaid interest. Certain legislative history indicates that an allocation of consideration between principal and interest provided for in a bankruptcy plan of reorganization is binding for United States federal income tax purposes. However, no assurance can be given that the IRS will not challenge such allocation. If a distribution with respect to a Noteholder Claim is entirely allocated to the principal amount of such Claim, a holder may be entitled to claim a loss to the extent of any accrued but unpaid interest on the Spectrum Notes that was previously included in the holder’s gross income. Holders of Noteholder Claims are urged to consult their own tax advisors regarding the particular United States federal income tax consequences to them of the treatment of accrued but unpaid interest, as well as the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income.

The market discount provisions of the IRC may apply to holders of Spectrum Notes (other than with respect to the Toggle Notes (as defined below), to which the market discount rules described herein do not apply). In general, a debt obligation other than a debt obligation with a fixed maturity of one year or less that is acquired by a holder in the secondary market (or, in certain circumstances, upon original issuance) is a “market discount bond” as to that holder if its stated redemption price at maturity (or, in the case of a debt obligation having original issue discount, the revised issue price) exceeds the adjusted tax basis of the bond in the holder’s hands immediately after its acquisition. However, a debt obligation will not be a “market discount bond” if such excess is less than a statutory de minimis amount. A holder should not be required to recognize any accrued but unrecognized market discount upon the disposition of its Spectrum Notes for New Notes and New Common Stock pursuant to the Plan if such disposition is treated as a recapitalization for United States federal income tax purposes, although it may be required to recognize any accrued but unrecognized market discount as ordinary income upon a subsequent taxable disposition of its New Notes and/or New Common Stock.

If such Spectrum Notes do not constitute “securities” for United States federal income tax purposes, the exchange of Spectrum Notes for New Notes and New Common Stock should constitute a taxable exchange for United States federal income tax purposes. As a result, a holder of Spectrum Notes would generally recognize income, gain or loss for United States federal income tax purposes in an amount equal to the difference between (1) the “issue price” of the New Notes and the fair market value of the New Common Stock on the Effective Date received in exchange for Spectrum Notes, and (2) the holder’s adjusted tax basis in its Spectrum Notes. For this purpose, the issue price of the New Notes will equal their fair market value if the New Notes are considered to be “publicly traded” for United States federal income tax purposes, and if the Spectrum Notes but not the New Notes are considered to be publicly traded, then the issue price of the New Notes will be the fair market value of the Spectrum Notes. If neither the Spectrum Notes nor the New Notes are considered to be publicly traded, then the issue price of the New Notes will be their principal amount. Except as otherwise provided below with respect to the holders of Variable Rate Toggle Senior Subordinated Notes due 2013 (the “Toggle Notes”), the character of such gain or loss as capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, the nature of the Spectrum Notes in such holder’s hands, whether the Spectrum Notes constitute a capital asset in the hands of the holder, whether the Spectrum Notes were purchased at a discount, and whether and to what extent the holder has previously claimed a bad debt deduction with respect to its Spectrum Notes. Any such gain recognized would generally be treated as ordinary income to the extent that the New Notes and New Common Stock are received in respect of accrued but unpaid interest or accrued market discount that, in either case, have not been previously taken into account under the holder’s method of accounting as discussed above in this Section IX.B.1. A holder of Spectrum Notes recognizing a loss as a result of the Plan may be entitled to a bad debt deduction, either in the taxable year of the Effective Date or a prior taxable year. A holder’s aggregate tax basis in the New Notes and New Common Stock received in exchange for its Spectrum Notes would generally be equal to the aggregate fair market value of such New Notes and New Common Stock on the Effective Date. The holding period for the New Notes and New Common Stock received pursuant to the Plan would begin on the day after the Effective Date.

Under the terms of the indentures governing the Toggle Notes, the Debtors agreed to treat the Toggle Notes for United States federal income tax purposes as indebtedness that is subject to the Treasury Regulations governing contingent payment debt instruments (the “CPDI Regulations”). In accordance with the CPDI Regulations, if the exchange of Toggle Notes for New Notes and New Common Stock is a taxable exchange for United States federal income tax purposes, any gain recognized in such exchange will generally be treated as ordinary interest income, and any loss will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary loss, and thereafter as capital loss (which will be long-term if the holder’s holding period for its Toggle Notes is more than one year at the time of disposition). The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.

2.	Ownership and Disposition of New Common Stock

(a)	Distributions on New Common Stock

The gross amount of any distribution of cash or property made to a holder with respect to New Common Stock generally will be includible in gross income by a holder as dividend income to the extent such distributions are paid out of the current or accumulated earnings and profits of Spectrum as determined under United States federal income tax principles. A distribution which is treated as a dividend for United States federal income tax purposes may qualify for the 70% dividends-received deduction if such amount is distributed to a holder that is a corporation and certain holding period and taxable income requirements are satisfied. Any dividend received by a holder that is a corporation may be subject to the “extraordinary dividend” provisions of the IRC.

A distribution in excess of Spectrum’s current and accumulated earnings and profits will first be treated as a return of capital to the extent of the holder’s adjusted tax basis in its New Common Stock and will be applied against and reduce such basis dollar-for-dollar (thereby increasing the amount of gain and decreasing the amount of loss recognized on a subsequent taxable disposition of the New Common Stock). To the extent that such distribution exceeds the holder’s adjusted tax basis in its New Common Stock, the distribution will be treated as capital gain, which will be treated as long-term capital gain if such holder’s holding period in its New Common Stock exceeds one year as of the date of the distribution. Dividends received by non-corporate holders in taxable years beginning before January 1, 2011 may qualify for a reduced rate of taxation if certain holding period and other requirements are met.

(b)	Sale, Exchange, or Other Taxable Disposition of New Common Stock

Except to the extent of any accrued market discount attributable to the Spectrum Notes as described in Section IX.B.1 above, for United States federal income tax purposes, a holder generally will recognize capital gain or loss on the sale, exchange or other taxable disposition of any of its New Common Stock in an amount equal to the difference, if any, between the amount realized for the New Common Stock and the holder’s adjusted tax basis in the New Common Stock. Capital gains of non-corporate holders derived with respect to a sale, exchange or other disposition of New Common Stock held for more than one year may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Holders are urged to consult their own tax advisors regarding such limitations.

C.	Ownership and Disposition of New Notes

1.	Original Issue Discount

It is expected that the New Notes will be issued with original issue discount (“OID”) for United States federal income tax purposes. In general, a note with a term that exceeds one year will be treated as issued with OID if its “stated redemption price at maturity” (the sum of all payments to be made on the note other than “qualified stated interest”) exceeds its “issue price” by more than a de minimis amount (0.25% of the stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date). The issue price of the New Notes will be determined in the manner as discussed above under “United States Federal Income Tax Consequences to Holders of Spectrum Notes — Holders of Spectrum Notes.” The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Because none of the interest payments on the New Notes meets this description, it is expected that none of the payments on the New Notes will be qualified stated interest.

Under the rules governing OID, holders of the New Notes, regardless of their method of accounting, will be required to include OID in ordinary income over the period that they hold the New Notes in accordance with a constant yield to maturity method whether or not they receive a cash payment of interest on the New Notes on the scheduled interest payment dates. The amount of OID that a holder is required to include in income with respect to a taxable year is the sum of the “daily portions” of OID on the New Notes for all days during such taxable year in which the holder owns such New Notes. The daily portions are determined by allocating to each day in an accrual period a ratable portion of the OID allocable to that accrual period. The accrual period for a New Note may be of any length and may vary in length over the term of the New Notes, provided that no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or final day of an accrual period. The amount of OID on a New Note allocable to each accrual period other than the final accrual period is an amount equal to the product of the New Note’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period). OID allocable to a final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a New Note at the beginning of an accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any cash payments previously made on such New Note. Under these rules, a holder generally will have to include in income increasingly greater amounts of OID in successive accrual periods. The “yield to maturity” of a New Note is the discount rate that causes the present value of all principal and interest payments on such New Note as of its issue date to equal the issue price of such New Note.

The New Notes will provide that Spectrum will, at its option, pay interest on the New Notes either entirely in cash or entirely by increasing the principal amount of the outstanding New Notes (“PIK Interest”). Under the OID rules, for purposes of determining the yield to maturity, Spectrum will be required to assume that it will or will not exercise the option to pay PIK Interest in a manner that minimizes the yield on the New Notes. This assumption is solely for United States federal income tax purposes and does not constitute a representation by us regarding the actual amounts, or timing of amounts, that will be paid on the New Notes.

If Spectrum is assumed not to exercise its option to pay PIK Interest, with respect to any interest payment period for which that option is not in fact exercised, a holder will not be required to adjust its OID calculation. If, contrary to the original assumption, Spectrum elects to pay PIK Interest with respect to an interest period, solely for purposes of determining the amount of OID, the New Notes will be treated as retired and then reissued for an amount equal to their adjusted issue price at the end of such interest period and the yield to maturity of the New Notes will be redetermined by treating the amount of interest that has been paid in the form of PIK Interest as a payment that will be made on the maturity date of such reissued New Notes.

If Spectrum is assumed to exercise its option to pay PIK Interest, with respect to any interest payment period for which that option is in fact exercised, a holder will not be required to adjust its OID calculation. Such an assumption may be required if the “issue price” of the New Notes is less than their stated principal amount. If, contrary to the original assumption, Spectrum elects to pay that interest in cash, such cash payment will not be treated as a payment of accrued interest, but instead as a pro rata prepayment in retirement of a portion of the New Notes which may result in gain or loss to the holders. The gain or loss is generally calculated by assuming that a New Note consists of two instruments, one that is retired on the date of payment and one that remains outstanding. The adjusted issue price, a holder’s adjusted basis and accrued but unpaid OID of the New Note, determined immediately before the pro rata prepayment, are allocated between those two instruments based on the portion of the New Note treated as retired.

Other than a pro rata prepayment discussed above, each payment made in cash under the New Notes will be treated first as a payment of accrued OID that has not been allocated to prior payments and second as a payment of principal. A holder generally will not be required to include separately in income cash payments received on the New Notes to the extent such payments constitute payments of previously accrued OID. The payment of PIK Interest generally is not treated as a payment of interest for United States federal income tax purposes. Instead, the PIK Interest will be aggregated with the New Notes for purposes of calculating OID.

If a holder’s initial tax basis in the New Notes is greater than the issue price of the New Notes but less than the stated redemption price at maturity, such holder generally will be considered to have “acquisition premium” with respect to the New Notes, which may reduce the amount of OID that the holder is required to include in taxable income. The stated redemption price at maturity generally will include all payments of principal and interest under the New Notes, other than payments of qualified stated interest. Furthermore, if, immediately after the Effective Date, a holder’s initial tax basis in its New Notes exceeds the stated redemption price at maturity, the New Notes would be treated as issued with bond premium, and no OID would be required to be included in the gross income of the holder in respect of the New Notes. In addition, a holder may elect to amortize the bond premium. Any election to amortize bond premium applies to all taxable debt obligations held at the beginning of the first taxable year to which the election applies or acquired thereafter, and may not be revoked without the consent of the IRS.

Spectrum will report annually to the IRS and to record holders information with respect to the amount of OID accruing during the calendar year.

2.	Sale, Exchange, or Other Taxable Disposition of New Notes

A holder will generally recognize capital gain or loss upon the sale, exchange, or other taxable disposition of New Notes in an amount equal to the difference between (x) the amount realized by such holder (less any amount attributable to accrued and unpaid interest not previously included in income, which will be treated as ordinary interest income) and (y) such holder’s adjusted tax basis in the New Notes. Any such gain or loss will be long-term if the New Notes have been held for more than one year. The deductibility of capital losses is subject to limitations.

A holder should be aware that a subsequent sale or other taxable disposition of New Notes may be affected by the market discount provisions of the IRC. These rules generally provide that if a holder of Spectrum Notes purchased such Spectrum Notes at a market discount in excess of a statutorily-defined de minimis amount, and exchanges Spectrum Notes for New Notes in a tax-free recapitalization, as described in Section IX.B.1 above, and thereafter recognizes gain upon a disposition (including a partial redemption) of New Notes received in exchange for such Spectrum Notes, the lesser of such gain or the portion of the market discount that accrued while Spectrum Notes and New Notes were held by such holder will be treated as ordinary interest income at the time of disposition. In addition, deductions for interest expense on indebtedness incurred or continued to purchase or carry such Spectrum Notes could be deferred, in whole or in part, until the market discount is recognized as income unless the holder made an election to report market discount as gross income as it accrues. Therefore, if a holder of the Spectrum Notes did not elect to include market discount in income as it accrued and thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Spectrum Notes, such deferred amounts would become deductible at the time the New Notes are disposed of in a taxable disposition, up to the amount of gain that the holder recognizes in such disposition.

D.	Information Reporting and Backup Withholding

Certain payments, including payments in respect of accrued interest, are generally subject to information reporting by the payor to the IRS. Moreover, such reportable payments are subject to backup withholding (currently at a rate of 28%) under certain circumstances. Under the IRC’s backup withholding rules, a United States holder may be subject to backup withholding at the applicable rate with respect to certain distributions or payments pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct United States taxpayer identification number and certifies under penalty of perjury that the holder is a United States person, that the taxpayer identification number is correct and that the holder is not subject to backup withholding because of a failure to report all dividend and interest income.

Backup withholding is not an additional tax. Amounts withheld under the backup withholding rules may be credited against a holder’s United States federal income tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the IRS.

E.	Importance of Obtaining Professional Tax Assistance

THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS ABOUT THE UNITED STATES FEDERAL, STATE, LOCAL, AND APPLICABLE FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN, INCLUDING WITH RESPECT TO TAX REPORTING AND RECORD KEEPING REQUIREMENTS.

X. FEASIBILITY OF THE PLAN AND BEST INTERESTS OF CREDITORS

A.	Feasibility of the Plan

In connection with confirmation of the Plan, the Bankruptcy Court will be required to determine that the Plan is feasible pursuant to Section 1129(a)(11) of the Bankruptcy Code, which means that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.

To support their belief in the feasibility of the Plan, the Debtors have relied upon the Projections, which are annexed to this Disclosure Statement as Appendix B.

The Projections indicate that the Reorganized Debtors should have sufficient cash flow to pay and service their debt obligations, comply with any covenants in the agreements governing their indebtedness, and to fund their operations. Accordingly, the Debtors believe that the Plan complies with the financial feasibility standard of Section 1129(a)(11) of the Bankruptcy Code.

The Projections are based on numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms; realization of the operating strategy of the Reorganized Debtors; industry performance; no material adverse changes in applicable legislation or regulations, or the administration thereof, or generally accepted accounting principles; no material adverse changes in general business and economic conditions; no material adverse changes in competition; the Reorganized Debtors’ retention of key management and other key employees; adequate financing; the absence of material contingent or unliquidated litigation, indemnity, or other claims; and other matters, many of which will be beyond the control of the Reorganized Debtors and some or all of which may not materialize.

To the extent that the assumptions inherent in the Projections are based upon future business decisions and objectives, they are subject to change. In addition, although they are presented with numerical specificity and are based on assumptions considered reasonable by the Debtors, the assumptions and estimates underlying the Projections are subject to significant business, economic, and competitive uncertainties and contingencies, many of which will be beyond the control of the Reorganized Debtors. Accordingly, the Projections are only estimates and are necessarily speculative in nature. It can be expected that some or all of the assumptions in the Projections will not be realized and that actual results will vary from the Projections, which variations may be material and are likely to increase over time. In light of the foregoing, readers are cautioned not to place undue reliance on the Projections. The Projections were not prepared in accordance with standards for projections promulgated by the American Institute of Certified Public Accountants or with a view to compliance with published guidelines of the SEC regarding projections or forecasts. The Projections have not been audited, reviewed, or compiled by the Debtors’ independent public accountants. The Debtors will be required to adopt “fresh start” accounting upon their emergence from Chapter 11. The actual adjustments for “fresh start” accounting that the Debtors may be required to adopt upon emergence, may differ substantially from those “fresh start” adjustments in the Projections. The projected financial information contained in this Disclosure Statement should not be regarded as a representation or warranty by the Debtors, the Debtors’ advisors, or any other Person that the Projections can or will be achieved.

The Projections should be read together with the information in Article VII of this Disclosure Statement entitled “Certain Risk Factors to be Considered,” which sets forth important factors that could cause actual results to differ from those in the Projections.

Spectrum is currently subject to the informational requirements of the Exchange Act, and in accordance therewith files periodic reports and other information with the SEC relating to its businesses, financial statements, and other matters. Such filings do not and will not include projected financial information. The Debtors do not intend to update or otherwise revise the Projections, including any revisions to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even if any or all of the underlying assumptions do not come to fruition. Furthermore, the Debtors do not intend to update or revise the Projections to reflect changes in general economic or industry conditions.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Certain statements made in this Disclosure Statement and the Projections contained in this Disclosure Statement, and other written or oral statements made by the Debtors or on the Debtors’ behalf, may constitute “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and the Debtors’ future performance, as well as management’s expectations, beliefs, plans, estimates, or projections related to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements include and may be indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “believes,” or “intends” and similar words and phrases.

All forward-looking statements, as well as the Debtors’ business and strategic initiatives, are subject to risks and uncertainties that could cause actual results to differ materially from expected results after the Effective Date. Management believes that these forward-looking statements are reasonable. However, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. The Debtors undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise. Additional information concerning the risks and uncertainties listed below, and other factors that you may wish to consider, are contained in this Disclosure Statement, in Spectrum’s Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and its Quarterly Report on Form 10-Q for the quarter ended December 31, 2008 and Spectrum’s other filings with the Securities and Exchange Commission. A number of factors could cause the Debtors’ actual results to differ materially from the expected results described in the Debtors’ forward-looking statements after the Effective Date.

The Debtors will face a number of risks with respect to their continuing business operations upon emergence from Chapter 11, including but not limited to the following: the Debtors ability to generate sufficient cash flow to fund their cash requirements; the impact of restrictions in the Debtors’ debt instruments on their ability to operate their business, finance their capital needs or to pursue or expand their business strategies; the impact of expenses resulting from the implementation of new business strategies, divestitures or current and proposed restructuring activities; the impact of the Company’s shutdown of the growing media portion of their Home and Garden Business; the impact of fluctuations in commodity prices, costs or availability of raw materials or terms and conditions available from suppliers, including supplier’s willingness to advance credit; interest rate and exchange rate fluctuations for foreign currencies; the potential loss of, or significant reduction in, sales to a significant retail customer; the effects of general economic conditions, including inflation, recession or fears of a recession, depression or fears of a depression, labor costs and stock market volatility or changes in trade, monetary or fiscal policies in the countries where they do business; changes in customer spending preferences and demand for the Debtors’ products; the Debtors’ ability to develop and successfully introduce new products, protect their intellectual property and avoid infringing the intellectual property of third parties; the Debtors’ ability to successfully implement, achieve and sustain manufacturing and distribution cost efficiencies and improvements, and fully realize anticipated cost savings; the cost and effect of unanticipated legal, tax, or regulatory proceedings or new laws or regulations (including environmental, public health and consumer protection regulations); public perception regarding the safety of the Debtors’ products, including the potential for environmental liabilities, product liability claims, litigation and other claims; the seasonal nature of sales of certain of the Debtors’ products; the effects of climate change and unusual weather activity, including adverse weather conditions during the peak selling season for the Debtors’ lawn and garden and household insecticide and repellent products; the Debtors’ ability to retain key personnel and to recruit additional qualified personnel; and changes in accounting standards, taxation requirements and bankruptcy laws.

B.	Acceptance of the Plan

As a condition to Confirmation, the Bankruptcy Code requires that each Class of Impaired Claims vote to accept the Plan, except under certain circumstances.

Section 1126(c) of the Bankruptcy Code defines acceptance of a plan by a class of impaired claims as acceptance by holders of at least two-thirds ( 2/3) in dollar amount and more than one-half ( 1/2) in number of claims in that class, but for that purpose counts only those who actually vote to accept or to reject the Plan. Thus, holders of Noteholder Claims in Class 7 or, provisionally, holders of Term Facility Claims in Class 2, will have voted to accept the Plan only if two-thirds ( 2/3) in amount and a majority in number of the Claims actually voting cast their ballots in favor of acceptance. Holders of Noteholder Claims or Term Facility Claims who fail to vote are not counted as either accepting or rejecting a plan.

C.	Best Interests Test

As noted above, even if a plan is accepted by each class of claims and interests, the Bankruptcy Code requires a bankruptcy court to determine that the plan is in the best interests of all holders of claims or interests that are impaired by the plan and that have not accepted the plan. The “best interests” test, as set forth in Section 1129(a)(7) of the Bankruptcy Code, requires a bankruptcy court to find either that all members of an impaired class of claims or interests have accepted the plan or that the plan will provide a member who has not accepted the plan with a recovery of property of a value, as of the effective date of the plan, that is not less than the amount that such holder would recover if the debtor were liquidated under Chapter 7 of the Bankruptcy Code.

To calculate the probable distribution to holders of each impaired class of claims and interests if the debtor were liquidated under Chapter 7, a bankruptcy court must first determine the aggregate dollar amount that would be generated from the debtor’s assets if its Chapter 11 Case were converted to a Chapter 7 case under the Bankruptcy Code. This “liquidation value” would consist primarily of the proceeds from a forced sale of the debtor’s assets by a Chapter 7 trustee.

The amount of liquidation value available to unsecured creditors would be reduced by, first, the claims of secured creditors to the extent of the value of their collateral and, second, by the costs and expenses of liquidation, as well as by other administrative expenses and costs of both the Chapter 7 case and the Chapter 11 Case. Costs of liquidation under Chapter 7 of the Bankruptcy Code would include the compensation of a trustee, as well as of counsel and other professionals retained by the trustee, asset disposition expenses, all unpaid expenses incurred by the debtors in its Chapter 11 Case (such as compensation of attorneys, financial advisors, and accountants) that are allowed in the Chapter 7 cases, litigation costs, and claims arising from the operations of the debtor during the pendency of the Chapter 11 Case. The liquidation itself would trigger certain priority payments that otherwise would be due in the ordinary course of business. Those priority claims would be paid in full from the liquidation proceeds before the balance would be made available to pay general unsecured claims or to make any distribution in respect of equity security interests. The liquidation would also prompt the rejection of a large number of executory contracts and unexpired leases and thereby significantly enlarge the total pool of unsecured claims by reason of resulting rejection damages claims.

Once the bankruptcy court ascertains the recoveries in liquidation of secured creditors and priority claimants, it must determine the probable distribution to general unsecured creditors and equity security holders from the remaining available proceeds in liquidation. If such probable distribution has a value greater than the distributions to be received by such creditors and equity security holders under the plan, then the plan is not in the best interests of creditors and equity security holders.

D.	Liquidation Analysis

For purposes of the Best Interests Test, in order to determine the amount of liquidation value available to Creditors, the Debtors, with the assistance of their financial advisors, Perella Weinberg, prepared a liquidation analysis (the “Liquidation Analysis”), which concludes that in a Chapter 7 liquidation, holders of pre-petition unsecured Claims, including the Noteholders, would receive less of a recovery than the recovery they would receive under the Plan. This conclusion is premised upon the assumptions set forth in the Liquidation Analysis, which the Debtors and Perella Weinberg believe are reasonable. The Liquidation Analysis is attached hereto as Appendix C.

Notwithstanding the foregoing, the Debtors believe that any liquidation analysis with respect to the Debtors is inherently speculative. The Liquidation Analysis for the Debtors necessarily contains estimates of the net proceeds that would be received from a forced sale of assets and/or business units, as well as the amount of Claims that would ultimately become Allowed Claims. Claims estimates are based solely upon the Debtors’ review of the Debtors’ books and records. The Debtors have not sought to establish a general bar date for filing proofs of claim. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. In preparing the Liquidation Analysis, the Debtors have projected an amount of Allowed Claims that represents their best estimate of the Chapter 7 liquidation dividend to holders of Allowed Claims. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied on for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims under the Plan.

E.	Valuation of the Reorganized Debtors

Perella Weinberg, the Debtors’ financial advisor, has determined the estimated range of reorganization value of the Reorganized Debtors, excluding cash on hand, to be approximately $2.2 billion to $2.4 billion (with a mid-point estimate of approximately $2.3 billion) as of an assumed Effective Date of July 15, 2009.

The foregoing estimate of the reorganization value of the Reorganized Debtors is based on a number of assumptions, including a successful reorganization of the Debtors’ business and finances in a timely manner, the implementation of the Reorganized Debtors’ Business Plan, the achievement of the forecasts reflected in the Business Plan, access to adequate exit financing, continuity of a qualified management team, market conditions through the period covered by the projections, and the Plan becoming effective in accordance with the estimates and other assumptions discussed herein. The valuation is supported by the analysis (the “Valuation Analysis”) attached hereto as Appendix D and will be further supported by the Debtors’ presentation at the Confirmation Hearing.

The valuation assumptions are not a prediction or reflection of post-Confirmation trading prices of the New Common Stock. Such securities may trade at substantially lower or higher prices because of a number of factors, including, but not limited to, those discussed in Article VII above. The trading prices of securities issued under a plan of reorganization are subject to many unforeseeable circumstances and therefore cannot be predicted.

F.	Application of the “Best Interests” of Creditors Test to the Liquidation Analysis and the Valuation

It is impossible to determine with any specificity the value each holder of a Noteholder Claim will receive as a percentage of its Allowed Claim. The difficulty in estimating the value of recoveries for such holders is due to, among other things, the lack of any public market for the New Common Stock.

Notwithstanding the difficulty in quantifying recoveries with precision, the Debtors believe that the financial disclosures and projections contained in this Disclosure Statement imply a greater or equal recovery to holders of Noteholder Claims than the recovery available in a Chapter 7 liquidation. Accordingly, the Debtors believe that the “best interests” test of Section 1129 of the Bankruptcy Code is satisfied.

G.	Confirmation Without Acceptance of All Impaired Classes: The “Cramdown” Alternative

In view of the deemed rejection by holders of Claims in Class 8 and Interests in Class 9, the Debtors will seek confirmation of the Plan pursuant to the “cramdown” provisions of the Bankruptcy Code. Specifically, Section 1129(b) of the Bankruptcy Code provides that a plan can be confirmed even if the plan is not accepted by all impaired classes, as long as at least one impaired class of claims has accepted it. The Bankruptcy Court may confirm a plan at the request of the debtors if the plan “does not discriminate unfairly” and is “fair and equitable” as to each impaired class that has not accepted the plan. A plan does not discriminate unfairly within the meaning of the Bankruptcy Code if a dissenting class is treated equally with respect to other classes of equal rank.

The Debtors believe the Plan does not discriminate unfairly with respect to the Claims in Class 8 and Interests in Class 9. Class 8 includes Claims that are subordinated to other Claims under Section 510(b) or (c) of the Bankruptcy Code or Section 726(a)(2)(C), (a)(3), (a)(4), or (a)(5) of the Bankruptcy Code as incorporated into Section 1129(a)(7) of the Bankruptcy Code. Class 9 includes Interests that are not entitled to payment under the absolute priority rule until all other Creditors have been paid in full. Because all holders of Claims in Class 8 and Interests in Class 9 are similarly treated, there is no unfair discrimination with respect to such holders or Claims and Interests.

A plan is fair and equitable as to a class of unsecured claims that rejects a plan if the plan provides (i) for each holder of a claim included in the rejecting class to receive or retain on account of that claim property that has a value, as of the effective date of the plan, equal to the allowed amount of such claim or (ii) that the holder of any claim or interest that is junior to the claims of such class will not receive or retain on account of such junior claim or interest any property at all.

A plan is fair and equitable as to a class of equity interests that rejects a plan if the plan provides (i) that each holder of an interest included in the rejecting class receive or retain on account of that interest property that has a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest or (ii) that the holder of any interest that is junior to the interests of such class will not receive or retain under the plan on account of such junior interest any property at all.

The Debtors believe that they will meet the “fair and equitable” requirements of Section 1129(b) of the Bankruptcy Code with respect to holders of Claims in Class 8 and Interests in Class 9 in that no holders of junior claims or interests will receive distributions under the Plan.

The Bankruptcy Court has ordered that holders of Term Facility Claims in Class 2 be allowed to vote provisional ballots. Because the Term Lenders currently oppose the reinstatement of their Claims as proposed by the Plan, such holders are expected to vote against the Plan. If the Court determines that the holders of Term Facility Claims are Impaired, rather than Unimpaired as asserted by the Debtors, the Debtors will be required to establish at the Confirmation Hearing that the treatment of Term Facility Claims satisfies the requirements of Section 1129(b)(2)(A) of the Bankruptcy Code. The Debtors (with the consent of each of the Negotiating Noteholders) may elect to alter, amend, or modify the treatment of Term Facility Claims at or prior to the Confirmation Hearing as may be necessary, if at all, to satisfy the requirements of Section 1129(b)(2)(A) of the Bankruptcy Code.

XI. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

The Debtors believe that the Plan affords holders of Noteholder Claims in Class 7 the potential for the greatest realization on the Debtors’ assets and, therefore, is in the best interests of such holders. If, however, the requisite acceptances are not received or the Plan is not confirmed and consummated, the theoretical alternatives include (a) formulation of an alternative plan or plans of reorganization or (b) liquidation of the Debtors under Chapter 7 or Chapter 11 of the Bankruptcy Code.

A.	Alternative Plan(s) of Reorganization

If the requisite acceptances are not received or if the Plan is not confirmed, the Debtors or any other party in interest could attempt to formulate and propose a different plan or plans of reorganization. Such a plan or plans might involve either a reorganization and continuation of the Debtors’ businesses or an orderly liquidation of assets.

The Debtors believe that the Plan enables all Creditors to realize the greatest possible value under the circumstances and has the greatest chance to be confirmed and consummated.

B.	Liquidation under Chapter 7 or Chapter 11

If no plan is confirmed, the Debtors’ cases may be converted to cases under Chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be elected or appointed to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. It is impossible to predict precisely how the proceeds of the liquidation would be distributed to the respective holders of Claims against or Interests in the Debtors.

The Debtors believe that in a liquidation under Chapter 7, additional administrative expenses involved in the appointment of a trustee or trustees and attorneys, accountants, and other professionals to assist such trustees would cause a substantial diminution in the value of the Debtors’ Estates. The assets available for distribution to Creditors would be reduced by such additional expenses and by Claims, some of which would be entitled to priority, arising by reason of the liquidation and from the rejection of leases and other executory contracts in connection with the cessation of operations and the failure to realize the greater going concern value of the Debtors’ assets. More importantly, conversion to Chapter 7 liquidation would likely result in the immediate cessation of the Debtors’ businesses, as most Chapter 7 trustees are disinclined to continue operations.

The Debtors could also be liquidated pursuant to the provisions of a Chapter 11 plan of reorganization. In a liquidation under Chapter 11, the Debtors’ assets theoretically could be sold in an orderly fashion over a more extended period of time than in a liquidation under Chapter 7, thus resulting in a potentially greater recovery. Conversely, to the extent the Debtors’ businesses incur operating losses, the Debtors’ efforts to liquidate their assets over a longer period of time theoretically could result in a lower net distribution to Creditors than they would receive through Chapter 7 liquidation. Nevertheless, because there would be no need to appoint a Chapter 7 trustee and to hire new professionals, Chapter 11 liquidation might be less costly than Chapter 7 liquidation and thus provide larger net distributions to Creditors than in Chapter 7 liquidation. Any recovery in a Chapter 11 liquidation, while potentially greater than in a Chapter 7 liquidation, would also be highly uncertain.

Although preferable to a Chapter 7 liquidation, the Debtors believe that any alternative liquidation under Chapter 11 is a much less attractive alternative to Creditors than the Plan because of the greater return anticipated by the Plan.

XII. THE SOLICITATION; VOTING PROCEDURES

A.	Parties in Interest Entitled to Vote

In general, a holder of a claim or interest may vote to accept or to reject a plan if (a) the claim or interest is “allowed,” which means generally that no party in interest has objected to such claim or interest, and (b) the claim or interest is “impaired” by the plan.

Under Section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless (i) the plan leaves unaltered the legal, equitable, and contractual rights to which such claim or interest entitles the holder thereof or (ii) notwithstanding any legal right to an accelerated payment of such claim or interest, the plan cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claim or interest as it existed before the default.

If, however, the holder of an impaired claim or interest will not receive or retain any distribution under the plan on account of such claim or interest, the Bankruptcy Code deems such holder to have rejected the plan and, accordingly, holders of such claims and interests do not actually vote on the plan. If a claim or interest is not impaired by the plan, the Bankruptcy Code deems the holder of such claim or interest to have accepted the plan and, accordingly, holders of such claims and interests are not entitled to vote on the plan.

B.	Classes Entitled to Vote to Accept or Reject the Plan

Holders of Noteholder Claims in Class 7 are entitled to vote to accept or reject the Plan. By operation of law, each unimpaired Class of Claims or Interests is deemed to have accepted the Plan and each impaired Class of Claims or Interests that will receive nothing under the Plan is deemed to have rejected the Plan and, therefore, the holders of Claims or Interests in such Classes are not entitled to vote to accept or reject the Plan. Consequently, Classes 1, 3, 4, 5, and 6 are deemed to have accepted the Plan and Classes 8 and 9 are deemed to have rejected the Plan; and, therefore, none of the holders of Claims or Interests in such Classes are entitled to vote to accept or reject the Plan. As to Term Facility Claims in Class 2, it is the Debtors’ position that such Claims are unimpaired. The Term Lenders disagree. Therefore, the Bankruptcy Court has determined that such holders may vote provisional ballots, which will be counted only if the Bankruptcy Court rules at the Confirmation Hearing that such holders are in fact impaired by the treatment proposed under the Plan.

C.	Solicitation Order

On April 17, 2009, the Bankruptcy Court entered an order that, among other things, determines the dates, procedures, and forms applicable to the process of soliciting votes on the Plan and establishes certain procedures with respect to the tabulation of such votes (the “Solicitation Order”). A copy of the Solicitation Order is attached hereto as Appendix F.

D.	Waivers of Defects, Irregularities, Etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawal of ballots will be determined by the Class 7 Voting Agent or the Class 2 Voting Agent, as applicable, and the Debtors in their sole discretion, which determination will be final and binding. As indicated below under “Withdrawal of Ballots; Revocation,” effective withdrawals of ballots must be delivered to the Class 7 Voting Agent or the Class 2 Voting Agent, as applicable, prior to the Voting Deadline. The Debtors reserve the absolute right to contest the validity of any such withdrawal. The Debtors also reserve the right to reject any and all ballots not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, be unlawful. The Debtors further reserve the right to waive any defects or irregularities or conditions of delivery as to any particular ballot. The interpretation (including the ballot and the respective instructions thereto) by the Debtors, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determine. Neither the Debtors nor any other Person will be under any duty to provide notification of defects or irregularities with respect to deliveries of ballots nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

E.	Withdrawal of Ballots; Revocation

Any party who has delivered a valid ballot for the acceptance or rejection of the Plan may withdraw such acceptance or rejection by delivering a written notice of withdrawal to the Class 7 Voting Agent or the Class 2 Voting Agent, as applicable, at any time prior to the Voting Deadline. To be valid, a notice of withdrawal must (i) contain the description of the Claim(s) to which it relates and the aggregate principal amount represented by such Claim(s), (ii) be signed by the withdrawing party in the same manner as the ballot being withdrawn, (iii) contain a certification that the withdrawing party owns the Claim(s) and possesses the right to withdraw the vote sought to be withdrawn, and (iv) be received, if a Class 7 ballot, by the Class 7 Voting Agent in a timely manner at Financial Balloting Group, LLC, Attention: Spectrum Jungle Labs Corporation, 757 Third Avenue, 3rd Floor, New York, New York, 10017, or if a Class 2 ballot, by the Class 2 Voting Agent in a timely manner at Logan & Company, Inc., Attention: Spectrum Jungle Labs Corporation, Logan And Company, Inc., 546 Valley Road, Upper Montclair, New Jersey 07043. The Debtors intend to consult with the Class 7 Voting Agent or the Class 2 Voting Agent, as applicable, to determine whether any withdrawals of ballots were received and whether the requisite acceptances of the Plan have been received. As stated above, the Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of ballots.

Unless otherwise directed by the Bankruptcy Court, a purported notice of withdrawal of ballots which is not received in a timely manner by the Class 7 Voting Agent or the Class 2 Voting Agent, as applicable, will not be effective to withdraw a previously cast ballot.

Any Class 7 voter who has previously submitted to the Class 7 Voting Agent prior to the Voting Deadline a properly completed ballot, or any Class 2 voter who has previously submitted to the Class 2 Voting Agent prior to the Voting Deadline a properly completed ballot, may revoke such ballot and change his or its vote by submitting to the Class 7 Voting Agent or the Class 2 Voting Agent, as applicable, prior to the Voting Deadline a subsequent properly completed ballot for acceptance or rejection of the Plan. In the case where more than one timely, properly completed ballot is received, only the ballot which bears the latest date will be counted for purposes of determining whether the requisite acceptances have been received.

F.	Special Instructions for Holders of Noteholder Claims

If you are the holder of any Noteholder Claim, or if you are acting on behalf of the holder of any of such Claims, please carefully review the special instructions that accompany your ballot. If you have any questions, please contact the Class 7 Voting Agent.

The Voting Record Date for determining which holders of Spectrum Notes are entitled to vote on the Plan is April 9, 2009. The Indenture Trustee for the Spectrum Notes will not vote on behalf of the holders of such notes. Holders must submit their own ballots.

1.	Beneficial Owners

A beneficial owner holding Spectrum Notes as record holder in its own name may vote using either a master ballot or a beneficial owner ballot. The ballot must be completed, signed, and returned to the Class 7 Voting Agent on or before the Voting Deadline using the self-addressed, postage-paid envelope provided.

A beneficial owner holding Spectrum Notes in “street name” through a nominee may vote on the Plan by one of the following two methods (as selected by such beneficial owner’s nominee). See Section XII.F.2.

(a)	Complete and sign the beneficial owner ballot provided by the nominee. Return the ballot to the nominee as promptly as possible and in sufficient time to allow such nominee to process the ballot and return it to the Class 7 Voting Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was provided by the nominee, contact the nominee for instructions; or

(b)	If the nominee provides a pre-validated beneficial owner ballot (as described below), complete the pre-validated ballot, and return it to the Class 7 Voting Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any beneficial owner ballot returned to a nominee by a beneficial owner will not be counted for purposes of acceptance or rejection of the Plan unless such nominee properly completes and delivers to the Class 7 Voting Agent either the beneficial owner ballot or a master ballot that reflects the vote of such beneficial owner.

If any beneficial owner owns Spectrum Notes through more than one nominee, such beneficial owner may receive multiple mailings containing beneficial owner ballots. The beneficial owner should execute a separate ballot for each block of Spectrum Notes that it holds through any particular nominee and return each ballot to the respective nominee in the envelope provided therewith. Beneficial owners who execute multiple ballots with respect to Spectrum Notes held through more than one nominee must indicate on each ballot the names of ALL such other nominees and the additional amounts of such Spectrum Notes so held and voted. If a beneficial owner holds a portion of the Spectrum Notes through a nominee and another portion as a record holder, the beneficial owner should follow the procedures described in subparagraph (1) (a) above to vote the portion held of record and the procedures described in subparagraph (1) (b) above to vote the portion held through a nominee.

2.	Nominees

A nominee that on the Voting Record Date is the registered holder of Spectrum Notes for a beneficial owner can obtain the votes of the beneficial owners of such Spectrum Notes, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

(a)	The nominee may “pre-validate” a beneficial owner ballot by (i) signing the ballot; (ii) indicating on the ballot the name of the registered holder, the amount of Spectrum Notes held by the nominee for the beneficial owner, and the account numbers for the accounts in which such Spectrum Notes are held by the nominee; and (iii) forwarding such ballot, together with the Disclosure Statement, return envelope and other materials requested to be forwarded, to the beneficial owner for voting. The beneficial owner must then complete the information requested in the ballot and return the ballot directly to the Class 7 Voting Agent in the pre-addressed, postage-paid envelope so that it is RECEIVED by the Class 7 Voting Agent before the Voting Deadline. A list of the beneficial owners to whom “pre-validated” beneficial owner ballots were delivered should be maintained by nominees for inspection for at least one year from the Voting Deadline; or

(b)

If the nominee elects not to pre-validate the beneficial owner ballot, the nominee may obtain the votes of beneficial owners by forwarding to the beneficial owners the unsigned beneficial owner ballot, together with the Disclosure Statement, a return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded. Each such beneficial owner must then indicate his/her or its vote on the ballot, complete the information requested in the ballot, review the certifications contained in the ballot, execute the ballot, and return the ballot to the nominee. After collecting the beneficial owner ballot, the nominee should, in turn, complete a master ballot compiling the votes and other information from the beneficial owner ballot, execute the master ballot, and deliver the master ballot to the Class 7 Voting Agent so that it is RECEIVED by the Class 7 Voting Agent before the Voting Deadline. All beneficial owner ballots returned by beneficial owners should either be forwarded to the Class 7 Voting Agent (along with the master ballot) or retained by nominees for inspection for at least one year from the Voting Deadline. EACH NOMINEE SHOULD ADVISE ITS BENEFICIAL OWNERS TO RETURN THEIR

BENEFICIAL OWNER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW IT TO PREPARE AND RETURN THE MASTER BALLOT TO THE CLASS 7 VOTING AGENT SO THAT IT IS RECEIVED BY THE CLASS 7 VOTING AGENT BEFORE THE VOTING DEADLINE.

3.	Delivery of Spectrum Notes

The Debtors are not at this time requesting the delivery of, and neither the Debtors nor the Class 7 Voting Agent will accept, certificates representing any Spectrum Notes.

UNLESS THE MASTER BALLOT OR PRE-VALIDATED BENEFICIAL OWNER BALLOT BEING FURNISHED IS TIMELY SUBMITTED TO THE CLASS 7 VOTING AGENT ON OR PRIOR TO THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THAT THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST OF THE BANKRUPTCY COURT THAT ANY SUCH BENEFICIAL OWNER BALLOT OR MASTER BALLOT BE COUNTED. IN NO CASE SHOULD A BENEFICIAL OWNER BALLOT OR MASTER BALLOT BE DELIVERED TO ANY ENTITY OTHER THAN THE NOMINEE OR THE CLASS 7 VOTING AGENT, AND IN NO CASE SHOULD ANY SPECTRUM NOTES BE DELIVERED TO THE DEBTORS, ANY OF THEIR ADVISORS, OR THE CLASS 7 VOTING AGENT.

G.	Further Information; Additional Copies

If you have any questions or require further information about the voting procedures for voting your Noteholder Claim or Term Facility Claim or about the packet of material you received, or if you wish to obtain an additional copy of the Plan, this Disclosure Statement, or any exhibits or appendices to such documents (at your own expense, unless otherwise specifically required by Bankruptcy Rule 3017(d) or the Solicitation Order), please contact:

If you hold a Noteholder Claim:

Financial Balloting Group LLC

757 Third Avenue, 3rd Floor

New York, New York 10017

Telephone: (646) 282-1800

Attention: Spectrum Jungle Labs Corporation

If you hold a Term Facility Claim or any other type of Claim or an Interest:

Logan and Company, Inc.

546 Valley Road

Upper Montclair

New Jersey 07043

Telephone: (973) 509-3190

Email: Spectrum@loganandco.com

RECOMMENDATION AND CONCLUSION

For all of the reasons set forth in this Disclosure Statement, the Debtors believe that confirmation and consummation of the Plan is preferable to all other alternatives and is in the best interest of the Debtors, their creditors, and all of their stakeholders. Consequently, the Debtors urge all holders of Noteholder Claims in Class 7 and holders of Term Lender Claims to vote to ACCEPT the Plan, and to complete and return their ballots so that they will be RECEIVED on or before 4:00 p.m. Central Time on the Voting Deadline.

Dated: April 28, 2009

Spectrum Jungle Labs Corporation

Spectrum Brands, Inc.

ROVCAL, Inc.

ROV Holding, Inc.

Tetra Holding (US), Inc.

United Industries Corporation

Schultz Company

Spectrum Neptune US Holdco Corporation

United Pet Group, Inc.

DB Online, LLC

Aquaria, Inc.

Perfecto Manufacturing, Inc.

Aquarium Systems, Inc.

Southern California Foam, Inc.

By:
Kent J. Hussey
Chief Executive Officer
Spectrum Brands, Inc.

William B. Kingman (Texas Bar No. 11476200)

LAW OFFICES OF WILLIAM B. KINGMAN, P.C.

4040 Broadway, Suite 450

San Antonio, Texas 78209

Telephone: 210-829-1199

Email: bkingman@kingmanlaw.com

Harry A. Perrin (Texas Bar No. 15796800)

D. Bobbitt Noel, Jr. (Texas Bar No. 15056500)

VINSON & ELKINS LLP

First City Tower, 1001 Fannin Street, Suite 2500

Houston, Texas 77002

Telephone: 713-758-2222; Fax: 713-615-5016

Email: hperrin@velaw.com, bnoel@velaw.com

D. J. Baker (Texas Bar No. 01566500)

Adam S. Ravin

Raquelle L. Kaye

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

Four Times Square

New York, New York 10036-6522

Telephone: 212-735-3000; Fax: 212-735-2000

Email: dj.baker@skadden.com, adam.ravin@skadden.com,

raquelle.kaye@skadden.com

Counsel for Debtors and Debtors in Possession